   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7373                            76-0553110
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                       10375 RICHMOND AVENUE, SUITE 1620
                              HOUSTON, TEXAS 77042
                                 (713) 361-2500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MARSHALL G. WEBB
                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                       10375 RICHMOND AVENUE, SUITE 1620
                              HOUSTON, TEXAS 77042
                                 (713) 361-2500
                              FAX: (713) 361-2501
           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)
                             ---------------------

                                   Copies to:

               ROBERT J. VIGUET, JR.                                   TED W. PARIS
  CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & MARTIN                  BAKER & BOTTS, L.L.P.
           1200 SMITH STREET, SUITE 1400                           3000 ONE SHELL PLAZA
             HOUSTON, TEXAS 77002-4310                           HOUSTON, TEXAS 77002-4995
                  (713) 658-1818                                      (713) 229-1234
                FAX: (713) 658-2553                                 FAX: (713) 229-1522

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
         TITLE OF EACH CLASS                  AMOUNT           PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
         OF SECURITIES TO BE                   TO BE          AGGREGATE OFFERING     AGGREGATE OFFERING      REGISTRATION
              REGISTERED                   REGISTERED(1)      PRICE PER SHARE(1)        PRICE(2)(3)               FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.........          --                    --                $60,375,000             $17,811
=============================================================================================================================

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(3) Estimated solely for the purpose of calculating the registration fee.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

PROSPECTUS

                                3,750,000 Shares

                             BrightStar Information
                             Technology Group, Inc.

                                  Common Stock

                          ---------------------------

     All of the shares of Common Stock offered hereby (the "Offering") are being sold by BrightStar Information Technology Group, Inc. ("BrightStar"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between
$     and $     per share. See "Underwriting" for a list of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "BTSR."

                          ---------------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                              PRICE TO         UNDERWRITING DISCOUNTS        PROCEEDS TO
                                               PUBLIC            AND COMMISSIONS(1)          COMPANY(2)
--------------------------------------------------------------------------------------------------------------
Per Share............................             $                       $                       $
--------------------------------------------------------------------------------------------------------------
Total(3).............................             $                       $                       $
==============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $3,100,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 562,500 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about                , 1998.

                          ---------------------------

LEHMAN BROTHERS
                      CIBC OPPENHEIMER
                                           RAUSCHER PIERCE REFSNES, INC.

               , 1998

                                   [GRAPHICS]

                           [DESCRIBE MAP OR PICTURE]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  This Prospectus may contain trademarks and service marks of other companies.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this Prospectus, including "Risk Factors" and the financial statements and the notes thereto. Concurrently with and as a condition to the closing of the Offering, BrightStar will (i) acquire, in separate transactions (collectively, the "Acquisitions"), seven independent information technology ("IT") services companies (each a "Founding Company") for a combination of cash and shares of Common Stock, par value $0.001 per share, of BrightStar ("Common Stock") and
(ii) issue Common Stock in exchange for all outstanding shares of common stock of BIT Group Services, Inc. ("BITG"), including the issuance of 826,550 shares to BIT Investors, LLC ("BITI") and 346,800 shares to senior management of BrightStar (the "Share Exchange"). BITG is currently the sole stockholder of BrightStar. Unless otherwise indicated by the context, references herein to (i) "BrightStar" mean BrightStar Information Technology Group, Inc. and BITG and
(ii) the "Company" mean BrightStar, together with all the Founding Companies. The number of shares of Common Stock to be issued in the Acquisitions will depend on the initial public offering price of the Common Stock. However, as provided in the agreement relating to the Share Exchange (the "Share Exchange Agreement"), the aggregate number of shares of Common Stock to be issued in connection with the Acquisitions (excluding any shares that may become issuable pursuant to post-closing adjustments to the purchase price for two of the Acquisitions) and the Share Exchange will be 3,588,735 shares. See "The Company" and "Certain Transactions -- Acquisitions of the Founding Companies." Unless otherwise indicated, the information set forth in this Prospectus (i) gives effect to the Acquisitions and the Share Exchange, (ii) assumes an initial
public offering price of $       per share and (iii) does not give effect to the
Underwriters' over-allotment option.

                                  THE COMPANY

SUMMARY

     BrightStar was organized to provide a wide range of IT services to Fortune 1000 companies and other large organizations. The Company provides strategic IT consulting and enterprise resource planning ("ERP") software implementation services, application development and maintenance services, systems integration services, IT outsourcing and IT training services and related software products. The Company's goal is to become a leader in the IT services industry through consolidation of complementary businesses, expansion of its service and product offerings and cross-selling to its combined customer base.

     The Company employs more than 500 IT professionals in 10 United States cities and six international locations and provides mission critical software application and database design, development, implementation and maintenance services across a wide array of computing environments including client/server, midrange and mainframe business systems as well as real-time process control systems. The Company provides its services and products to clients across a broad spectrum of industries, including communications, consumer products, energy, financial services, healthcare, industrial, insurance, media, professional services, retail, and technology. Many of these clients have maintained relationships with the Founding Companies over multiple years, involving a large number of projects.

     The worldwide IT market has expanded significantly in recent years, driven by the trend towards open systems, greater affordability and improvements in operating performance. The IT services market has expanded along with the IT industry in general and, as businesses have sought to improve their competitiveness, quality, productivity and profitability, the demand for business process reengineering, technology consulting and outsourcing services has increased. A report by Forrester Research, an independent research organization which provides information concerning the IT services industry, estimates that the market for IT consulting, design, implementation, management and IT outsourcing was $124.0 billion in 1996 and will increase to $303.1 billion by 2002, representing an approximate compounded annual growth rate of 16%.

     Among the leading factors driving growth in the IT services market is the transition to distributed computing technologies such as client/server architectures, local area networks ("LANs"), wide area networks ("WANs"), the Internet and intranets. Such distributed systems enable the creation and utilization of more functional and flexible applications that are critical to the competitive needs of businesses. The Company believes that businesses are increasingly purchasing ERP software applications, including those offered by leading software vendors such as SAP, Oracle, PeopleSoft or Baan, and implementing these applications to match their requirements.

     The challenge of managing this transition while maintaining legacy systems is placing a severe strain on many corporate IT departments. Many organizations do not have the resources to keep pace with these newer technologies and are reluctant to expand their IT departments and retrain and re-deploy their in-house personnel to develop and implement these technologies. Consequently, organizations are increasingly outsourcing the design and development of custom solutions in order to improve efficiency, minimize the financial risks associated with implementing new technologies and reduce their existing IT infrastructures. Moreover, organizations that purchase ERP software applications typically engage IT services and consulting companies to reengineer their business processes and implement these software packages according to their custom requirements. Organizations are also using outsourcing as a cost-effective solution to large one-time IT projects such as those relating to the year 2000 ("Year 2000") problem, which Gartner Group, Inc. has estimated will cost in excess of $300 billion to resolve worldwide. The Company believes it has a significant opportunity to provide a broad range of services to large organizations that are seeking to reduce the number of IT services firms with which they do business.

     The Company's goal is to be a leading provider of IT solutions. The Company's approach emphasizes: (i) a wide range of IT solutions; (ii) a strong presence in multiple local and regional markets throughout the U.S. to enhance its responsiveness and client service; (iii) IT solutions that address complex, mission critical issues, including developing custom solutions and implementing purchased software applications designed to increase productivity, reduce costs and improve customer service; and (iv) a decentralized management structure to provide flexibility and responsiveness to client needs and an entrepreneurial, motivating environment for its professionals.

     The Company's growth strategy focuses on: (i) maximizing intrinsic growth opportunities by centralizing certain administrative functions, thereby allowing management of the Founding Companies to focus on operations; (ii) capitalizing on cross-selling opportunities by implementing programs that enable each Founding Company to offer its particular IT expertise to the broad client base of all of the other Founding Companies; (iii) attracting, training, motivating and retaining highly skilled employees through effective recruiting efforts, training in both legacy systems and emerging technologies, personalized career and education management and competitive compensation and benefits; (iv) commercializing products derived from software applications developed in the course of providing IT services; (v) cultivating and expanding alliances with leading developers and IT vendors in order to enhance its industry recognition and increase its sales opportunities; and (vi) aggressively continuing its acquisition program to broaden the Company's service and product offerings, enhance its position in or enter into new niche markets, expand its presence in existing geographic markets or enter into new geographic markets.

     BrightStar has entered into definitive agreements to acquire the Founding Companies concurrently with and as a condition to the closing of the Offering. The aggregate consideration BrightStar will pay to acquire the Founding Companies consists of (i) approximately $32.4 million in cash, (ii) 2,415,385 shares of Common Stock, and (iii) the assumption of approximately $5.1 million of indebtedness of the Founding Companies. Two of the Acquisitions are subject to post-closing adjustments payable in shares of Common Stock, based on the 1998 financial performance of the subject Founding Companies (the "Post-Closing Adjustments"). The Company currently estimates that no shares of Common Stock will be issuable in connection with the Post-Closing Adjustments. Accordingly, the disclosures in this Prospectus assume that no shares of Common Stock will be issued in connection with the Post-Closing Adjustments. See "Certain Transactions -- Acquisitions of the Founding Companies."

                                  THE OFFERING

Common Stock offered.............    3,750,000 shares

Common Stock to be outstanding
after the Offering(1)............    7,338,735 shares

Use of proceeds..................    To pay the cash portion of the purchase
                                     price for each of the Acquisitions
                                     (estimated at $32.4 million), to repay
                                     certain indebtedness of BrightStar, to pay certain transaction costs related to the Offering and the Acquisitions and for general corporate purposes, which may include future acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol...........................    BTSR
---------------

(1) The number of shares to be outstanding when the Offering closes will consist of (i) an aggregate of 346,800 shares issued to BrightStar management in connection with the Share Exchange, (ii) an aggregate of 826,550 shares issued to BITI in connection with the Share Exchange, (iii) an aggregate of 2,415,385 shares issued as consideration in the Acquisitions and (iv) the 3,750,000 shares offered hereby. Such number of shares does not include (a) approximately 550,000 shares that will be subject to options granted under BrightStar's 1997 Stock Option Plan (the "1997 Stock Option Plan") on the date the Offering closes, with an exercise price equal to the initial public offering price per share, (b) an aggregate of 50,000 shares issuable pursuant to a warrant (the "MG Warrant") issued by BrightStar to McFarland, Grossman & Company, Inc. ("MGCO"), a financial advisory firm that assisted the Company in connection with the Acquisitions, and (c) an aggregate of 14,285 shares issuable pursuant to an option (the "BGCA Option") issued by BrightStar to Brewer-Gruenert Capital Advisors, LLC ("BGCA"), a consulting firm engaged by the Company to assist in certain corporate development matters. See "Management -- 1997 Stock Option Plan" and "Certain Transactions."

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                                         YEAR ENDED            SEPTEMBER 30,
                                                        DECEMBER 31,      ------------------------
                                                            1996            1996           1997
                                                        ------------      ---------      ---------
Statement of Operations Information(1):
  Revenue.............................................   $  31,377        $  22,386      $  37,744
  Cost of revenue.....................................      23,120           16,186         27,619
  Selling, general and administrative expenses........       8,053            6,098          8,679
  Stock compensation expense..........................          --               --            305
  Depreciation and amortization(2)....................       1,479            1,104          1,296
                                                         ---------        ---------      ---------
  Loss from operations................................      (1,275)          (1,002)          (155)
  Interest expense....................................          --               --             --
  Other income (expense), net.........................         181               49           (104)
                                                         ---------        ---------      ---------
  Loss before income taxes............................      (1,094)            (953)          (259)
  Income tax provision (benefit)(3)...................          14              (52)           240
                                                         ---------        ---------      ---------
  Net loss............................................   $  (1,108)       $    (901)     $    (499)
                                                         =========        =========      =========
  Net loss per common share...........................   $   (0.15)       $   (0.12)     $   (0.07)
                                                         =========        =========      =========
  Shares used in computing net loss per common
     share............................................   7,338,735        7,338,735      7,338,735

                                                                   SEPTEMBER 30, 1997
                                                              -----------------------------
                                                                 PRO
                                                              FORMA(1)       AS ADJUSTED(4)
                                                              ---------      --------------
Balance Sheet Information:
  Cash......................................................  $  1,046          $
  Working capital (deficit).................................   (31,406)
  Property and equipment, net...............................     2,001
  Total assets..............................................    54,602
  Long-term debt, net of current maturities.................       521
  Stockholders' equity......................................    10,141

---------------

(1) The pro forma combined statement of operations information assumes the Acquisitions, the Share Exchange and the Offering (and the application of the net proceeds therefrom) all were closed on January 1, 1996. The pro forma balance sheet information assumes the Acquisitions and the Share Exchange occurred on September 30, 1997. The pro forma combined statement of operations information for the year ended December 31, 1996 is presented on the basis of a year ended December 31 for each Founding Company, except (i) the financial results of Blackmarr are reflected based on its fiscal year ended September 30, 1996 and (ii) the financial results of SCS Australia are reflected based on a period of 12 months ended September 30, 1996. The pro forma combined statement of operations information for the nine-month periods ended September 30, 1996 and 1997 is presented on the basis of the nine months ended September 30 for each Founding Company for each period presented, except the financial results of SCS Australia are reflected based on the nine-month periods ended June 30 for each period presented. The pro forma combined financial information (i) is not necessarily indicative of the results the Company would have obtained had these events actually occurred when assumed or of the Company's future results, (ii) is based on preliminary estimates (primarily of the aggregate purchase price of the Acquisitions) and certain assumptions management deems appropriate and (iii) should be read in conjunction with the financial statements and notes thereto included in this Prospectus. Excludes the following non-recurring items: a one-time write-off for in-process research and development of $3.0 million; and compensation expense of $3.6 million for Common Stock issued to the members of BrightStar's management at a price below the initial public offering price.

(2) Includes amortization of goodwill to be recorded as a result of the Acquisitions, as follows: $1.1 million for the year ended December 31, 1996 and $0.8 million for the nine-month periods ended September 30, 1996 and 1997.

(3) Assumes an effective tax rate of 40.0% on certain pro forma adjustments.

(4) Reflects the closing of the Offering and application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. Certain statements in the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking and can be identified by the use of the words "expect," "anticipate," "project," "estimate," "predict" or similar expressions. Such forward-looking statements are subject to various risks, uncertainties and assumptions and actual results may differ materially from those expressed or implied by such statements.

ABSENCE OF COMBINED OPERATING HISTORY

     BrightStar was organized in May 1997 and has conducted no operations to date other than in connection with the Offering and the Acquisitions. The Founding Companies have operated as separate, independent businesses and there can be no assurance that the Company will be able to integrate these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprises on a profitable basis. BrightStar's executive management team has only recently been assembled, and no assurance can be given that it will be able to manage effectively the combined entity or implement the Company's business strategy. Until the Company establishes centralized accounting and other administrative systems, it will rely on the existing systems of the Founding Companies. The success of the Company will depend, in part, on the extent to which it is able to centralize these systems, eliminate the unnecessary duplication of other functions and otherwise integrate the Founding Companies and such additional businesses as the Company may acquire. The inability of the Company to integrate the Founding Companies and any subsequently acquired businesses successfully could have a material adverse effect on the Company. See "Business -- Growth Strategy" and "Management."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

     There can be no assurance that the Company will be able to improve the profitability and expand the net sales of the Founding Companies and any subsequently acquired businesses. The Company's ability to increase the net sales of the Founding Companies and any subsequently acquired businesses will be affected by various factors, including demand for IT services, the Company's ability to expand the range of services it offers and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company. In addition, the Company's ability to effectively manage growth will require the Company to expand and improve its operational, financial and other internal systems and to attract, train, motivate and retain qualified employees. If the Company's management is unable to manage internal growth, or if new employees are unable to achieve anticipated performance levels, there could be a material adverse effect on the Company. See "Business -- Growth Strategy."

ATTRACTION AND RETENTION OF QUALIFIED EMPLOYEES

     The Company's success depends in large part on its ability to attract, train, motivate and retain highly skilled and experienced technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Other providers of technical staffing services, systems integrators, providers of outsourcing services, computer consulting firms and temporary personnel agencies provide intense competition for IT professionals with the skills and experience required to perform the services offered by the Company. Competition for these professionals has increased in recent years and the Company expects such competition will continue to increase for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or the Company's inability to hire or retain sufficient technical personnel could impair the Company's ability to secure and complete client engagements and could have a material adverse effect on the Company. See "Business -- Human Resources."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including but not limited to: the rate of hiring and the productivity of revenue-generating personnel; the availability of qualified IT professionals; the significance of client engagements commenced and completed during a quarter; the number of business days in a quarter; changes in the relative mix of the Company's services; changes in the pricing of the Company's services; the timing and rate of entrance into new geographic or IT speciality markets; departures or temporary absences of key revenue-generating personnel; the structure and timing of acquisitions; changes in the demand for IT services; and general economic factors. The timing of revenue is difficult to forecast because the Company's sales cycle for certain of its services and products can be relatively long and is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles, clients' internal approval processes and general economic conditions. In addition, as is customary in the industry, the Company's engagements generally are terminable without client penalty. An unanticipated termination of a major project could result in a higher than expected number of unassigned persons or higher severance expenses as a result of the termination of the under-utilized employees. Due to all the foregoing factors, the Company believes period-to-period comparisons of its revenue and operating results should not be relied on as indicators of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     As an integral part of its business strategy, the Company will seek to expand by acquiring additional IT businesses. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be predicted. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to the Company and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including failure of the acquired businesses to achieve expected results, diversion of management's attention and resources to acquisitions, failure to retain key customers or personnel of the acquired businesses and risks associated with unanticipated events, liabilities or contingencies. Client dissatisfaction or performance problems at a single acquired firm could negatively affect the reputation of the Company. Acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for goodwill and other intangible assets in the Company's statements of operations. If the Company is unable to acquire complementary IT service businesses on reasonable terms or successfully integrate and manage acquired companies, or if performance problems occur at acquired companies, there could be a material adverse effect on the Company. See "Use of Proceeds" and "Business -- Growth Strategy."

NEED FOR ADDITIONAL FINANCING

     The Company's acquisition strategy will require substantial capital. The Company intends to finance future acquisitions with cash flow from operations, through issuances of shares of Common Stock or debt securities, including convertible debt securities, and through borrowings under its credit facilities. Using internally generated cash or debt to complete acquisitions could substantially limit the Company's operational and financial flexibility. The extent to which the Company will be able or willing to use shares of Common Stock to consummate acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of Common Stock for this purpose may result in significant dilution to then existing stockholders. To the extent the Company is unable to use Common Stock to make future acquisitions, its ability to grow through acquisitions may be limited by the extent to which it is able to raise capital for this purpose through debt or additional equity financings. No assurance can be given the Company will be able to obtain the necessary capital to finance a successful acquisition program or its other cash needs. If the Company is unable to obtain additional capital on acceptable terms, it may be required to reduce the scope of its presently anticipated expansion. In addition to requiring funding for acquisitions, the Company may need additional funds to implement its internal growth and operating strategies or to finance other aspects of its operations. If the Company is unable to obtain additional capital on acceptable terms, or if the use of internally generated cash or debt to complete acquisitions significantly limits the Company's operational or financial flexibility, or if the Company is unable to use shares of Common Stock to make future acquisitions, there could be a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Pro Forma Combined."

COMPETITION

     The market for IT services is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. The Company competes for potential clients with providers of outsourcing services, multinational accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal management information systems ("MIS") departments. The Company believes the principal competitive factors in the IT services industry include responsiveness to client needs, availability of technical personnel, speed of applications development, quality of service, price, project management capabilities, technical expertise and ability to provide a wide variety of IT services. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate qualified technical personnel, the ownership by competitors of software used by potential clients, the development of software that would reduce or eliminate the need for certain of the Company's services, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs. The Company expects that competition in the IT services industry could increase in the future, partly due to low barriers to entry. Increased competition could result in price reductions, reduced margins or loss of market share for the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors. If the Company is unable to compete effectively, or if competition among IT services companies results in a deterioration of market conditions for IT services companies, there could be a material adverse effect on the Company. See "Business -- Competition."

SIGNIFICANCE OF RELATIONSHIPS WITH SAP AG AND KPMG PEAT MARWICK LLP

     The Company, through two Founding Companies, SCS America and SCS Australia, has significant relationships with SAP AG of Germany ("SAP") and a unit of KPMG Peat Marwick LLP ("KPMG"), from which substantial subcontracting revenue and business referrals are derived. Each of SCS America and SCS Australia subcontracts projects from SAP, and each benefits from its status as a national implementation partner of SAP in the U.S. and Australia, respectively. SCS Australia also generates significant revenue from subcontracting arrangements with KPMG, which is a minority interest holder in SCS Australia (which minority interest is being acquired by BrightStar in connection with its acquisition of SCS Australia). The Company believes the key factor in maintaining and expanding these relationships is the extent to which the Company can timely complete the projects subcontracted or referred to it by SAP and KPMG in a cost-efficient manner. If these relationships were to deteriorate or be discontinued or if the Company's status as an SAP national implementation partner in the U.S. or Australia was to be terminated, it could have a material adverse effect on the Company. See "Business."

NATURE OF PROJECTS

     Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation. In addition, the Company is exposed to various risks and liabilities associated with placing its employees and consultants in the workplaces of others, including possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although the Founding Companies have not experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future. If claims are successfully brought against the Company as a result of the Company's performance on a project, or if the Company's reputation is damaged, there could be a material adverse effect on the Company.

     In addition, a small percentage of the Company's projects are billed on a fixed-fee basis. As a result of competitive factors or other reasons, the Company could increase the number and size of projects billed on a fixed-fee basis. The Company's failure to estimate accurately the resources and related expenses required for a fixed-fee project or failure to complete contractual obligations in a manner consistent with the project plan upon which a fixed-fee contract is based could have a material adverse effect on the Company.

RAPID TECHNOLOGICAL CHANGE

     The Company's success will depend in part on its ability to enhance its existing products and services, to develop and introduce new services and products and train its IT professionals in order to keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in addressing these issues or that, even if these issues are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services noncompetitive or obsolete. The Company's failure to address these issues successfully could have a material adverse effect on the Company.

POTENTIAL DECREASE IN SERVICES AFTER ADDRESSING THE YEAR 2000 PROBLEM

     Although the Company has no significant revenues directly attributable to Year 2000 conversion services to date, it expects to derive additional revenues from Year 2000 conversion services for at least the next three years. In addition, the Company believes that demand for Year 2000 conversion services will continue after the turn of the century; however, this demand is expected to begin to diminish after the year 2000 as many Year 2000 solutions are implemented and tested. The Company also believes that some businesses may decide to replace their existing systems rather than convert their old systems to full functionality beyond Year 2000, and after the overall demand for Year 2000 solutions has been addressed, there can be no assurance that the market-wide demand for IT services will not be materially and adversely affected.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends on certain methodologies it utilizes in designing, installing and integrating computer software and systems and other proprietary intellectual property rights it has developed to serve its clients. The Company's business includes the development of custom software in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company also develops certain application software products, or software "tools," which remain the property of the Company.

     The Company relies on a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company generally enters into confidentiality agreements with its employees and consultants and limits access to, and distribution of, its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, the laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the U.S. Also, despite the steps taken by the Company to protect its proprietary rights, there can be no assurance that others will not develop technologies similar or superior to the Company's technology or design around the proprietary rights owned by the Company.

     Although the Company believes that its services and products do not infringe on the intellectual property rights of others and that it has all rights necessary to use the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If the Company is unable to successfully enforce its intellectual property rights, or if claims are successfully brought against the Company for infringing the intellectual property rights of others, there could be a material adverse effect on the Company. See "Business -- Intellectual Property Rights."

INTERNATIONAL OPERATIONS

     The current and planned international operations of the Company are subject to certain political, economic and other uncertainties not typically encountered in domestic operations, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, the general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted, costs of localizing services and products for foreign countries, lack of acceptance of localized services and products in foreign countries, longer accounts receivable payment cycles and logistical difficulties in managing international operations. Foreign operations sometimes also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. Additionally, various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions precedent are met. The Company's inability to successfully manage the risks of international operations could have a material adverse effect on the Company.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     The Company's success will depend on the continuing efforts of its executive officers and the senior management of the Founding Companies, and likely will depend on the senior management of any significant businesses the Company acquires in the future. Each of the Company's employment agreements with its senior management and other key personnel provides that the employee will not compete with the Company during the term of the agreement and following the termination of the agreement for a specified term (ranging from one to three years) in a specified geographical area. In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. If any of the Company's key management personnel do not continue their management role after joining the Company and the Company is unable to attract and retain qualified replacements, there could be a material adverse effect on the Company. See "Management."

CONTROL BY EXISTING MANAGEMENT

     Following the closing of the Acquisitions, the Share Exchange and the Offering, executive officers and directors of BrightStar will beneficially own approximately 1,609,331 shares of Common Stock (or 21.9% of the outstanding shares of Common Stock). These stockholders will control in the aggregate approximately 21.9% of the votes of all shares of Common Stock, and, if acting in concert, may be able to exercise substantial influence over the Company's affairs. See "Security Ownership of Certain Beneficial Owners and Management."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     On closing of the Acquisitions and the Offering, 7,338,735 shares of Common Stock will be outstanding. The 3,750,000 shares of Common Stock offered hereby will be freely tradable unless acquired by affiliates of the Company. All of the remaining shares of Common Stock to be outstanding on the closing of the Acquisitions and the Offering (as well as all shares issuable pursuant to the Post-Closing Adjustments, the MG Warrant and the BGCA Option) may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption from the registration requirements of that act, such as Rule 144 thereunder.

     When the Offering closes, options to purchase up to a total of approximately 550,000 shares of Common Stock pursuant to the 1997 Stock Option Plan will be outstanding. BrightStar intends to file a registration statement on Form S-8 to register the shares issuable pursuant to the 1997 Stock Option Plan. After that registration statement becomes effective, the shares registered thereby generally will on issuance be freely tradable by holders who are not affiliates of BrightStar and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of BrightStar. See "Management -- 1997 Stock Option Plan."

     BrightStar and its directors and executive officers, BITI and all persons who will receive shares of Common Stock in connection with the Acquisitions have agreed not to offer or sell any shares of Common Stock for a period of one year from the date of this Prospectus (the "Lockup Period") without the prior written consent of Lehman Brothers Inc., except that BrightStar may, subject to certain limitations, issue Common Stock in connection with the Acquisitions and in connection with future acquisitions, on exercise of the MG Warrant or the BGCA Option and pursuant to Awards under the 1997 Stock Option Plan, provided that the recipients of those shares agree not to offer or sell any of those shares during the Lockup Period.

     The availability for sale, or sale, of the shares of Common Stock eligible for future sale could adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which BrightStar and representatives of the Underwriters will negotiate, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. BrightStar has applied to have the Common Stock approved for quotation on the Nasdaq National Market, but no assurance can be given that an active trading market will develop or be maintained for the Common Stock. The market price of the Common Stock after the Offering may fluctuate significantly from time to time in response to numerous factors, including the timing of any acquisitions by the Company, variations in the reported financial results of the Company or those of its competitors, changes by financial research analysts in their estimates of future earnings of the Company, and changing conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or its business. In addition, the stock markets experience significant price and volume volatility from time to time, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     BrightStar's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the Board of Directors of BrightStar (the "Board of Directors") to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Certificate of Incorporation contains a prohibition of stockholder action by less than unanimous written consent. These provisions may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law (the "DGCL") may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate,
substantial dilution in the net tangible book value of their stock of $     per
share and may experience further dilution in that value from issuances of Common Stock in the future. See "Dilution."

                                  THE COMPANY

GENERAL

     BrightStar was organized in May 1997 to combine selected complementary businesses to provide a wide range of IT services to Fortune 1000 companies and other large organizations. The Company's goal is to become a leader in the IT services industry through consolidation of complementary companies, expansion of its service and product offerings and cross-selling to its combined customer base. BrightStar has entered into definitive agreements to acquire the Founding Companies concurrently with and as a condition to the closing of the Offering.

     Collectively, the Founding Companies provide a wide range of IT services to a diverse client base. Each of the Founding Companies is specialized and has focused on establishing itself as the preferred provider for clients in its respective service market or markets. BrightStar believes that the combination of the Founding Companies creates a diverse service and product, geographic, customer and industry mix. The following is a brief description of each of the Founding Companies (the information regarding the number of employees for each of the Founding Companies is given as of December 1, 1997):

     Brian R. Blackmarr and Associates, Inc. ("Blackmarr"), founded in 1979, is based in Dallas, Texas and has operations throughout the U.S. and in Caracas, Venezuela and London, England. Blackmarr designs, develops and implements IT solutions for complex business problems. Blackmarr's core business involves application development, systems integration and consulting for distributed computer systems and client/server systems. Blackmarr typically designs IT solutions that are implemented in cooperation with a variety of vendors, including Microsoft, PeopleSoft, Oracle, Sybase and Symantec. Blackmarr also provides custom software development to its clients, and conducts scheduled training for Microsoft, PeopleSoft, PC Docs and Oracle products, as well as Internet training, in its certified Microsoft Level Three training facility located in Dallas.

     Blackmarr currently employs 146 IT professionals, supported by a staff of
25. Blackmarr had revenues of $7.2 million and $10.2 million for the nine months ended September 30, 1996 and 1997, respectively.

     Integrated Controls, Inc. ("ICON"), founded in 1991, is based in Lafayette, Louisiana, with regional offices along the U.S. Gulf Coast. Its primary focus is the design and implementation of industrial control and automation systems, principally for clients in the energy industry. ICON provides IT solutions from an engineering perspective through a professional staff which includes engineers experienced in control systems design and process engineering. ICON designs and implements software applications for real-time management information systems and provides maintenance and support services. ICON has recently expanded its services to provide telecommunications and networking solutions, including services for implementing and managing web sites, intranets and LAN and WAN systems. ICON is a Microsoft Partner and a Novell Partner and has obtained ISO 9001 certification covering its engineering services for electronic control services, computer systems and digital communications systems.

     ICON currently employs 149 IT professionals (45 of which are also engineers), supported by a staff of 20. ICON had revenues of $4.2 million and $8.0 million for the nine months ended September 30, 1996 and 1997, respectively.

     Mindworks Professional Education Group, Inc. ("Mindworks"), founded in 1995, is based in Scottsdale, Arizona. Its primary business is developing and providing advanced training and certification for computer support staff and network professionals. Its principal training focus is on the Microsoft Certified Professional and Microsoft Certified System Engineer ("MCSE") programs. Mindworks also provides training for the Computing Technology Industry Association's A+ certification and the Novell Certified Network Administrator and Certified Network Engineer programs. Mindworks has developed computer training products, which it sells throughout the U.S. and internationally. Its products include the Mindworks MCSE Self-Study Kit and the Mindworks A+ Certification Course.

     Mindworks currently employs seven IT professionals, supported by a staff of seven. Mindworks had revenues of $0.6 million and $1.0 million for the nine months ended September 30, 1996 and 1997, respectively.

     Software Consulting Services America, LLC ("SCS America"), founded in 1995, is based in the San Francisco Bay area and has offices in Chicago, Illinois and Los Angeles, California. SCS America is one of approximately 35 national implementation partners in the U.S. for SAP AG of Germany ("SAP"). SAP's R/3 client-server software is a standard for companies seeking to coordinate manufacturing, purchasing, accounting, finance and personnel data. SCS America provides a full range of SAP consulting services directly to clients and indirectly through global "logo" partners, such as multinational accounting and consulting firms, or through SAP itself. Other services provided by SCS America include project management, enterprise resource planning and data warehouse and web site development.

     SCS America currently employs 31 IT professionals, supported by a staff of seven. SCS America had revenues of $3.1 million and $5.8 million for the nine months ended September 30, 1996 and 1997, respectively.

     SCS Unit Trust ("SCS Australia"), founded in 1994, is headquartered in Melbourne, Australia, with offices in Sydney, Perth and Canberra, Australia. SCS Australia specializes in providing SAP implementation and support to its clients. SCS Australia has been a national implementation partner with SAP since 1995.

     SCS Australia currently employs 149 IT professionals, supported by a staff of 21. SCS Australia had revenues of $4.7 million and $9.3 million for the nine months ended June 30, 1996 and 1997, respectively.

     Software Innovators, Inc. ("SII"), founded in 1989, is located in Little Rock, Arkansas. Its primary business is providing custom software development and IT project outsourcing. SII provides business process reengineering and technology support services, Internet commerce software development, web-site design services and Year 2000 compliance services and related IT staffing. SII also offers computer-aided instruction, computer-based education and knowledge transfer via corporate intranets.

     SII currently employs 32 IT professionals, supplemented and supported by approximately 50 subcontractors and a staff of three. SII had revenues of $1.7 million and $2.6 million for the nine months ended September 30, 1996 and 1997, respectively.

     Zelo Group, Inc. ("Zelo"), founded in 1992, is located in Ventura, California. Zelo provides computer-based litigation support services, document archive services and business process reengineering services to clients engaged in legal services, health care and other industries. Its litigation support services include in-court trial support systems, document scanning and indexing and full-text searching using its proprietary SmartCopy(TM) software. In connection with its archive services, Zelo scans paper documents and stores the digital images on compact discs for rapid retrieval using its proprietary software. Zelo also provides IT integration services in connection with its document archive services through the design and implementation of turn-key systems, including LAN and WAN systems, office workflow automation and Internet systems development and implementation.

     Zelo currently employs eight IT professionals, supported by a staff of six. Zelo had revenues of $0.9 million for the nine months ended September 30, 1996 and 1997.

SUMMARY OF TERMS OF THE ACQUISITIONS.

     The aggregate consideration BrightStar will pay to acquire the Founding Companies consists of (i) approximately $32.4 million in cash, (ii) 2,415,385 shares of Common Stock and (iii) the assumption of approximately $5.1 million of indebtedness of the Founding Companies. Two of the Acquisitions are subject to Post-Closing Adjustments payable in shares of Common Stock, based on the 1998 financial performance of the subject Founding Companies. The Company currently estimates no shares of Common Stock will be issuable in connection with the Post-Closing Adjustments. The Post-Closing Adjustments will be determined based on the (i) actual revenues of SCS Australia for the 12 months ended December 31, 1998 and (ii) actual pre-tax income of SII for the 12 months ended December 31, 1998. The consideration being paid by

BrightStar for each Founding Company was determined by arm's-length negotiations between BrightStar and representatives of that Founding Company.

     The closing of each Acquisition is subject to customary conditions, including, among others: the continuing accuracy of the representations and warranties made by the parties thereto; the performance of their respective covenants included in the agreements relating to the Acquisitions; and the nonexistence of a material adverse change prior to the closing date.

     Any Founding Company's acquisition agreement may be terminated under certain circumstances prior to the closing of the Offering, including: (i) by the mutual consent of the Board of Directors of BrightStar and the Founding Company; (ii) if the Offering and the acquisition of that Founding Company are not closed by April 30, 1998; (iii) by BrightStar if the disclosure schedules to the acquisition agreement are amended to reflect a material adverse change with respect to that Founding Company; or (iv) if a material breach or default under the agreement by one party occurs and is not waived. See "Certain
Transactions -- Acquisitions of the Founding Companies."

     Concurrently with the closing of the Acquisitions, BrightStar will enter into employment agreements with each of the executives and certain key management personnel of the Founding Companies. These agreements will generally be for an initial term of from one to three years, with automatic renewals of one year thereafter. See "Management."

     BrightStar is a Delaware corporation. Its corporate offices are located at 10375 Richmond Avenue, Suite 1620, Houston, Texas 77042, and its telephone number is (713) 361-2500.

                                USE OF PROCEEDS

     The net proceeds to BrightStar from the Offering (assuming an initial
public offering price of $      per share) are estimated to be approximately
$     million (approximately $     million if the Underwriters exercise their
overallotment option in full), after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company (including the repayment of $1.8 million of advances from BITI under a loan agreement between BrightStar and BITI (the "BITI Loan Agreement") to fund a portion of the Offering expenses). Of the net proceeds, (i) $32.4 million will be used to pay the cash portion of the purchase prices for the Acquisitions and
(ii) $5.1 million will be used concurrently for the repayment of certain outstanding indebtedness of the Founding Companies (estimated as of the closing of the Offering and excluding the repayment of the $1.8 million of advances from
BITI referred to above). The approximately $   million of remaining net proceeds
will be used for working capital and general corporate purposes, which may include future acquisitions. Pending such use, the Company intends to invest those remaining net proceeds in short-term, interest-bearing investment grade securities. See "Certain Transactions."

     The indebtedness of the Founding Companies to be repaid from the proceeds of the Offering bears interest at rates ranging from 8.0% to 15.0% per annum and would otherwise mature at various dates through 2001. Advances under the BIT Loan Agreement bear interest at a rate of 10% per annum and are due 30 days after the closing of the Offering.

                                DIVIDEND POLICY

     The Company intends to retain earnings, if any, for general corporate purposes, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends on the Common Stock will be within the sole discretion of the Board of Directors, and will depend on several factors, including the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law and any restrictions that may be imposed by the Company's existing and future credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Pro Forma Combined."

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of September 30, 1997 (i) on a pro forma combined basis to give effect to the Acquisitions and the Share Exchange and (ii) on a pro forma combined basis as adjusted to reflect the Offering at an assumed initial public offering price of
$   per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto included in this Prospectus. See "Use of Proceeds" and "Certain Transactions -- Acquisitions of the Founding Companies."

                                                              AS OF SEPTEMBER 30, 1997
                                                              ------------------------
                                                              PRO FORMA    AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Cash........................................................   $ 1,046       $
                                                               =======       =======
Notes payable and current maturities of long-term debt(1)...   $ 5,088       $
Cash consideration payable to Founding Company
  stockholders..............................................    32,366
                                                               -------       -------
          Total short term debt.............................   $37,454       $
                                                               =======       =======
Long-term debt, net of current maturities(1)................   $   521       $
Stockholders' equity:
  Preferred Stock: $0.001 par value, 3,000,000 shares
     authorized; none issued and outstanding................        --
  Common Stock: $0.001 par value, 35,000,000 shares
     authorized; 3,588,735 issued and outstanding, pro
     forma; and 7,338,735 shares issued and outstanding, as
     adjusted(2)............................................       321
  Restricted Common Stock, $0.001 par value, 2,000,000
     shares authorized; none issued and outstanding.........        --
  Common Stock warrants.....................................
  Additional paid-in capital................................    16,063
  Retained earnings.........................................    (6,243)
                                                               -------       -------
          Total stockholders' equity........................    10,141
                                                               -------       -------
Total capitalization........................................   $10,662       $
                                                               =======       =======

---------------

(1) See the notes to Unaudited Pro Forma Combined Financial Statements and notes to the Founding Companies' Financial Statements for a description of the Company's debt.

(2) Excludes: (i) an aggregate of 550,000 shares subject to options granted (or to be granted prior to the closing of the Offering) pursuant to the 1997 Stock Option Plan; (ii) 50,000 shares issuable pursuant to the MG Warrant; and (iii) 14,285 shares issuable pursuant to the BGCA Option.

                                    DILUTION

     The deficit in pro forma combined net tangible book value of the Company as of September 30, 1997 was approximately $29.5 million, or approximately $8.22 per share of Common Stock, after giving effect to the Acquisitions, the Share Exchange and the net incurrence of indebtedness by the Company since September 30, 1997. The deficit in pro forma combined net tangible book value per share represents the amount by which the Company's pro forma combined total liabilities exceed its pro forma combined tangible assets at September 30, 1997, divided by the number of shares of Common Stock to be outstanding after giving effect to the Acquisitions (not including the Post-Closing Adjustments, which, based on current estimates, are not expected to result in the issuance of additional shares of Common Stock) and the Share Exchange. After giving effect
to the Offering (at an assumed initial public offering price of $      per
share) and the application of the estimated net proceeds therefrom, as described in "Use of Proceeds," the Company's pro forma combined net tangible book value as of September 30, 1997 would have been approximately $18.4 million, or approximately $2.50 per share. This represents an immediate increase in pro forma combined net tangible book value of approximately $10.72 per share to
existing stockholders and an immediate dilution of approximately $      per
share to investors purchasing shares in the Offering.

Assumed initial public offering price per share.............            $
Pro forma combined net tangible book value (deficit) per
  share before the Offering.................................  $(8.22)
Increase in pro forma combined net tangible book value per
  share attributable to new investors.......................   10.72
                                                              ------
Pro forma combined net tangible book value per share after
  the Offering..............................................              2.50
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

     The dilution to new investors purchasing shares in the Offering will increase if the initial public offering price is higher, and will decrease if
the initial public offering price is lower, than $      per share. See "Certain
Transactions -- Acquisitions of the Founding Companies."

     The following table summarizes, on a pro forma basis to give effect to the Acquisitions and the Share Exchange as of September 30, 1997, the number of shares of Common Stock purchased from BrightStar, the total consideration paid and the average price per share paid by existing stockholders (including persons who will acquire Common Stock in the Acquisitions and the Share Exchange) and the new investors purchasing shares of Common Stock in the Offering (before deducting the underwriting discounts and commissions and estimated offering expenses):

                                SHARES PURCHASED     TOTAL CONSIDERATION(1)
                               -------------------   ----------------------   AVERAGE PRICE
                                NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                               ---------   -------   ------------   -------   -------------
Existing stockholders........  3,588,735    48.9%    $(29,503,835)        %      $(8.22)
New investors................  3,750,000    51.1%                          %
                               ---------   ------    ------------   -------
          Total..............  7,338,735   100.0%    $                100.0%
                               =========   ======    ============   =======

---------------

(1) Total consideration paid by existing stockholders represents the Company's pro forma combined stockholders' equity less pro forma combined goodwill, in each case before giving effect to the Offering adjustments set forth in the Unaudited Pro Forma Combined Balance Sheet of the Company included herein.

                         SELECTED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following selected historical financial information of Blackmarr (the accounting acquiror) has been derived from (i) the audited financial statements of Blackmarr for the years ended September 30, 1995, 1996 and 1997 and as of September 30, 1996 and 1997 and (ii) from the unaudited financial statements of Blackmarr for the years ended September 30, 1993 and 1994 and as of September 30, 1993, 1994 and 1995, which have been prepared on the same basis as the audited statements and, in the opinion of Blackmarr and BrightStar management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. See the combined historical financial statements of Blackmarr and the notes thereto included herein. The following summary unaudited pro forma financial information represents historical information of the Company, as adjusted to give effect to (i) the Acquisitions, (ii) the Share Exchange, (iii) the closing of the Offering and the application of the estimated net proceeds therefrom and (iv) the other pro forma adjustments described below. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included herein.

                                                                         YEAR ENDED SEPTEMBER 30,
                                                              -----------------------------------------------
                                                               1993      1994      1995      1996      1997
                                                              ------    ------    ------    ------    -------
Historical Statement of Operations Information for
  Blackmarr:
  Revenue...................................................  $4,688    $7,451    $7,043    $9,227    $12,190
  Cost of revenue...........................................   3,768     5,917     5,592     7,659     10,063
  Selling, general and administrative expenses..............     728     1,325     1,413     1,555      1,668
  Stock compensation expense................................      --        --        --        --        305
  Depreciation and amortization.............................      91        87        78       101        135
                                                              ------    ------    ------    ------    -------
  Income (loss) from operations.............................     101       122       (40)      (88)        19
  Interest expense..........................................     (10)      (45)      (66)      (67)       (96)
  Other income, net.........................................      --        --       186       124         33
  Income tax provision......................................      22        19        40        --          6
                                                              ------    ------    ------    ------    -------
  Net income (loss).........................................  $   69    $   58    $   40    $  (31)   $   (50)
                                                              ======    ======    ======    ======    =======

                                                                                NINE MONTHS ENDED
                                                               YEAR ENDED         SEPTEMBER 30,
                                                              DECEMBER 31,    ----------------------
                                                                  1996          1996         1997
                                                              ------------    ---------    ---------
Pro Forma Combined Statement of Operations(1):
  Revenue...................................................   $  31,377      $  22,386    $  37,744
  Cost of revenue...........................................      23,120         16,186       27,619
  Selling, general and administrative expenses..............       8,053          6,098        8,679
  Stock compensation expense................................          --             --          305
  Depreciation and amortization(2)..........................       1,479          1,104        1,296
                                                               ---------      ---------    ---------
  Loss from operations......................................      (1,275)        (1,002)        (155)
  Interest expense..........................................          --             --           --
  Other income (expense), net...............................         181             49         (104)
                                                               ---------      ---------    ---------
  Loss before income taxes..................................      (1,094)          (953)        (259)
  Income tax provision (benefit)(3).........................          14            (52)         240
                                                               ---------      ---------    ---------
  Net loss..................................................   $  (1,108)     $    (901)   $    (499)
                                                               =========      =========    =========
  Net loss per common share.................................   $   (0.15)     $   (0.12)   $   (0.07)
                                                               =========      =========    =========
  Shares used in computing net loss per common share........   7,338,735      7,338,735    7,338,735
                                                               =========      =========    =========

                                               BLACKMARR
                                  ------------------------------------                   SEPTEMBER 30,
                                             SEPTEMBER 30,                                   1997
                                  ------------------------------------    -------------------------------------------
                                                                          BLACKMARR      PRO FORMA       PRO FORMA
                                   1993      1994      1995      1996     HISTORICAL    COMBINED(1)    AS ADJUSTED(4)
                                  ------    ------    ------    ------    ----------    -----------    --------------
Balance Sheet:
  Working capital (deficit).....  $   80    $  134    $  284    $  233      $  337       $(31,406)        $
  Property and equipment, net...     190       184       119       181         292          2,001
  Total assets..................   1,156     1,923     1,609     1,926       3,501         54,602
  Long-term debt, net of current
    maturities..................       5       497        42        42          17            521
  Stockholders' equity..........     284       342       396       423         682         10,141

---------------

(1) The pro forma combined statement of operations information assumes the Acquisitions, the Share Exchange and the Offering (and the application of the net proceeds therefrom) all were closed on January 1, 1996. The pro forma balance sheet information assumes the Acquisitions and the Share Exchange occurred on September 30, 1997. The pro forma combined statement of operations information for the year ended December 31, 1996 is presented on the basis of a year ended December 31 for each Founding Company, except (i) the financial results of Blackmarr are reflected based on its fiscal year ended September 30, 1996 and (ii) the financial results of SCS Australia are reflected based on a period of 12 months ended September 30, 1996. The pro forma combined statement of operations information for the nine-month periods ended September 30, 1996 and 1997 is presented on the basis of the nine months ended September 30 for each Founding Company for each period presented, except the financial results of SCS Australia are reflected based on the nine-month periods ended June 30 for each period presented. The pro forma combined financial information (i) is not necessarily indicative of the results the Company would have obtained had these events actually occurred when assumed or of the Company's future results, (ii) is based on preliminary estimates (primarily of the aggregate purchase price of the Acquisitions) and certain assumptions management deems appropriate and (iii) should be read in conjunction with the financial statements and notes thereto included in this Prospectus. Excludes the following non-recurring items: a one-time write-off for in-process research and development of $3.0 million; and compensation expense of $3.6 million for Common Stock issued to the members of BrightStar's management at a price below the initial public offering price.

(2) Includes amortization of goodwill to be recorded as a result of the Acquisitions, as follows: $1.1 million for the year ended December 31, 1996 and $0.8 million for the nine-month periods ended September 30, 1996 and 1997.

(3) Assumes an effective tax rate of 40.0% on certain pro forma adjustments.

(4) Reflects the closing of the Offering and application of the net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Information" and the financial statements and the notes thereto included in this Prospectus. The following information contains forward-looking statements. For a discussion of certain limitations inherent in such statements, see "Risk Factors."

INTRODUCTION

     BrightStar was organized in May 1997 to combine selected complementary businesses to provide a wide range of IT services to Fortune 1000 companies and other large organizations. BrightStar has entered into definitive agreements to acquire the Founding Companies concurrently with and as a condition to the closing of the Offering. Collectively, the Founding Companies provide a wide range of IT services to a diverse client base. Each of the Founding Companies is specialized and generally provides its IT services to clients primarily based on daily rates (or time and materials charges). The Founding Companies have historically operated as independent, privately owned entities, and their results of operations reflect varying tax structures (subchapter S corporations or C corporations) which have influenced the historical level of owners' compensation. In addition, cost of revenue and selling, general and administrative expense as a percentage of revenue may not be comparable among the individual Founding Companies because of differences in their operations.

     The Company's services and products include IT consulting and enterprise resource planning ("ERP") software implementation services, application development and maintenance services, systems integration services, IT outsourcing and IT training services and related software products. The Company's services are performed at clients' locations and at the Company's facilities. In providing strategic IT consulting and ERP implementation services, the Company generally assumes responsibility for project management and bills the client on a time and materials basis, although a small percentage of projects are billed on a fixed-price basis. IT project outsourcing services are billed on a time and materials basis and generally have lower gross margins than the Company's other service offerings.

     Revenue is primarily recognized as services are rendered for time and materials charges or, to a lesser extent, using the percentage-of-completion method for fixed-price contracts. The timing of revenue is difficult to forecast because the Company's sales cycle for certain of its services can be relatively long and is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles, clients' internal approval processes and general economic conditions. In addition, as is customary in the industry, the Company's engagements generally are terminable without client penalty. The Company's revenue and results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including but not limited to: the rate of hiring and the productivity of revenue-generating personnel; the availability of qualified IT professionals; the significance of client engagements commenced and completed during a quarter; the number of business days in a quarter; changes in the relative mix of the Company's services; changes in the pricing of the Company's services; the timing and rate of entrance into new geographic or IT speciality markets; departures or temporary absences of key revenue-generating personnel; the structure and timing of acquisitions; changes in the demand for IT professionals; and general economic factors.

     The Company believes the combination of the Founding Companies will provide opportunities to improve operating margins and increase profitability. The Company believes it will be able to achieve operating efficiencies by consolidating certain administrative functions. The pro forma financial information herein reflects neither expected savings nor margin improvements but does reflect management's estimate of such incremental costs.

     Cost of revenue primarily consists of salaries (including non-billable and training time), benefits and travel expenses for IT professionals. The Company generally strives to maintain its gross profit margins by offsetting increases in salaries and benefits with increases in billing rates.

     Selling, general and administrative ("SG&A") expenses primarily consist of costs associated with (i) corporate overhead, (ii) sales and account management,
(iii) telecommunications, (iv) human resources, (v) recruiting and training and
(vi) other administrative expenditures.

     In July 1996, the Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of accounting and requires that one of the companies be designated as the accounting acquiror. Accordingly, for financial statement presentation purposes, Blackmarr has been designated as the acquiring company because its current shareholders, in the aggregate, will acquire more Common Stock than will the former shareholders of any of the other Founding Companies in connection with the Acquisitions. For the remaining Founding Companies, $43.7 million (pro forma as of September 30, 1997) of the excess of the purchase price over the fair value of the net assets to be acquired by BrightStar will be recorded as "goodwill" and will be amortized as a non-cash charge to the income statement of BrightStar over a 40-year period. The annual pro forma impact of this amortization expense, which is generally non-deductible for tax purposes, is approximately $1.1 million. See "Certain Transactions -- Acquisitions of the Founding Companies."

RESULTS OF OPERATIONS -- PRO FORMA COMBINED

     The following pro forma combined financial information was derived from the unaudited pro forma combined financial statements and gives effect to the Acquisitions, the Share Exchange, the Offering and the application of the estimated net proceeds therefrom and the effects of certain pro forma adjustments to the historical financial statements, as if all those events had taken place on January 1 of each period presented.

     The combined results of operations for the interim periods presented below do not purport to be comparable to and may not be indicative of the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and (ii) the Company established a new basis of accounting to record the purchase of the Acquired Businesses under the purchase method of accounting. See "Selected Financial Information" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                                             NINE MONTHS ENDED
                                     YEAR ENDED                SEPTEMBER 30,
                                    DECEMBER 31,     ----------------------------------
                                       1996(1)             1996              1997
                                   ---------------   ----------------   ---------------
                                                      (IN THOUSANDS)
Revenue..........................  $31,377   100.0%  $ 22,386   100.0%  $37,744   100.0%
Costs and expenses:
  Cost of revenue................   23,120    73.6%    16,186    72.3%   27,619    73.2%
  Selling, general and
     administrative..............    8,053    25.7%     6,098    27.2%    8,679    23.8%
  Stock compensation expense.....       --      --         --      --       305     0.8%
  Depreciation and
     amortization................    1,479     4.7%     1,104     4.9%    1,296     3.4%
                                   -------   -----   --------   -----   -------   -----
Loss from operations.............  $(1,275)   (4.1)% $ (1,002)   (4.5)% $  (155)   (0.4)%
                                   =======   =====   ========   =====   =======   =====

---------------

(1) The pro forma combined statement of operations information for the year ended December 31, 1996 is presented on the basis of a year ended December 31 for each Founding Company, except (i) the financial results of Blackmarr are reflected based on its fiscal year ended September 30, 1996 and (ii) the financial results of SCS Australia are reflected based on a period of 12 months ended September 30, 1996. The pro forma combined statement of operations information for the nine-month periods ended September 30, 1996 and 1997 is presented on the basis of the nine months ended September 30 for each Founding Company for each period presented, except the financial results of SCS Australia are reflected based on the nine-month periods ended June 30 for each period presented.

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996.

     Revenue. Pro forma combined revenue increased $15.4 million, or 68.6%, for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The increase primarily resulted from a general increase in revenue at each of the Founding Companies, including (i) a $6.9 million increase in SAP consulting services revenue at SCS America and SCS Australia, (ii) a $3.0 million increase in Blackmarr's revenue as a result of overall increased demand for its IT consulting services and (iii) a $3.7 million increase in ICON's revenue as a result of opening two new offices and increased demand from its customers in the energy industry.

     Cost of revenue. Pro forma combined cost of revenue increased $11.4 million, or 70.6%, for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The increase primarily resulted from increased costs at each of the Founding Companies associated principally with increases in the number of IT professionals, consistent with the increases in their respective levels of service activity. As a percentage of revenue, cost of revenue was 73.2% for the nine months ended September 30, 1997 compared to 72.3% for the corresponding period in the prior year.

     Selling, general and administrative expenses. Pro forma combined selling, general and administrative expenses increased $2.6 million, or 42.3%, for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The increase was primarily attributable to the addition of sales and marketing personnel and the cost of opening and operating additional offices in new geographical markets. As a percentage of revenue, selling, general and administrative expenses decreased to 23.8% for the nine months ended September 30, 1997 compared to 27.2% for the corresponding period for the prior year.

LIQUIDITY AND CAPITAL RESOURCES -- PRO FORMA COMBINED

     The Company is a holding company that will conduct all of its operations through its subsidiaries. Accordingly, the Company's principal sources of liquidity are the cash flow of its subsidiaries, cash available from lines of credit it may establish and the unallocated net proceeds of this Offering. At September 30, 1997, on a pro forma combined basis, after giving effect to (i) the Acquisitions, (ii) the closing of the Offering and BrightStar's application of its net proceeds therefrom to pay the cash portion of the aggregate consideration for the Acquisitions and to repay indebtedness of the Founding Companies (approximately $5.1 million) and (iii) the repayment by BrightStar of advances from BITI under the BITI Loan Agreement, which have been used to fund payment of a part of the expenses of the Offering, the Company would have an aggregate of $ million of cash and cash equivalents, $ million of working capital and no short or long term debt.

     On a combined basis, the Founding Companies made capital expenditures of approximately $0.7 million in the nine months ended September 30, 1997, primarily for office equipment and computers. BrightStar currently expects that the combined capital expenditures for the balance of 1997 will total approximately $0.3 million. The Company expects to install or upgrade its accounting and management information systems and to install an internal network and communications system to facilitate exchange of information among the Founding Companies. Management presently anticipates that expenditures for these items will total approximately $3.0 million over the next two years; however, no assurance can be made with respect to the actual timing and amount of such expenditures.

     The Company has initiated preliminary discussions with potential lenders regarding a credit facility (the "Credit Facility"), to be used for general corporate purposes, including financing of acquisitions, capital expenditures and working capital. On the basis of those discussions, the Company expects to enter into the Credit Facility at or prior to the closing of the Offering and that the Credit Facility will provide for a revolving line of credit up to $20.0 million. The ability of the Company to secure the Credit Facility is subject to satisfactory negotiations with prospective lenders as well as the negotiation and execution of definitive loan documentation.

     The Company intends to pursue acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions through the issuance of additional equity, as well as through a combination of working capital, cash flow from operations and borrowings, including borrowings under the Credit Agreement.

     The Company believes that cash flow from operations, borrowings under the Credit Facility currently being negotiated and the unallocated net proceeds of the Offering will be sufficient to fund its capital requirements for the forseeable future.

INFLATION

     Due to the relatively low levels of inflation experienced in the last three years, and in the nine months ended September 30, 1997, inflation did not have a significant effect on the results of operations of any of the Founding Companies in those periods.

EXPOSURE TO CURRENCY FLUCTUATIONS

     During the year ended December 31, 1996 and the nine months ended September 30, 1997, the percentage of the Company's revenues generated outside the United States was 25% and 28%, respectively. Except for arrangements involving SCS Australia, the Company's service contracts and sales agreements provide for payment in U.S. dollars. SCS Australia's sales are payable in Australian dollars. The exchange rate of Australian Dollars to U.S. Dollars ranged from A$ = U.S.$0.734 to U.S.$0.816 during 1996, with an average of A$ = U.S.$0.783 for the year, and from A$ = U.S.$0.716 to U.S.$0.798 during the nine months ended September 30, 1997, with an average of A$ = U.S. $0.761 for that period. As of December 19, 1997, the exchange rate was A$ = U.S.$0.653. There can be no assurance that all of the Company's future contracts will be payable in U.S. or Australian Dollars. To the extent that any of the Company's future contracts are payable in foreign currencies, the Company could be exposed to fluctuations in currency exchange rates. To hedge a portion of the risks associated with such fluctuations, the Company may, from time to time, engage in hedging transactions in the future.

RESULTS OF OPERATIONS -- BLACKMARR

     The following table presents certain selected data (and that data as a percentage of revenue) of Blackmarr on a historical basis for the periods indicated:

                                                 YEAR ENDED SEPTEMBER 30,
                                  ------------------------------------------------------
                                       1995               1996                1997
                                  ---------------    ---------------    ----------------
                                                      (IN THOUSANDS)
Revenue.........................  $7,043   100.0%    $9,227   100.0%    $12,190   100.0%
  Cost of revenue...............   5,592    79.4%     7,659    83.0%     10,063    82.6%
  Selling, general and
     administrative expenses....   1,413    20.1%     1,555    16.9%      1,668    13.7%
  Stock compensation expense....                                            305     2.5%
  Depreciation and
     amortization...............      78     1.1%       101     1.1%        135     1.1%
                                  ------   ------    ------   ------    -------   ------
Income (loss) from operations...  $  (40)    (0.6)%  $  (88)    (1.0)%  $    19     0.2%
                                  ======   ======    ======   ======    =======   ======

Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

     Revenue -- Revenues increased $2.9 million, or 32.1%, for the year ended September 30, 1997 compared to the year ended September 30, 1996. The increase primarily resulted from the addition of new customer contracts representing revenue of approximately $2.0 million in the consulting division and an increase of approximately $0.9 million from the education division, which expanded its course offerings from the previous year.

     Cost of revenue -- Cost of revenue increased $2.4 million, or 31.4%, for the year ended September 30, 1997 compared to the year ended September 30, 1996. The increase was directly proportional to the increase in revenues and was comprised of additional operational personnel added to support increased client contracts.

     Selling, general and administrative expenses -- Selling, general and administrative expenses increased $0.1 million, or 7.3%, for the year ended September 30, 1997 compared to the year ended September 30, 1996. As a percentage of revenue, selling, general and administrative expenses decreased from 16.9% to 13.7% for the year ended September 30, 1997 compared to the year ended September 30, 1996. The percentage decrease was attributable to the Company increasing revenue without substantial additions in the number of support personnel.

     Stock compensation expense -- During March 1997, Blackmarr issued 3,068 shares of its common stock and in connection with these stock issuances, compensation expense totaling $305,000 was recognized during the year ended September 30, 1997 and is included in stock compensation expense.

Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Revenue -- Revenue increased $2.2 million, or 31.0%, for the year ended September 30, 1996 compared to the year ended September 30, 1995. This increase primarily resulted from additional consulting contracts with new customers and increased sales of Blackmarr's proprietary software.

     Cost of revenue -- Cost of revenue increased $2.1 million, or 37.0%, for the year ended September 30, 1996 compared to year ended September 30, 1995. As a percentage of revenue, cost of revenue increased from 79.4% to 83.0%, for the year ended September 30, 1996 compared to the year ended September 30, 1995. The increase was primarily attributable to a proportional increase in the number of operational personnel to support new business and compensation increases for professionals in response to market conditions.

     Selling, general and administrative expenses -- Selling, general and administrative expenses increased $0.1 million, or 10.0%, for the year ended September 30, 1996 compared to the year ended September 30, 1995. As a percentage of revenue, selling, general and administrative expenses decreased from 20.1% to 16.9% for the year ended September 30, 1996 compared to the year ended September 30, 1995. This percentage decrease is primarily attributable to the Blackmarr's revenue increasing without a corresponding increase in the number of support staff.

LIQUIDITY

     The following table sets forth selected information from Blackmarr's statement of cash flows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               1995     1996     1997
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
Net Cash Provided (Used) by Operating Activities............   $   4    $ (79)   $(256)
Net Cash Provided (Used) by Investing Activities............     487     (211)     (52)
Net Cash Provided (Used) by Financing Activities............    (521)     237      311
                                                               -----    -----    -----
Net Change in Cash..........................................   $ (30)   $ (53)   $   3
                                                               =====    =====    =====

     At September 30, 1997, Blackmarr had $822,764 of borrowings outstanding under a revolving line of credit provided by a commercial bank. The borrowing capacity under the line of credit is $1,000,000, with interest payable monthly at the bank's prime lending rate plus 1.0% (9.5% at September 30, 1997). Borrowings under the line of credit are due and payable on demand, are subject to borrowing base requirements based on 80% of eligible accounts receivable (as defined in a related financing and security agreement) and are secured by Blackmarr's accounts receivable and guaranteed by Blackmarr's principal stockholder.

     On November 5, 1996, Blackmarr refinanced certain outstanding indebtedness through borrowings under a new term loan in the principal amount of $261,557. The term loan is payable in 24 monthly installments of $10,898, plus interest at the bank's prime lending rate plus 0.5% (9.0% at September 30, 1997). The term loan is secured by Blackmarr's accounts receivable and a guarantee from Blackmarr's principal stockholder. At

September 30, 1997, the outstanding balance under the term loan was $141,679 and matures as follows: $130,781 during the 12 months ended September 1998 and $10,898 during the 12 months ended September 1999.

     At September 30, 1997, Blackmarr also had indebtedness outstanding under another note payable in the principal amount of $104,200, which was issued to a bank and is payable on demand, with interest at 10% per annum.

ACCOUNTING MATTERS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128, which is effective for periods ending after December 15, 1997, including interim periods, simplifies the standards for computing earnings per share and replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Company believes initial adoption of this standard will not have a material impact on its financial position or results of operations.

                                    BUSINESS

SUMMARY

     BrightStar was organized to provide a wide range of IT services to Fortune 1000 companies and other large organizations. The Company provides strategic IT consulting and ERP software implementation services, application development and maintenance services, systems integration services, IT outsourcing and IT training services and related software products. The Company's goal is to become a leader in the fragmented IT services industry through consolidation of complementary companies, expansion of its service and product offerings and cross-selling to its combined customer base.

     The Company employs more than 500 IT professionals in 10 U.S. and six international locations and provides mission critical software application and database design, development, implementation and maintenance services across a wide array of computing environments including client/server, midrange and mainframe business systems as well as real-time process control systems. The Company provides its services and products to clients across a broad spectrum of industries, including communications, consumer products, energy, financial services, healthcare, industrial, insurance, media, professional services, retail, and technology. Many of these clients have maintained relationships with the Founding Companies over multiple years, involving a large number of projects.

INDUSTRY BACKGROUND

     The worldwide IT market has expanded significantly in recent years, driven by the trend towards open systems, greater affordability and improvements in operating performance. The IT services market has expanded along with the IT industry in general and, as businesses have sought to improve their competitiveness, quality, productivity and profitability, the demand for business process reengineering, technology consulting and outsourcing services has increased. A report by Forrester Research, an independent research organization which provides information concerning the IT services industry, estimates that the market for IT consulting, design, implementation, management and IT outsourcing was $124.0 billion in 1996 and will increase to $303.1 billion by 2002, representing an approximate compounded annual growth rate of 16%.

     Among the leading factors driving growth in the IT services market is the transition to distributed computing technologies such as client/server architectures, LANs, WANs, the Internet and intranets. Such distributed systems enable the creation and utilization of more functional and flexible applications that are critical to the competitive needs of businesses. The Company believes businesses are increasingly purchasing ERP software applications, including those offered by leading software vendors such as SAP, Oracle, PeopleSoft or Baan, and implementing these applications to match their requirements.

     The challenge of managing this transition while maintaining legacy systems is placing a severe strain on many corporate IT departments. Many organizations do not have the resources to keep pace with these newer technologies and are reluctant to expand their IT departments and retrain and re-deploy their in-house personnel to develop and implement these technologies. Consequently organizations are increasingly outsourcing the design and development of custom IT solutions in order to improve efficiency, minimize the financial risks associated with implementing new technologies and reduce their existing IT infrastructures. Moreover, organizations that purchase ERP software applications typically engage IT services and consulting companies to reengineer their business processes and implement these software packages according to their custom requirements. Organizations are also using outsourcing as a cost-effective solution to large one-time IT projects such as those relating to the year 2000 ("Year 2000") problem, which Gartner Group, Inc. (in a report dated December 1995) has estimated will cost in excess of $300 billion to resolve worldwide.

     Although market share in the IT industry was initially concentrated among large computer manufacturers, the industry has become increasingly competitive and fragmented. IT outsourcing services are provided by numerous firms including multinational accounting firms, systems consulting and implementation firms, software application vendors, service groups of computer equipment companies, general management consulting firms and technical personnel and data processing outsourcing companies. Given the complexity of managing these outside relationships, large businesses and other organizations are seeking to reduce the number of IT services firms that they deal with to a select few whom they can trust to complete projects successfully, on time and within budget. The Company believes it has a significant opportunity to provide a broad range of services to large organizations that are seeking to reduce the number of IT services firms with which they do business.

THE BRIGHTSTAR APPROACH

     The Company's goal is to be a leading provider of IT solutions. The Company's approach emphasizes the following key strategies:

          Provide a Wide Range of IT Solutions. The Company provides a wide range of IT solutions through the Founding Companies, each of which is specialized and has focused on establishing itself as a preferred provider for its clients. A key element of the Company's operating strategy is to provide its clients with a wide range of high-quality IT services, while maintaining the in-depth expertise and advanced skill sets offered by each Founding Company. The Company offers its clients (i) access to a variety of IT solutions, allowing its clients to outsource more of their IT work while reducing the number of companies with which they must deal, (ii) IT solutions from a coordinated, interdisciplinary team of IT professionals rather than from separate companies and (iii) the support and resources of a large firm, with the flexibility and responsiveness to changing client needs of a smaller firm.

          Offer Strong Local and Regional Presence. The Company believes that its strong local and regional presence enables it to be responsive to its clients' needs, enhances its ability to establish and maintain long-term relationships with its clients and allows it to attract skilled, locally-based IT professionals. The Company believes that each of its local offices has developed substantial positive name recognition and goodwill, and that, collectively, they create an opportunity to build a broad network to provide enterprise-wide IT solutions to large business and institutional clients on a national basis. The Company believes that a national network will serve to reduce the Company's reliance on any single regional or local economy.

          Focus on Mission Critical Solutions. The Company focuses on providing IT solutions to its clients' strategic business problems, including developing custom solutions and implementing ERP software applications designed to increase productivity, reduce costs and improve customer service. To maintain this focus, the Company recruits and employs skilled senior-level consultants, project managers, engineers and other technical personnel with experience in the vertical markets it serves. The Company also provides training to its clients during such projects to achieve high levels of self-sufficiency among its clients' end users and internal IT personnel. The Company believes its ability to deliver such mission critical solutions fosters long-term relationships with its existing clients and generates referrals of new clients.

          Encourage Creativity; Foster Entrepreneurial Spirit. The Company intends to operate with a decentralized management structure to provide a motivating environment for its staff and to encourage the continuation of close client relationships. Local management will be encouraged to initiate and implement IT solutions to meet client needs, including the scheduling of assignments, the hiring of employees and the development and implementation of marketing strategies.

GROWTH STRATEGY

     The Company believes that the key strategies comprising the BrightStar approach provide a strong foundation for future growth. The Company's growth strategy emphasizes the following elements:

          Maximize Intrinsic Growth Opportunities. The Company intends to build on the Founding Companies' strong history of internal growth. For the first nine months of 1997, the Founding Companies had combined revenue growth of 68.6% over the corresponding period in 1996. The Company will centralize certain administrative functions allowing management of the Founding Companies to focus on operations. Moreover, companies are outsourcing more of their IT needs, and the Company intends to capitalize on its strong reputation in certain vertical markets and to expand into additional niche markets.

          Capitalize on Cross-selling Opportunities. The Company intends to enhance its growth by cross-selling its broad range of services to the combined client base of the Founding Companies. The Company will continue the regional and local marketing efforts of the Founding Companies, with the enhanced capability to offer its clients a wider range of IT services and products. The Company will implement programs enabling each Founding Company to offer its particular IT expertise to the Company's combined client base. The Company plans to coordinate teams consisting of IT professionals from the Founding Companies to provide services to its major clients.

          Attract, Train, Motivate and Retain Highly Skilled Employees. The Company maintains programs and personnel, including seven full time recruiters, to seek out and hire the best available IT professionals and to train these professionals in both legacy systems and emerging technologies. To attract, train, motivate and retain its employees, the Company focuses on and provides (i) a corporate culture which promotes creativity and an entrepreneurial spirit, (ii) compensation, incentive programs and benefits including stock option grant and employee stock purchase programs and (iii) career and advancement opportunities for its IT professionals, including interdisciplinary training and access to the same technical training programs offered to clients' IT professionals.

          Expand Alliances With Leading Software Vendors. The Company is a SAP national implementation partner in the U.S. and Australia and the Company also has preferred "business partner" relationships with Microsoft, PeopleSoft, Novell and Oracle, among others. These relationships allow the Company to use the business partner's name and the "business partner" designation in marketing the Company's services. The Company believes these relationships result in direct client referrals and enhanced industry recognition. The Company also believes these relationships enable the Company to broaden its customer base, increase its competitiveness and maintain its technological leadership through access to the most current information and training on leading software, hardware and information systems. The Company intends to continue to cultivate these relationships, and may seek to form alliances with other developers and vendors of IT technologies, in order to expand and increase its sales opportunities.

          Commercialize Products Derived from IT Services. In the course of developing and providing IT services to its clients, the Company has developed products derived from software applications which can be used in similar situations over a wide range of industries. For example, the Company has commercialized and is generating licensing fees from several training products.

          Expand Through Strategic Acquisitions. The Company intends to aggressively continue its acquisition program. The Company will seek potential acquisition candidates to (i) increase its expertise or further broaden its IT services offering, (ii) enhance the Company's position in its existing niche markets or establish a position in new niche markets and
     (iii) expand the Company's presence within its existing geographic markets or enter into new geographic markets. The Company's focus will be to acquire companies that have a strong history of growth and profitability, strong employee retention, strong management and a reputation for providing quality services. The Company believes that its ability to add value to acquired operations by cross-selling its broad range of IT services, decentralized management structure and access to financial resources will make it an attractive acquiror of IT companies.

SERVICES AND PRODUCTS

     The Company offers its clients a wide range of IT services and a variety of software products. The Company provides IT consulting and ERP software implementation services, application development and maintenance services, systems integration services, IT outsourcing, IT training services and related software products. The Company also seeks to develop additional products and services which broaden its capabilities to meet its clients' needs.

     Strategic IT Consulting Solutions and ERP Software Implementation. The Company assists organizations to modernize their information systems and processes and to improve productivity and business performance by defining strategic IT objectives, designing IT infrastructures to support these objectives and managing implementation of IT projects. As part of its business process reengineering services, the Company designs IT solutions and implements ERP software packages provided by a variety of vendors, including SAP and Peoplesoft. The Company's IT consulting services include business process modeling and reengineering, systems architecture and design, project management and development of migration plans from mainframe legacy systems to distributed computer networks utilizing client/server architectures. The Company is capable of providing these IT consulting solutions at either the enterprise-wide or the business function level.

     Application Development and Maintenance. The Company provides mission critical software application design, development and maintenance across a broad spectrum of computing environments including client/server, midrange and mainframe business systems as well as real-time process control systems. The Company's consultants and software developers are typically engaged for part or all of the life-cycle of application development, from requirements analysis and systems planning through coding, testing, deployment and maintenance. In developing desktop systems, the Company uses rapid prototyping techniques, commercially available database and groupware software and standard application development tools. As part of its systems maintenance and support services, the Company assists clients in solving their Year 2000 programming issues. The Company has designed and developed applications both independent of and as a follow-on to its IT consulting engagements.

     Systems Integration. The Company provides a wide range of systems integration services including large-scale database integration, LAN and WAN systems design and implementation, and the design and implementation of Internet applications and intranets. The Company also develops and integrates turn-key control systems for clients in the energy and process industries.

     IT Outsourcing. The Company provides highly skilled IT professionals and value-added services to augment the internal information systems staff of its clients. The Company's IT professionals usually provide services at the client's site, although services may be provided at the Company's facilities. The Company is currently focused on providing IT professionals with Year 2000 remediation skills. In addition, the Company provides specialized litigation support and document management services including the scanning, indexing and electronic archival of paper documents to assist its clients with their information management needs.

     IT Training. The Company maintains training centers in Scottsdale, Arizona, Dallas, Texas and Lafayette, Louisiana. The Company's training programs for IT professionals cover the Microsoft Certified Professional and MCSE programs, the Computer Technology Industry Association's A+ Certification program and the Novell Certified Network Administrator and Certified Network Engineer programs. The Company also provides training to its clients' IT personnel related to custom software and applications developed and implemented by the Company. The Company currently markets two IT training products, a Microsoft MCSE self-study kit, designed to help students master the various components of the Microsoft Certified System Engineer Program in preparation for certification, and the Computing Technology Industry Association's A+ Certification Course, designed to instruct students in personal computer technical skills.

CLIENTS AND MARKETS

     The Company provides services to a diverse group of clients, primarily Fortune 1000 companies and other large organizations. Many of these clients have substantial recurring requirements for IT services and products and have maintained ongoing relationships with the Company over several years. On a combined basis, the Founding Companies had two customers who each represented more than 10% of the pro forma combined revenue for the year ended December 31, 1996 and the nine months ended September 30, 1997: KPMG and SAP (including their respective affiliates). While the Company is not dependent on any single customer, the loss of one of its significant customers could, at least on a short-term basis, have an adverse effect on the Company. A partial list of clients served by the Company in 1997 is presented in the table below:

----------------------------------------------------------------------------------------------------------------
                 COMMUNICATIONS/MEDIA                                    CONSUMER PRODUCTS/RETAIL
----------------------------------------------------------------------------------------------------------------
  Australia Post             Oxford University            Mary Kay Cosmetics           Tricon
  ALLTEL                     Press                        Pepsico                      Tandy
  GTE                        Southwestern Bell            Pizza Hut                    WalMart Stores
                             Time Warner
----------------------------------------------------------------------------------------------------------------
                        ENERGY                                     FINANCIAL AND PROFESSIONAL SERVICES
----------------------------------------------------------------------------------------------------------------
  Alinta Gas                 Shell                        EDS                          Price Waterhouse
  Chevron USA                Ocean Energy                 Ernst & Young                Royal Bank of
  Conoco                     Western Mining               J.P. Morgan                  Canada
  Entergy                    Corporation                  KPMG Peat Marwick            Visa
  Mobil                      Woodside Petroleum           O'Melveny & Myers
  Pemex
----------------------------------------------------------------------------------------------------------------
                 GOVERNMENT/EDUCATION                                     HEALTH CARE/INSURANCE
----------------------------------------------------------------------------------------------------------------
  Boy Scouts                 Federal Reserve Banks        Blue Cross/                  Kaiser Permanente
    of America               of Dallas and                Blue Shield                  Health Advantage
  California Attorney        Houston                      Johnson & Johnson            Associated Hospital
    General                  Southern Methodist           Medical                        Services of Maine
  California                   University
    Department               State of Arkansas
    of Transportation        U.S. Department of
  City of Los Angeles          Agriculture
  County of Ventura          University of Texas
----------------------------------------------------------------------------------------------------------------
                      INDUSTRIAL                                                TECHNOLOGY
----------------------------------------------------------------------------------------------------------------
  General Electric           Spectrasite                  3Com                         Motorola
  Kintetsu                   Toyota Motor                 Autodesk                     SAP
  Lockheed-Martin            Corporation                  Fujitsu                      Texas Instruments
  Mitsubishi Electric        Worldwide Express            Intel
  Nissan                     Yamaha
----------------------------------------------------------------------------------------------------------------

SALES AND MARKETING

     The Company markets and provides its services directly through its main and branch offices. The Company intends to focus its sales and marketing efforts on
(i) cross-selling the Company's complementary service capabilities across its existing client base, (ii) implementing a national account program to secure larger clients, (iii) establishing the Company as a provider of a wide range of IT services on a nationwide basis and (iv) providing Company-wide marketing support to its sales staff through production and distribution of marketing materials, telemarketing, and industry association and trade shows and seminars. As of December 1, 1997, the Company had approximately 20 full time sales and marketing personnel.

HUMAN RESOURCES

     The Company employs more than 500 IT professionals, supported by a staff of approximately 90 sales, marketing and administrative personnel. The Company's success depends in large part upon its ability to attract, train, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. The Company dedicates significant resources to recruiting professionals with both IT consulting and industry experience, and maintains a staff of recruiters to aid in this effort. The Company also provides numerous training programs for its IT professionals, including the training programs offered to its clients' IT professionals, which it believes provides an advantage in attracting and retaining such professionals.

     None of the Company's employees are subject to a collective bargaining arrangement. The Company considers its relationships with its employees to be good.

COMPETITION

     The market for IT services is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. The Company competes for potential clients with providers of outsourcing services, multinational accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal MIS departments. The Company believes the principal competitive factors in the IT services industry include responsiveness to client needs, availability of technical personnel, speed of applications development, quality of service, price, project management capabilities, technical expertise and ability to provide a wide variety of IT services. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to attract, train, motivate and retain qualified technical personnel, the ownership by competitors of software used by potential clients, the development of software that would reduce or eliminate the need for the Company's services, the price at which others offer comparable services and the extent of its competitors' responsiveness to client needs. The Company expects that competition could increase in the future, partly due to low barriers to entry. See "Risk Factors -- Competition."

FOREIGN OPERATIONS

     The Company believes that significant opportunities exist to sell its products and services in different geographic regions around the world. Through geographic diversity, the Company believes it can mitigate its exposure to downturns in local or regional economies. The Company's foreign operations accounted for approximately 25% and 28% of the Company's revenue on a pro forma combined basis for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, of which approximately 98% and 99%, respectively, were generated by the Company's operations in Australia during those periods.

     SCS Australia, one of the Founding Companies, is an Australian company and generates substantially all of its revenue in Australia. Blackmarr, another Founding Company, has operations in Caracas, Venezuela and London, England. In addition, several of the other Founding Companies have performed projects outside the U.S., but maintain no permanent offices outside the U.S. Other than engagements involving SCS Australia, substantially all of the Company's service contracts and product sales arrangements have historically been payable in U.S. dollars.

     The current and planned foreign operations of the Company are subject to certain political, economic and other uncertainties not encountered in domestic operations, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, the general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted, costs of localizing products and services for foreign countries, lack of acceptance of localized products and services in foreign countries, longer accounts receivable payment cycles and logistical difficulties in managing foreign operations. Foreign operations sometimes also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. See "Risk Factors -- International Operations."

INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends on certain methodologies it utilizes in designing, installing and integrating computer software and systems and on other proprietary intellectual property rights it has developed to serve its clients. The Company's business includes the development of custom software in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company develops certain application software products, or software "tools," which remain the property of the Company.

     The Company relies on a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company generally enters into confidentiality agreements with its employees and consultants and limits access to, and distribution of, its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, the laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the U.S. Also, despite the steps taken by the Company to protect its proprietary rights, there can be no assurance that others will not develop technologies similar or superior to the Company's technology or design around the proprietary rights owned by the Company. See "Risk Factors -- Intellectual Property Rights."

PROPERTY

     The Company's principal executive offices are located at 10375 Richmond Avenue, Suite 1620, Houston, Texas 77042. The Company's lease on these premises covers 4,658 square feet and expires on November 30, 2002. The headquarters of the Founding Companies are located in seven facilities, and are leased at aggregate current monthly rents of approximately $67,500. The Company believes that its properties are adequate for its needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required on terms favorable to the Company.

LEGAL PROCEEDINGS

     Neither BrightStar nor any of the Founding Companies is involved in any legal proceedings which the Company believes could have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and directors of BrightStar.

         NAME           AGE(1)                               POSITION
         ----           ------                               --------
George M. Siegel......    60     Chairman of the Board of Directors(2)
Marshall G. Webb......    55     President, Chief Executive Officer and Director(2)
Michael A. Sooley.....    48     Executive Vice President and Chief Operating Officer
Thomas A. Hudgins.....    57     Executive Vice President of Sales and Marketing and Secretary
Daniel M. Cofall......    42     Executive Vice President, Chief Financial Officer and Treasurer
Mark D. Diggs.........    50     Senior Vice President, Chief Projects and Integration Officer(5)
Brian R. Blackmarr....    55     President of Blackmarr; Director(5)

---------------

(1) At December 31, 1997

(2) Member of the Board Executive Committee

(3) Member of the Board Compensation Committee

(4) Member of the Board Audit Committee

(5) Appointment will become effective when the Offering closes

     Members of the Board of Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, BrightStar's Board of Directors.

     George M. Siegel has served as Chairman of the Board of Directors of BrightStar since its inception. Mr. Siegel co-founded MindWorks, a Founding Company, in 1995. In 1990, he founded Dynamex Inc. (formerly Parcelway Courier Systems, Inc.), and served as its President and Chief Executive Officer until 1995. In 1993, Mr. Siegel co-founded U.S. Delivery Systems, a public company engaged in consolidating local messenger and delivery companies. Mr. Siegel received his Bachelor of Science in Business Administration and Marketing from Roosevelt University.

     Marshall G. Webb has served as the President and Chief Executive Officer of BrightStar since its inception. He co-founded SkillMaster, Inc. in 1987, and served as its President and Chief Executive Officer from 1987 to 1994. He was division president for Digital Solutions, Inc., a public company that purchased SkillMaster's health care division, from 1994 to 1996, and returned to SkillMaster in 1996 to supervise the successful consolidation of a group of privately held staffing services companies. From 1979 to 1987, Mr. Webb served in the capacities of Chief Operating Officer, Senior Vice President and Chief Financial Officer for Talent Tree, Inc. and Manpower, Inc., each of which specializes in staffing services. Mr. Webb is an alumnus of Southern Methodist University in Dallas, Texas, and is a certified public accountant.

     Michael A. Sooley has served as the Executive Vice President and Chief Operating Officer of BrightStar since September 1997. From 1992 until September 1997, Mr. Sooley served as the Chief Information Officer ("CIO") for Vinson & Elkins LLP, a major international law firm headquartered in Houston, Texas. He served as the CIO for Bronson, Bronson & McKinnon in San Francisco, California from 1990 until 1992. Mr. Sooley previously served as a management consultant with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick LLP, a multinational accounting firm), and as a systems engineer and project manager with Electronic Data Systems, Inc., a technology services company. Mr. Sooley earned his Bachelor of Science degree in Electrical Engineering from Trinity College, and his Master of Science degree in Management Science from Rensselaer Polytechnic Institute.

     Thomas A. Hudgins has served as the Executive Vice President of Sales and Marketing and Secretary of BrightStar since its inception. He was a co-founder of Delta X Corporation in 1967, a company engaged in the design and manufacture of electronic hardware and software for production automation systems, and served as its Executive Vice President until February of 1997. Mr. Hudgins is a registered professional engineer licensed to practice in Texas, and received a Bachelor of Science in Industrial Engineering from Texas Tech University.

     Daniel M. Cofall has served as Executive Vice President, Chief Financial Officer and Treasurer of BrightStar since its inception. From 1996 to 1997, Mr. Cofall served as Vice President of Finance and Chief Financial Officer of Honor Management, Inc. From 1994 to 1996, he served in various capacities, including Vice President of Finance and Administration, Chief Financial Officer, Chairman of the Board of Directors and Chief Executive Officer of Automated Telephone Management Systems, Inc., a public company headquartered in Dallas, Texas. From 1993 to 1994, he was Vice President of Finance for Affiliated Computer Services, Inc., and assisted in its initial public offering. From 1991 to 1993, Mr. Cofall served as Director of Finance for Maxum Health Care, a public company. Mr. Cofall graduated from Notre Dame University with a Bachelor of Business Administration degree, majoring in both Accounting and Finance. He received his Masters of Business Administration degree from Southern Methodist University. Mr. Cofall has also been a professor of corporate finance at the University of Dallas Graduate School of Management in Dallas, Texas since 1985.

     Mark D. Diggs will become BrightStar's Senior Vice President and Chief Projects and Integration Officer at the closing of the Offering. He has more than 23 years of systems development and project management experience, and in 1989 co-founded SII, a Founding Company, and currently serves as its President and Chief Executive Officer. In 1993, Mr. Diggs was named Entrepreneur of the Year by the Association of Arkansas Entrepreneurs, and served as the group's President in 1994. Mr. Diggs formerly served as Chairman of the Governor's Technology Advisory Subcommittee to the Legislative Committee on Communications for the State of Arkansas in 1996 and 1997. Mr. Diggs received a Bachelor of Science in Mathematics from Arkansas State University, and received a Masters of Science degree in computer science from American Technological University. Since 1986, Mr. Diggs has served as an Adjunct Facility Department Head for Webster University, and as an adjunct professor for the Webster University Graduate Center Master Degree Program for computer resources management.

     Brian R. Blackmarr will become a director of BrightStar at the closing of the Offering. Mr. Blackmarr has served as President of Blackmarr, a Founding Company, since its inception in 1979. He is a registered professional engineer, and is a member of the Board of Trustees of the Texas A&M University Research Foundation. Mr. Blackmarr received a Bachelor of Science degree in Mechanical/Industrial Engineering from the University of Texas -- Arlington, and a Masters of Science degree in Operations Research and Mechanical/Industrial Engineering from the University of Texas -- Austin.

     In addition to these persons, the Company intends to continue to employ substantially all the members of senior management of each of the Founding Companies following the closing of the Acquisitions.

COMMITTEES OF THE BOARD

     The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee advises the Board of Directors on matters relating to the senior management of BrightStar. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee determines executive officers' and key employees' salaries and bonuses and
administers the 1997 Stock Option Plan. Messrs. Siegel, Webb and           will
serve as members of the Executive Committee, Messrs           and           will
serve as members of the Audit Committee and Messrs.           and           will
serve as members of the Compensation Committee.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Directors who are not employees of the Company ("Non-Employee Directors") receive no cash compensation for serving as directors, except for reimbursement of expenses incurred in connection with their attendance at Board and committee meetings or otherwise incurred in their capacity as directors. Under BrightStar's 1997 Stock Option Plan, each Non-Employee Director will receive options to acquire

5,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options to acquire 5,000 shares of Common Stock at the beginning of each year of service thereafter. See -- "1997 Stock Option Plan."

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     BrightStar was organized in May 1997 and, prior to the Offering, has not conducted any operations other than activities related to the Acquisitions and the Offering. BrightStar has entered into employment agreements with Messrs. Cofall and Sooley effective September 1, 1997 and October 1, 1997, respectively. BrightStar will enter into employment agreements with each of Messrs. Webb, Hudgins and Diggs effective January 1, 1998. Mr. Blackmarr will enter into an employment agreement with Brian R. Blackmarr and Associates, Inc. effective on the closing of the Offering. Mr. Webb and Mr. Blackmarr will receive an annualized base salary of $175,000 and $225,000, respectively. Messrs. Sooley, Hudgins, Cofall and Diggs will receive an annualized base salary of $150,000.

     The executives of BrightStar will enter into employment agreements (the "Executive Employment Agreements") which are similar in terms to those employment agreements to be entered into between each of the Founding Companies (or, in the case of SCS America and SCS Australia, successor corporations being formed by BrightStar) and their executives as part of the Acquisitions. The following summary of the Executive Employment Agreements does not purport to be complete and is qualified by reference to them, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each such Executive Employment Agreement provides for an annual base salary in an amount not less than the initial specified amount and entitling the employee to participate in all employee benefit plans sponsored by BrightStar in which all other executive officers of BrightStar participate. Each of these agreements has an initial three-year term and continues thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal, subject to the right of BrightStar and the employee to terminate the employee's employment at any time. If the employee's employment is terminated by BrightStar without cause (as defined) during the initial three year term, then that employee will be entitled to (i) receive his current base salary together with any other earned and unpaid compensation, vacation time accrued prior to termination plus an amount equal to the amount of any earned bonuses and/or commissions, if any, payable to the employee with respect to the 12 calendar months preceding termination ("Severance Payments"), for the period ending the later of (a) the end of the initial three year term of the agreement or (b) 12 months after termination of employment and (ii) continued participation in BrightStar's employee benefit plans (other than the granting of new awards under the 1997 Stock Option Plan or any other performance-based plan) for a period of 12 months following the date of termination. If an employee is terminated without cause during any one-year extension of the initial term of the Agreement, then that employee shall continue to receive Severance Payments for a period of 12 months after termination of such employment, and shall continue to participate for such period in BrightStar's employee benefit plans (other than the granting of new awards under the 1997 Stock Option Plan or any other performance-based plan). If a change of control (as defined) of BrightStar occurs, and the terms of the employment agreement are not adopted, the employee will be entitled to receive an amount equal to 36 months of his then-current base salary under the agreement, payable on a monthly basis. The Executive Employment Agreements contain covenants limiting competition with the Company during the term of the Executive Employment Agreement and for an additional period to be the longer of four years from inception of the agreement, or one year after termination of employment for cause.

1997 STOCK OPTION PLAN

     In October 1997, the Board of Directors (the "Board") and the stockholders of BrightStar adopted the 1997 Stock Option Plan. The 1997 Stock Option Plan provides for the granting of stock-based awards ("Awards") to directors, executive officers, certain other employees and certain non-employee consultants of the Company. Within certain limitations provided by the 1997 Stock Option Plan, such Awards may take any form and may include provisions regarding vesting, exercise price, the amount of each grant and other terms as shall be approved by the Board or by a committee designated by the Board. Stock options granted under the 1997 Stock Option Plan may be either options that qualify as "incentive stock options" ("Incentive

Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not qualify as "incentive stock options" ("Non-qualified Options"). The 1997 Stock Option Plan, which permits up to 1.0 million shares of the Company's Common Stock to be issued, terminates on October 31, 2007.

     The 1997 Stock Option Plan is administered by the Board or by the Compensation Committee of the Board, which committee, to the extent required to qualify for certain exemptions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to satisfy the requirements of
Section 162(m) of the Code, will at all times consist of at least two non-employee directors. Subject to the terms of the 1997 Stock Option Plan, the Board or the Compensation Committee determines the persons to whom Awards are granted and the terms and the number of shares covered by each Award. The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an incentive stock option granted to a holder of more than 10% of the fully-diluted capital stock of BrightStar. Non-qualified Options and Incentive Options may become exercisable immediately after the date of grant and may continue to be exercisable, in whole or in part, up to ten years after the date of grant, as determined by the Board or the Compensation Committee.

     The 1997 Stock Option Plan provides that all Non-qualified Options and Incentive Options which are not exercisable on the date of termination of an option holder's employment generally expire when the optionee ceases to be affiliated with the Company; however, the Board or the Compensation Committee may, in its discretion, permit the holder to exercise unvested options upon such termination. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The 1997 Stock Option Plan provides that each stock option agreement with respect to any Non-qualified Option or Incentive Option shall specify the effects of termination of employment on exercisability of those options and if the optionee is terminated (with cause or without cause), then the vested portion of all options held by that optionee may become exercisable for a three-month period following the termination of employment.

     The 1997 Stock Option Plan contains a provision accelerating the receipt of benefits pursuant to Awards upon the occurrence of specified events, including merger, consolidation, dissolution or liquidation of BrightStar. The acceleration of vesting of Awards in the event of a merger or other similar event may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

     Pursuant to an October 1997 action of the Board and under the terms of the 1997 Stock Option Plan, BrightStar has approved Non-qualified Options for each of the initial Non-Employee Directors as follows (the "Non-Employee Director Awards"): (i) the automatic grant to each of the initial Non-Employee Directors (including those elected to begin service at the closing of the Offering) of options to purchase 5,000 shares of Common Stock, effective as of the date the initial public offering price is determined, at an exercise price per share equal to the initial per share public offering price, (ii) the automatic grant to each Non-Employee Director elected after the closing of the Offering of options to purchase 5,000 shares of Common Stock, effective on the date of that person's initial election as a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of that grant, and (iii) the automatic grant to each Non-Employee Director of options to purchase 5,000 shares of Common Stock at each annual meeting of stockholders thereafter at which that director is re-elected or remains a director, unless such annual meeting is held within three months following that person's election as a director, at an exercise price per share equal to the per share fair market value of the Common Stock on the date of grant. BrightStar has reserved 70,000 shares of Common Stock for issuance pursuant to the Non-Employee Director Awards; however, the Board may revoke at any time the next automatic grant of options otherwise provided for pursuant to the Non-Employee Director Awards. Each option granted pursuant to the Non-Employee Director Awards shall be exercisable in full one year after the date of grant and shall expire ten years after the date of grant, unless sooner exercised or canceled due to termination of service or death.

     Payment on the exercise of an option may be in cash, by check or, at the discretion of the Board, by delivery of shares of Common Stock with a "fair market value," as defined in the 1997 Stock Option Plan, equal to the aggregate exercise price.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 15, 1997, and as adjusted to give effect to the closing of the Acquisitions, the Share Exchange and the Offering, as to (i) all persons who will then be the "beneficial owners", as defined by the Securities and Exchange Commission ("SEC"), of 5% or more of the Common Stock, (ii) each director and person nominated to become a director of BrightStar on closing of the Offering; (iii) each executive officer of BrightStar and (iv) all executive officers, directors and persons nominated to become executive officers and directors of BrightStar as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares, unless otherwise indicated.

                                                       SHARES                SHARES
                                                    BENEFICIALLY          BENEFICIALLY
                                                   OWNED PRIOR TO          OWNED AFTER
                                                     OFFERING(2)         OFFERING(2)(3)
                                                 -------------------   -------------------
                                                 NUMBER OF             NUMBER OF
              BENEFICIAL OWNER(1)                 SHARES     PERCENT    SHARES     PERCENT
              -------------------                ---------   -------   ---------   -------
Brian R. Blackmarr.............................        --        --      709,801     9.7%
Mark D. Diggs..................................    90,679      7.7%      232,082     3.2%
George M. Siegel...............................   128,364     10.9%      164,902     2.2%
Marshall G. Webb...............................   155,464     13.2%      155,464     2.1%
Thomas A. Hudgins..............................   149,310     12.7%      149,310     2.0%
Daniel M. Cofall...............................   137,772     11.7%      137,772     1.9%
Michael A. Sooley..............................    60,000      5.1%       60,000        *
All executive officers and directors as a group
  (seven persons)..............................   721,589              1,609,331    21.9%

---------------

 *  Less than 1%.

(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

(2) Giving effect to the Share Exchange and the dissolution and liquidation of BITI immediately following the closing of the Offering.

(3) Giving effect to the Offering and the issuance of 2,415,385 shares of Common Stock in connection with the Acquisitions.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF BRIGHTSTAR

     In connection with the formation of the Company, BITG, predecessor to BrightStar, issued 100,000 shares of its common stock to BITI in consideration for a cash payment in the amount of $10,000. George M. Siegel, Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall, Mark D. Diggs, each of whom is an executive officer or director of BrightStar, together with Michael Miller, chief financial officer of SII, purchased all the outstanding Class B units of BITI, the only units authorized to vote for the election of BITI managers, for aggregate consideration of $10,000. Messrs. Siegel, Webb, Hudgins, Diggs and Miller also own all the outstanding Series A-1 Class A units of BITI. Effective December 15, 1997, BITI executed a share exchange agreement with BrightStar to effect the Share Exchange concurrently with the closing of the Offering. The governing regulations of BITI provide that BITI is to be dissolved and liquidated effective upon the closing of the Offering. Upon dissolution and liquidation of BITI following the closing of the Share Exchange and the Offering, (i) the holders of the Series A-1 Class A units will receive in cash their original purchase price of $490,000 ("Purchase Price") for the units, plus shares of Common Stock having an aggregate value equal to the holder's Purchase Price, based on the initial public offering price of the Common Stock (the "IPO Price"), (ii) the holders of the Series A-2 Class A units will receive in cash their Purchase Price of $1,300,000 for the units, plus shares of Common Stock having an aggregate value equal to four times the holder's Purchase Price (based on the IPO Price), and (iii) the holders of the Class B units are entitled to receive the remaining shares of Common Stock received by BITI in the Share Exchange and the remaining cash, if any.

     In connection with the formation of the Company, BITG issued an aggregate of 41,958 shares of its common stock to its officers and directors (each of whom is also an officer or director of the Company) at a purchase price of $0.10 per share. Under the terms of the Share Exchange Agreement, BrightStar will exchange shares of its newly issued Common Stock for all of the outstanding capital stock of BITG (on a 8.2655-for-one basis) concurrently with the closing of the Offering. BITI will receive 826,550 shares of Common Stock in connection with the Share Exchange (of which an aggregate of 388,858 shares will then be distributed to the holders of Class B units of BITI (as described above)) and an aggregate of 437,692 shares will then be distributed to the holders of the Series A-1 and Series A-2 Class A units of BITI (as described above). In addition, an aggregate of 346,800 shares of Common Stock (the "Management Compensation Shares") will be issued to members of BrightStar's management in exchange for their shares of BITG common stock, including shares issued as follows: 42,900 shares to George M. Siegel; 70,000 shares to Marshall G. Webb; and 60,000 shares to each of Thomas A. Hudgins, Daniel M. Cofall, and Michael A. Sooley, respectively.

     BrightStar has entered into stock repurchase agreements with each of Messrs. Webb, Hudgins, Cofall and Sooley, pursuant to which BrightStar is entitled to repurchase, for $0.10 per share, a portion of the Management Compensation Shares issued to each of them, in the event such individual (i) is terminated from his employment with BrightStar for cause (as defined in the agreements) or (ii) voluntarily resigns from his employment with BrightStar within 12 months of the closing of Offering. All Management Compensation Shares held by such persons will initially be subject to the repurchase rights and that number will be reduced pro rata each month thereafter until the end of that 12-month period. Messrs. Webb, Hudgins, Cofall and Sooley may not sell any of the Management Compensation Shares so long as they remain subject to the repurchase rights.

     Pursuant to the BITI Loan Agreement, BITI has made cash advances to enable BrightStar to pay various professional and administrative expenses in connection with the formation of BrightStar, the acquisition of the Founding Companies and the Offering. As of December 15, 1997, there were outstanding advances under the BITI Loan Agreement totaling $0.5 million, which advances bear interest at 10% per annum and are to be repaid within 30 days following the closing of the Offering. All advances under the BITI Loan Agreement, together with accrued interest thereon, will be repaid from the net proceeds of the Offering. See "Use of Proceeds."

ACQUISITIONS OF THE FOUNDING COMPANIES

     Concurrently with the closing of the Offering, BrightStar will acquire all of the issued and outstanding capital stock or substantially all of the assets of the Founding Companies, at which time, each Founding Company will become a wholly owned subsidiary of BrightStar. The aggregate consideration BrightStar will pay to acquire the Founding Companies (before the Post-Closing Adjustments) consists of (i) approximately $32.4 million in cash, (ii) 2,415,385 shares of Common Stock and (iii) approximately $5.1 million of indebtedness of the Founding Companies to be assumed by BrightStar. In addition, the purchase price for each of SCS Australia and SII may be increased by a Post-Closing Adjustment, which, for SCS Australia, may be up to 209,230 shares of Common Stock based on actual fiscal 1998 revenues exceeding a certain threshold, and for SII will be equal to one-third of the amount of SII's actual fiscal 1998 pre-tax net income in excess of $1.3 million, and which, in each case, is to be payable in shares of Common Stock valued at the initial price to the public set forth on the cover of this Prospectus. The Company currently estimates, however, that no shares of Common Stock will be issuable in connection with the Post-Closing Adjustments. The consideration being paid in the Acquisitions was determined by arm's-length negotiations between the Company and the respective Founding Companies.

     The closing of each Acquisition is subject to customary conditions including, among others: the continuing accuracy of the representations and warranties made by the parties thereto, the performance of their respective covenants included in the agreements relating to the Acquisitions; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company prior to the closing date. There can be no assurance that the conditions to closing of the Acquisitions will be satisfied or waived or that the acquisition agreements will not be terminated prior to consummation.

     The following table sets forth the consideration to be paid and debt assumed for each of the Founding Companies.

                                                        SHARES OF       DEBT
                                             CASH      COMMON STOCK    ASSUMED
                                            -------    ------------    -------
                                                  (DOLLARS IN THOUSANDS)
Blackmarr(1)..............................  $ 3,015       927,569      $1,151
ICON......................................    6,121       316,354       1,773
Mindworks.................................      500        76,923         283
SCS America...............................   11,000       384,615         150
SCS Australia(2)..........................   10,355       455,539       1,444
SII(3)....................................    1,000       187,077          --
Zelo......................................      375        67,308         317
                                            -------     ---------      ------
          Totals..........................  $32,366     2,415,385      $5,118
                                            =======     =========      ======

---------------

(1) Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall and Michael A. Sooley have each agreed to exchange their shares of Common Stock for an equal number of shares of Restricted Common Stock contemporaneously with the closing of the Offering to the extent necessary to ensure that the shareholders of Blackmarr will become, collectively, the largest holder of Common Stock entitled to vote immediately following the Acquisitions. See "Description of Capital Stock -- Common Stock and Restricted Common Stock."

(2) Does not include shares of Common Stock issuable in connection with a Post-Closing Adjustment to be based upon 1998 revenue.

(3) Does not include shares of Common Stock issuable in connection with a Post-Closing Adjustment to be based upon 1998 pre-tax net income. The cash consideration includes the assumed repayment of a $550,000 promissory note (which is not included in the amount shown for debt assumed) issued in December 1997 to a former stockholder of SII in exchange for his equity interest in SII in anticipation of BrightStar's acquisition of SII.

     As consideration for their interests in the Founding Companies, certain officers, directors and beneficial owners of more than 5% of the outstanding shares of Common Stock will receive cash and shares of Common Stock of the Company as set forth in the table below.

                                                                   SHARES OF
                         NAME                            CASH     COMMON STOCK
                         ----                           ------    ------------
                                                        (DOLLARS IN THOUSANDS)
George M. Siegel......................................  $  238       36,538
Brian R. Blackmarr....................................   2,307      709,801
Mark D. Diggs.........................................     736      141,403
                                                        ------      -------
          Total.......................................  $3,281      887,742
                                                        ======      =======

     In connection with the Acquisitions, the Company will enter into employment agreements with certain key employees of the Founding Companies. Total annual compensation pursuant to such agreements ranges from approximately $90,000 to approximately $225,000 depending on the duties of such employees and their positions with the Founding Companies. These employment agreements have terms of three years and generally provide, among other things, that the employee will not compete with the Company during the term of the employment agreement and for additional periods of up to the greater of one year after the termination of their employment thereunder or the termination date set forth in the agreement. For a discussion of the employment agreements between the Company and its executive officers, see "Management -- Executive Compensation and Employment Agreements."

FINANCIAL ADVISORY SERVICES

     In August 1997, BITG engaged McFarland, Grossman & Company, Inc. ("MGCO") to provide financial advisory services for a period of six months in connection with the Acquisitions and related financings. Under the terms of the engagement letter between BrightStar and MGCO (the "MGCO Engagement Letter"), BrightStar paid MGCO an initial advisory fee of $15,500, plus monthly fees aggregating $75,000 through December 1997, and reimbursed MGCO for its out-of-pocket expenses relating to the services provided. In connection with the MGCO Engagement Letter, BITG issued the MG Warrant to MGCO for $100 in cash. Pursuant to the Share Exchange Agreement, BrightStar has assumed all obligations of BITG under the MG Warrant. As adopted by BrightStar, the MG Warrant provides for the purchase of up to 50,000 shares of Common Stock, at a per share exercise price equal to the lesser of $6.00 or 60% of the initial public offering price set forth on the cover page of this Prospectus. The MG Warrant may be exercised in whole or, from time to time, in part, at any time during the five-year period beginning on the issuance date of the MG Warrant. BrightStar granted certain registration rights to MGCO with respect to the shares of Common Stock issuable upon exercise of the MG Warrant.

     Pursuant to the MGCO Engagement Letter, MGCO will be entitled to receive the following fees in the future: (i) a graduated fee of not less than $400,000 payable upon the closing of the Acquisitions, which is estimated to be $1.4 million; (ii) a senior debt placement fee equal to 2% of the amount of any future credit facility arranged by MGCO; and (iii) a private placement fee equal to 6% of the amount of any private placement made by BrightStar within two years of March 2, 1998 with any capital source introduced to BrightStar by MGCO during the term of the MGCO Engagement Letter, together with a warrant to purchase an amount equal to 10% of the securities issued in any such private placement at the issue price in that private placement.

     In September 1997, BrightStar engaged Brewer-Gruenert Capital Advisors, LLC ("BGCA"), to provide consulting services regarding corporate development matters for a period of one year in connection with future acquisitions of IT companies by BrightStar and any private investors introduced to BrightStar by BGCA. Under the terms of the consulting agreement (the "BGCA Agreement") between BrightStar and BGCA, BrightStar will pay BGCA, at the close of the Offering, an executive search fee of $60,000 for services rendered thereunder, and will reimburse BGCA from time to time for its out-of-pocket expenses relating to the services provided. In connection with the BGCA Agreement, BrightStar also issued the BGCA Option giving BGCA the option to purchase the number of shares of Common Stock equal to $100,000 divided by the difference between the per share initial public offering price of the Common Stock set forth on the cover page of this Prospectus and the exercise price of $6.00 per share.

     Pursuant to the BGCA Agreement, BGCA will be entitled to receive the following fees in the future: (i) a graduated success fee, payable on the closing of an acquisition by the Company of a company presented to the Company by BGCA and (ii) a cash fee equal to 10% of the amount of the gross investment proceeds received by the Company from any investor identified by BGCA during the term of the BGCA Agreement.

COMPANY POLICY

     In the future, any material transactions between the Company and directors, officers, employees or other affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the Board, including a majority of disinterested members of the Board.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Certificate of Incorporation authorizes the issuance of 40,000,000 shares of capital stock, consisting of 35,000,000 shares of Common Stock, 2,000,000 Shares of Restricted Common Stock and 3,000,000 shares of Preferred Stock ("Preferred Stock"). At December 15, 1997, 100 shares of Common Stock were outstanding (all of which were held by BITG), and no shares of Restricted Common Stock or Preferred Stock were outstanding. On closing of the Acquisitions, the Share Exchange and the Offering, BrightStar will have outstanding 7,338,735 shares of Common Stock, and no shares of Restricted Common Stock or Preferred Stock will be outstanding. The following summary description of certain terms of BrightStar's capital stock is considered to be material to a prospective investor and is qualified in its entirety by reference to the Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part. All capitalized terms used and not defined below have the respective meanings given to them in the Certificate of Incorporation.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of Restricted Common Stock have no voting rights. After the closing of the Offering, the Board of Directors will be elected annually and will serve one-year terms. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock.

     Any shares of Restricted Common Stock that may be issued will automatically convert into Common Stock on a share-for-share basis (i) in the event any person acquires beneficial ownership of 25% or more of the outstanding shares of Common Stock of BrightStar in or as a result of a transaction or a series of transactions that shall not have been approved or ratified by at least 80% of the Continuing Directors (as defined in the Charter), (ii) 18 months after the closing of the Offering or (iii) in the event a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock approve such conversion.

     Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock (and Restricted Common Stock if any are issued) are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of the funds legally available therefor. Holders of Common Stock (and Restricted Common Stock if any are issued) are entitled to share ratably in the net assets of BrightStar on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock will have no preemptive rights to purchase shares of stock of BrightStar. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of BrightStar. Shares of Restricted Common Stock, if issued, will not be subject to any redemption provisions, but will be convertible into Common Stock on the occurrence of certain events as described above. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering and the Acquisitions will be, on payment therefor, fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board in one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any class or series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. BrightStar has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of BrightStar by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of BrightStar's management. The issuance of shares of the Preferred Stock pursuant to the Board's authority described above may adversely affect the rights of the holders of Common Stock and Restricted Common Stock. For example, Preferred Stock issued by BrightStar may rank prior to the Common Stock and Restricted Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     BrightStar is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that stockholder became an interested stockholder, unless: (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) on closing of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers of the corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors who were directors prior to that person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it is sought to be determined whether that person was an interested stockholder.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Pursuant to the Certificate of Incorporation and as permitted by Delaware law, a director of BrightStar is not liable to BrightStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in connection with a breach of duty of loyalty to BrightStar or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments, stock repurchases or redemptions illegal under Delaware law or any transaction in which that director derived an improper personal benefit.

     Additionally, the Certificate of Incorporation provides that directors and officers of BrightStar will be indemnified by BrightStar to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of BrightStar, and further permits the advancing of expenses incurred in defense of claims.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of BrightStar must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof. The Certificate of Incorporation provides that a special meeting of stockholders may be called only by the President, the Board or by such other person or persons as may be authorized in BrightStar's Bylaws. BrightStar's Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted on at that special meeting. The Certificate of Incorporation provides that the Board may adopt, amend or repeal BrightStar's Bylaws by the affirmative vote of a majority of the Board without the consent or vote of BrightStar's stockholders; provided, however, that the stockholders of BrightStar may adopt, amend or repeal BrightStar's Bylaws by the affirmative vote of the holders of at least a majority of the shares entitled to vote in the election of directors which are present in person or represented by proxy at a duly constituted meeting of BrightStar's stockholders at which a quorum is present.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is
                    .

                        SHARES ELIGIBLE FOR FUTURE SALE

     On closing of the Acquisitions, the Share Exchange and the Offering, 7,338,735 shares of Common Stock will be outstanding. See "Certain
Transactions -- Acquisitions of the Founding Companies." The 3,750,000 shares of Common Stock offered hereby will be freely tradeable unless acquired by affiliates of BrightStar. All the remaining shares of Common Stock to be outstanding on the closing of the Acquisitions (including shares to be issued in connection with the Post-Closing Adjustments), the Share Exchange and the Offering (as well as all shares issuable pursuant to the MG Warrant and the BGCA Option) may be resold publicly only following their effective registration under the Securities Act or pursuant to an exemption from the registration requirements of that act, such as Rule 144 thereunder.

     When the Offering closes, BrightStar also will have outstanding (i) options to purchase approximately 550,000 shares of Common Stock, which were (or will have been) granted pursuant to the 1997 Stock Option Plan, (ii) the MG Warrant (which provides for the issuance of up to 50,000 shares of Common Stock and grants the holder thereof certain registration rights) and (iii) the BGCA Option (which provides for the issuance of up to 14,285 shares of Common Stock). BrightStar intends to file a registration statement on Form S-8 to register the shares issuable pursuant to its 1997 Stock Option Plan. After that registration statement becomes effective, the shares registered thereby generally will on issuance be available for sale in the open market by holders who are not affiliates of BrightStar and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of BrightStar. See "Management -- 1997 Stock Option Plan."

     In general, under Rule 144, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from BrightStar or an affiliate of BrightStar, the holder (or holders whose shares of Common Stock are aggregated), of such restricted securities, including holders who may be deemed "affiliates of BrightStar," is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 73,000 shares on completion of the Offering) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about BrightStar. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed since the later of the date on which restricted securities were acquired from BrightStar or an affiliate of BrightStar, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without regard to the volume limitations and other conditions of Rule 144 described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof and is qualified in its entirety by reference thereto. The SEC has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and volume limitations described above.

     BrightStar and its directors and executive officers, BITI, all persons who will receive BrightStar Common Stock in connection with the Share Exchange and all persons who receive shares of Common Stock in connection with the Acquisitions have agreed not to directly or indirectly, offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock prior to the expiration of one year after the date of this Prospectus (the "Lockup Period"), without the prior written consent of Lehman Brothers Inc., except that BrightStar may issue Common Stock in connection with the Acquisitions and in connection with future acquisitions, on exercise of the MG Warrant and the BGCA Option and pursuant to Awards under the 1997 Stock Option Plan, provided that the recipients of those shares agree not to offer or sell any of those shares during the Lockup Period.

     BrightStar intends to register 4,000,000 additional shares of Common Stock under the Securities Act during the second quarter of 1998 for its use in connection with future acquisitions. Those shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale, and resales of those shares during the Lockup Period would require the prior written consent of Lehman Brothers Inc. The registration rights described above do not apply to the registration statement relating to the shares registered for use in connection with future acquisitions.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc., CIBC Oppenheimer Corp. and Rauscher Pierce Refsnes, Inc. are acting as the representatives (the "Representatives"), have severally agreed to purchase, and BrightStar has agreed to sell, the respective number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Lehman Brothers Inc. .......................................
CIBC Oppenheimer Corp. .....................................
Rauscher Pierce Refsnes, Inc.(1) ...........................

                                                              ---------
          Total.............................................  3,750,000
                                                              =========

---------------

(1) Pending regulatory approval, effective January 2, 1998, Rauscher Pierce Refsnes, Inc. is combining with Dain Bosworth Incorporated to form Dain Rauscher Incorporated.

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of Common Stock are subject to certain conditions, and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, then all of the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     BrightStar has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain dealers (who may include the Underwriters) at such public
offering price, less a selling concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $          per share to certain brokers or dealers. After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance may be changed by the Underwriters.

     BrightStar has granted the Underwriters an option to purchase up to 562,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     BrightStar has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute, under certain circumstances, to payments that the Underwriters may be required to make in respect thereof.

     BrightStar and its directors and executive officers, BITI, all persons who will receive BrightStar Common Stock in connection with the Share Exchange and all persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to, directly or indirectly, offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock prior to the expiration of one year after the date of this Prospectus, without the prior written consent of Lehman Brothers Inc., except that BrightStar may, subject to certain limitations, issue shares of Common Stock in connection with the Acquisitions and in connection with future acquisitions, on exercise of the MG Warrant and the BGCA Option and pursuant to Awards under the 1997 Stock Option Plan, provided that the recipients of these shares agree not to offer or sell any of these shares during the Lockup Period.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between BrightStar and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the history of and the prospects for the industry in which the Company competes, the past and present operations of the Founding Companies, the historical results of operations of the Founding Companies, the Company's capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     Until the distribution of Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with the Offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that, if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither BrightStar nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither BrightStar nor any of the Underwriters makes any representations that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     At the request of BrightStar, the Underwriters have reserved up to 187,500 of the shares of Common Stock offered hereby for sale at the initial public offering price to employees of the Company and other persons associated with the Company.

     Any offer of the shares of Common Stock in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which such offer is made.

     Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the law and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

     The Representatives have informed BrightStar that the Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     Rauscher Pierce Refsnes, Inc. ("Rauscher") provided financial advisory services to BrightStar in connection with the Acquisitions and the Offering, for which Rauscher will be paid a fee of $100,000, payable by BrightStar. Rauscher is also the holder of 20 Series A-2 Class A units of BITI, which it acquired for a Purchase Price of $100,000.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed on for the Company by Chamberlain, Hrdlicka, White, Williams & Martin of Houston, Texas. Certain members of Chamberlain, Hrdlicka, White, Williams & Martin own Series A-2 Class A units of BITI, representing approximately 3.8% of the outstanding Series A-2 Class A units. Certain legal matters related to the Offering will be passed on for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of Blackmarr, ICON, Mindworks, SCS America, SII and Zelo included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their reports (included herein), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements of SCS Australia included in this Prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as indicated in their report (included herein), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     BrightStar has not previously been subject to the reporting requirements of the Exchange Act. BrightStar has filed with the SEC a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance that a reference is made to a contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference. A copy of the Registration Statement may be examined without charge at the Commission's principal offices at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained over the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation of Unaudited Pro Forma Combined
    Financial Statements....................................   F-2
  Unaudited Pro Forma Combined Balance Sheet as of September
    30, 1997................................................   F-3
  Unaudited Pro Forma Combined Statement of Operations for
    the year ended December 31, 1997........................   F-4
  Unaudited Pro Forma Combined Statement of Operations for
    the nine months ended September 30, 1996................   F-5
  Unaudited Pro Forma Combined Statement of Operations for
    the nine months ended September 30, 1997................   F-6
  Notes to Unaudited Pro Forma Financial Statements.........   F-7
Historical Financial Statements
  Brian R. Blackmarr and Associates, Inc.
    Independent Auditors' Report............................  F-12
    Balance Sheet as of September 30, 1996 and 1997.........  F-13
    Statement of Operations for each of the three years in
     the period ended September 30, 1997....................  F-14
    Statement of Stockholders' Equity for each of the three
     years in the period ended September 30, 1997...........  F-15
    Statement of Cash Flows for each of the three years in
     the period ended September 30, 1997....................  F-16
    Notes to Financial Statements...........................  F-17
  Integrated Controls, Inc.
    Independent Auditors' Report............................  F-21
    Balance Sheet as of December 31, 1995 and 1996..........  F-22
    Statement of Income for each of the three years in the
     period ended December 31, 1996.........................  F-23
    Statement of Stockholders' Equity for each of the three
     years in the period ended December 31, 1996............  F-24
    Statement of Cash Flows for each of the three years in
     the period ended December 31, 1996.....................  F-25
    Notes to Financial Statements...........................  F-26
  Mindworks Professional Education Group, Inc.
    Independent Auditors' Report............................  F-32
    Balance Sheet as of December 31, 1996...................  F-33
    Statement of Operations for the year ended December 31,
     1996...................................................  F-34
    Statement of Stockholders' Equity for the year ended
     December 31, 1996......................................  F-35
    Statement of Cash Flows for the year ended December 31,
     1996...................................................  F-36
    Notes to Financial Statements...........................  F-37
  Software Consulting Services America, LLC
    Independent Auditors' Report............................  F-41
    Balance Sheet as of December 31, 1995 and 1996..........  F-42
    Statement of Income for the period ended December 31,
     1995 and the year ended December 31, 1996..............  F-43
    Statement of Members' Equity for the period ended
     December 31, 1995 and the year ended December 31,
     1996...................................................  F-44
    Statement of Cash Flows for the period ended December
     31, 1995 and the year ended December 31, 1996..........  F-45
    Notes to Financial Statements...........................  F-46
  SCS Unit Trust
    Independent Auditors' Report............................  F-50
    Balance Sheet as of June 30, 1995 and 1996..............  F-51
    Statement of Income for the period ended June 30, 1995
     and for each of the two years in the period ended June
     30, 1997...............................................  F-52
    Statement of Members' Equity for the period ended June
     30, 1995 and for each of the two years in the period
     ended June 30, 1997....................................  F-53
    Statement of Cash Flows for the period ended June 30,
     1995 and for each of the two years in the period ended
     June 30, 1997..........................................  F-54
    Notes to Financial Statements...........................  F-55
  Software Innovators, Inc.
    Independent Auditors' Report............................  F-59
    Balance Sheet as of July 31, 1997.......................  F-60
    Statement of Operations for each of the two years in the
     period ended July 31, 1997.............................  F-61
    Statement of Stockholders' Equity for each of the two
     years in the period ended July 31, 1997................  F-62
    Statement of Cash Flows for each of the two years in the
     period ended July 31, 1997.............................  F-63
    Notes to Financial Statements...........................  F-64
  Zelo Group, Inc.
    Independent Auditors' Report............................  F-67
    Balance Sheet as of December 31, 1996...................  F-68
    Statement of Operations for the year ended December 31,
     1996...................................................  F-69
    Statement of Stockholders' Deficit for the year ended
     December 31, 1996......................................  F-70
    Statement of Cash Flows for the year ended December 31,
     1996...................................................  F-71
    Notes to Financial Statements...........................  F-72
  BIT Investors, LLC
    Consolidated Balance Sheet as of September 30, 1997
     (unaudited)............................................  F-74
    Consolidated Statement of Operations for the period
     ended September 30, 1997 (unaudited)...................  F-75
    Consolidated Statement of Stockholders' Deficit for the
     period ended September 30, 1997 (unaudited)............  F-76
    Consolidated Statement of Cash Flows for the period
     ended September 30, 1997 (unaudited)...................  F-77
    Notes to Unaudited Consolidated Financial Statements....  F-78

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

                  BASIS OF PRESENTATION OF UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions (the "Acquisitions") by BrightStar Information Technology Group, Inc. ("BrightStar") of (a) the outstanding capital stock of Brian R. Blackmarr and Associates, Inc. ("Blackmarr"), Integrated Controls, Inc. ("ICON"), Mindworks Professionals Education Group, Inc. ("Mindworks"), Software Innovators, Inc. ("SII"), Zelo Group, Inc ("Zelo") and (b) substantially all the net assets of Software Consulting Services America, LLC ("SCS America") and SCS Unit Trust ("SCS Australia" and, together with Blackmarr, ICON, Mindworks, SII, Zelo and SCS America, the "Founding Companies") and (ii) a share exchange with BIT Investors, LLC ("BITI") and senior management of BrightStar for all outstanding common stock of BIT Group Services, Inc. ("BITG") and (iii) the closing of BrightStar's initial public offering (the "Offering") and the application of the estimated net proceeds therefrom. BrightStar and the Founding Companies are hereinafter collectively referred to as the "Company." The Acquisitions will close concurrently with and as a condition to the closing of the Offering and will be accounted for using the purchase method of accounting, with Blackmarr being reflected as the "accounting acquiror." Pursuant to the share exchange agreement between BrightStar and the BITG stockholders (the "Share Exchange Agreement"), the aggregate amount of common stock issued in connection with the Acquisitions and the Share Exchange shall be 3,588,735 shares (excluding any shares, par value $0.001 per share, of BrightStar ("Common Stock") that may become issuable pursuant to post-closing adjustments to the purchase price for two of the Acquisitions).

     The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statements of operations give effect to the Acquisitions and the Offering as if they had occurred on January 1, 1996.

     The Company believes the combination of the Founding Companies will provide opportunities to improve operating margins and increase profitability, including the consolidation of certain duplicative administrative functions. The Company believes it will be able to achieve operating efficiencies by consolidating certain administrative functions. The pro forma financial information herein reflects neither expected savings nor margin improvements but do reflect management's estimate of such incremental costs.

     The pro forma adjustments are based on preliminary estimates (primarily of the aggregate purchase price of the Acquisitions), available information and certain assumptions that management deems appropriate, but which may be revised as additional information becomes available. The pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions had in fact occurred on the dates assumed and is not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included in this Prospectus. See "Risk Factors" included in this Prospectus.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                                                                           BITI
                          BLACKMARR       ICON      MINDWORKS   SCS AMERICA   SCS AUSTRALIA      SII         ZELO      CONSOLIDATED
                          ----------   ----------   ---------   -----------   -------------   ----------   ---------   ------------
Cash and cash
 equivalents............  $   19,777   $   28,429   $  41,032   $   96,628     $    3,477     $  430,490   $      --    $  425,780
Accounts receivable, net
 of allowance for
 doubtful accounts......   2,806,306    2,771,787     130,494    1,377,938      3,009,009        267,371     151,011           647
Inventory...............                               31,117
Unbilled revenue........     151,704                                73,989        307,962
Deferred taxes..........     161,564
Prepaid expenses and
 other current assets...                   15,449       2,750                      29,486         18,466         600
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   Total current
     assets.............   3,139,351    2,815,665     205,393    1,548,555      3,349,934        716,327     151,611       426,427
Property and equipment,
 net....................     292,483    1,188,369     110,869      169,166         74,469         42,588     118,943         3,933
Goodwill................                  103,712
Other assets............      68,788       81,659      16,208       37,016         45,254                      4,028       351,086
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   TOTAL ASSETS.........  $3,500,622   $4,189,405   $ 332,470   $1,754,737     $3,469,657     $  758,915   $ 274,582    $  781,446
                          ==========   ==========   =========   ==========     ==========     ==========   =========    ==========
Accounts payable........  $  421,293   $  248,909   $  98,005   $   19,678     $  570,645     $   22,322   $  93,177    $  344,125
Short-term debt.........     822,764    1,232,357                  150,000      1,444,092                    106,285       490,000
Current maturities of
 long-term debt.........     234,981      278,489      97,083                                                130,000
Current portion of
 capital
 lease obligations......      76,299                                                                          25,342
Accrued liabilities and
 other accrued
 expenses...............     682,706      734,178      18,963      406,970      1,394,064        145,630                     1,271
Deferred revenue........     563,987                    1,611                                                 26,824
Deferred income taxes...                  449,547                                                 61,709
Payable to Founding
 Companies..............
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   Total current
     liabilities........   2,802,030    2,943,480     215,662      576,648      3,408,801        229,661     381,628       835,396
Long-term debt, net of
 current maturities.....      10,898       64,930     186,323
Capital lease
 obligations, net of
 current portion........       6,172      196,926                                                             55,329
Deferred taxes..........                  175,767                                                  6,306
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   Total long-term
     liabilities........      17,070      437,623     186,323           --             --          6,306      55,329            --
Common stock............     318,068       16,250         600                      60,856          1,000       5,000           143
Stock warrants..........
Additional paid-in
 capital................                   25,248      59,400                                     35,882                 3,616,577
Retained earnings
 (deficit)..............     363,454      945,927    (129,515)   1,178,089                       489,816    (167,375)   (3,670,670)
Treasury stock..........                 (179,123)                                                (3,750)
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   Total equity.........     681,522      808,302     (69,515)   1,178,089         60,856        522,948    (162,375)      (53,950)
                          ----------   ----------   ---------   ----------     ----------     ----------   ---------    ----------
   TOTAL LIABILITIES AND
     EQUITY.............  $3,500,622   $4,189,405   $ 332,470   $1,754,737     $3,469,657     $  758,915   $ 274,582    $  781,446
                          ==========   ==========   =========   ==========     ==========     ==========   =========    ==========

                                                        PRO FORMA                      OFFERING
                          BRIGHTSTAR      TOTAL        ADJUSTMENTS      PRO FORMA    ADJUSTMENTS             AS ADJUSTED
                          ----------   -----------     -----------     -----------   ------------            -----------
Cash and cash
 equivalents............   $           $ 1,045,613     $        --     $ 1,045,613   $  4,236,730(b),(c)     $ 5,282,343
Accounts receivable, net
 of allowance for
 doubtful accounts......                10,514,563                      10,514,563                            10,514,563
Inventory...............                    31,117                          31,117                                31,117
Unbilled revenue........                   533,655                         533,655                               533,655
Deferred taxes..........                   161,564                         161,564                               161,564
Prepaid expenses and
 other current assets...                    66,751                          66,751                                66,751
                           --------    -----------     -----------     -----------   ------------            -----------
   Total current
     assets.............                12,353,263              --      12,353,263      4,236,730             16,589,993
Property and equipment,
 net....................                 2,000,820                       2,000,820                             2,000,820
Goodwill................                   103,712      39,540,719(a)   39,644,431      4,044,123(d)          43,688,554
Other assets............                   604,039                         604,039      5,690,000(e)           6,294,039
                           --------    -----------     -----------     -----------   ------------            -----------
   TOTAL ASSETS.........   $           $15,061,834     $39,540,719     $54,602,553   $ 13,970,853            $68,573,406
                           ========    ===========     ===========     ===========   ============            ===========
Accounts payable........   $           $ 1,818,154     $        --     $ 1,818,154   $                       $ 1,818,154
Short-term debt.........                 4,245,498                       4,245,498     (4,245,498)(c)
Current maturities of
 long-term debt.........                   740,553                         740,553       (740,553)(c)
Current portion of
 capital
 lease obligations......                   101,641                         101,641       (101,641)(c)
Accrued liabilities and
 other accrued
 expenses...............                 3,383,782                       3,383,782                             3,383,782
Deferred revenue........                   592,422                         592,422                               592,422
Deferred income taxes...                   511,256                         511,256                               511,256
Payable to Founding
 Companies..............                                32,366,000(a)   32,366,000    (32,366,000)(c)
                           --------    -----------     -----------     -----------   ------------            -----------
   Total current
     liabilities........                11,393,306      32,366,000      43,759,306    (37,453,692)             6,305,614
Long-term debt, net of
 current maturities.....                   262,151                         262,151       (262,151)(c)
Capital lease
 obligations, net of
 current portion........                   258,427                         258,427       (258,427)(c)
Deferred taxes..........                   182,073                         182,073                               182,073
                           --------    -----------     -----------     -----------   ------------            -----------
   Total long-term
     liabilities........         --        702,651              --         702,651       (520,578)               182,073
Common stock............                   401,917         (81,087)(a)     320,830       (313,491)(b)              7,339
Stock warrants..........                                                                  450,000(e)             450,000
Additional paid-in
 capital................                 3,737,107      12,325,925(a)   16,063,032     51,808,614(b),(d),(e)  67,871,646
Retained earnings
 (deficit)..............                  (990,274)     (5,252,992)(a)  (6,243,266)                           (6,243,266)

Treasury stock..........                  (182,873)        182,873(a)
                           --------    -----------     -----------     -----------   ------------            -----------
   Total equity.........                 2,965,877       7,174,719      10,140,596     51,945,123             62,085,719
                           --------    -----------     -----------     -----------   ------------            -----------
   TOTAL LIABILITIES AND
     EQUITY.............   $           $15,061,834     $39,540,719     $54,602,553   $ 13,970,853            $68,573,406
                           ========    ===========     ===========     ===========   ============            ===========

        See notes to unaudited pro forma combined financial statements.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                                                  SCS            SCS
                                      BLACKMARR       ICON      MINDWORKS      AMERICA       AUSTRALIA        SII          ZELO
                                     -----------   ----------   ----------   -----------   -------------   ----------   ----------
Revenue............................. $ 9,226,955   $6,126,844   $ 808,192    $4,672,094     $7,051,721     $2,409,106   $1,081,694
Cost of revenue.....................   7,659,342    4,000,727     358,289     3,398,398      5,447,676      1,525,992      729,760
                                     -----------   ----------   ----------   ----------     ----------     ----------   ----------
Gross profit........................   1,567,613    2,126,117     449,903     1,273,696      1,604,045        883,114      351,934
Selling, general and administrative
 expenses...........................   1,554,926    1,588,067     407,675       753,013        923,371        666,645      374,468
Stock compensation expense..........
Depreciation and amortization.......     100,661      124,066      63,435        19,962         43,466         23,882       11,534
Goodwill amortization...............
                                      -----------   ----------   ----------   ----------     ----------     ----------   ----------
Income (loss) from operations.......     (87,974)     413,984     (21,207)      500,721        637,208        192,587      (34,068)
Interest expense....................     (67,178)     (73,363)    (33,733)                     (99,961)                    (12,473)
Other income (expense), net.........     124,412       15,979                    (4,671)        17,416         27,584
                                     -----------   ----------   ----------   ----------     ----------     ----------   ----------
Income (loss) before income taxes...     (30,740)     356,600     (54,940)      496,050        554,663        220,171      (46,541)
Income tax provision................         106      141,151                                                  91,592
                                     -----------   ----------   ----------   ----------     ----------     ----------   ----------
Net income (loss)................... $   (30,846)  $  215,449   $ (54,940)   $  496,050     $  554,663     $  128,579   $  (46,541)
                                     ===========   ==========   ==========   ==========     ==========     ==========   ==========
Net loss per common share...........
Shares used in computing
 net loss per common share..........

                                           BITI                      COMBINED
                                       CONSOLIDATED    BRIGHTSTAR      TOTAL      ADJUSTMENTS            PRO FORMA
                                      --------------   ----------   -----------   -----------           -----------
Revenue.............................     $     --       $     --    $31,376,606   $       --            $31,376,606
Cost of revenue.....................                                 23,120,184                          23,120,184
                                         --------       --------    -----------   -----------           -----------
Gross profit........................           --             --      8,256,422           --              8,256,422
Selling, general and administrative
 expenses...........................                                  6,268,165    1,784,000 (b),(d),(f)  8,052,165
Stock compensation expense..........
Depreciation and amortization.......                                    387,006                             387,006
Goodwill amortization...............                                               1,092,214 (c)          1,092,214
                                         --------       --------    -----------   -----------           -----------
Income (loss) from operations.......           --             --      1,601,251   (2,876,214)            (1,274,963)
Interest expense....................                                   (286,708)     286,708 (a)
Other income (expense), net.........                                    180,720                             180,720
                                         --------       --------    -----------   -----------           -----------
Income (loss) before income taxes...           --             --      1,495,263   (2,589,506)            (1,094,243)
Income tax provision................                                    232,849     (219,224)(e)             13,625
                                         --------       --------    -----------   -----------           -----------
Net income (loss)...................     $     --       $     --    $ 1,262,414   $(2,370,282)          $(1,107,868)
                                         ========       ========    ===========   ===========           ===========
Net loss per common share...........                                                                    $     (0.15)
                                                                                                        ===========
Shares used in computing
 net loss per common share..........                                                                      7,338,735
                                                                                                        ===========

        See notes to unaudited pro forma combined financial statements.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                   SCS            SCS
                                        BLACKMARR       ICON      MINDWORKS      AMERICA       AUSTRALIA        SII         ZELO
                                       -----------   ----------   ----------   -----------   -------------   ----------   --------
Revenue..............................  $ 7,194,200   $4,234,100   $ 578,998    $3,076,161     $4,741,708     $1,698,618   $861,811
Cost of revenue......................    5,684,766    2,751,358     226,760     2,260,182      3,662,961      1,105,820    494,362
                                       -----------   ----------   ----------   ----------     ----------     ----------   --------
Gross profit.........................    1,509,434    1,482,742     352,238       815,979      1,078,747        592,798    367,449
Selling, general and administrative
 expenses............................    1,433,309    1,098,015     297,862       450,055        639,088        473,611    367,986
Stock compensation expense...........
Depreciation and amortization........       85,593       79,879      47,148         9,903         34,484         18,725      8,651
Goodwill amortization................
                                       -----------   ----------   ----------   ----------     ----------     ----------   --------
Income (loss) from operations........       (9,468)     304,848       7,228       356,021        405,175        100,462     (9,188)
Interest expense.....................      (52,570)     (51,116)    (23,757)                     (57,693)                   (9,477)
Other income (expense), net..........                    10,831                    (2,260)        27,774         12,338
                                       -----------   ----------   ----------   ----------     ----------     ----------   --------
Income (loss) before income taxes....      (62,038)     264,563     (16,529)      353,761        375,256        112,800    (18,665)
Income tax provision.................      (13,905)     104,060                                                  37,492
                                       -----------   ----------   ----------   ----------     ----------     ----------   --------
Net income (loss)....................  $   (48,133)  $  160,503   $ (16,529)   $  353,761     $  375,256     $   75,308   $(18,665)
                                       ===========   ==========   ==========   ==========     ==========     ==========   ========
Net loss per common share............
Shares used in computing
 net loss per common share...........

                                            BITI                      COMBINED
                                        CONSOLIDATED    BRIGHTSTAR      TOTAL      ADJUSTMENTS            PRO FORMA
                                       --------------   ----------   -----------   -----------           -----------
Revenue..............................     $     --       $     --    $22,385,596   $       --            $22,385,596
Cost of revenue......................                                 16,186,209                          16,186,209
                                          --------       --------    -----------   -----------           -----------
Gross profit.........................           --             --      6,199,387           --              6,199,387
Selling, general and administrative
 expenses............................                                  4,759,926    1,338,000(b),(d),(f)   6,097,926
Stock compensation expense...........
Depreciation and amortization........                                    284,383                             284,383
Goodwill amortization................                                                 819,160(c)             819,160
                                          --------       --------    -----------   -----------           -----------
Income (loss) from operations........           --             --      1,155,078   (2,157,160)            (1,002,082)
Interest expense.....................                                   (194,613)     194,613(a)
Other income (expense), net..........                                     48,683                              48,683
                                          --------       --------    -----------   -----------           -----------
Income (loss) before income taxes....           --             --      1,009,148   (1,962,547)              (953,399)
Income tax provision.................                                    127,647     (179,826)(e)            (52,179)
                                          --------       --------    -----------   -----------           -----------
Net income (loss)....................     $     --       $     --    $   881,501   $(1,782,721)          $  (901,220)
                                          ========       ========    ===========   ===========           ===========
Net loss per common share............                                                                    $     (0.12)
                                                                                                         ===========
Shares used in computing
 net loss per common share...........                                                                      7,338,735
                                                                                                         ===========

        See notes to unaudited pro forma combined financial statements.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                      BLACKMARR       ICON      MINDWORKS    SCS AMERICA   SCS AUSTRALIA      SII         ZELO
                                     -----------   ----------   ----------   -----------   -------------   ----------   --------
Revenue............................  $10,180,070   $7,975,042  $1,015,554    $5,783,098     $9,318,822     $2,615,961   $855,883
Cost of revenue....................    8,019,087    5,315,461     394,939     4,263,097      7,561,760      1,633,994    430,857
                                     -----------   ----------  ----------    ----------     ----------     ----------   --------
Gross profit.......................    2,160,983    2,659,581     620,615     1,520,001      1,757,062        981,967    425,026
Selling, general and administrative
  expenses.........................    1,157,290    1,882,187     501,124     1,113,287      1,294,300        934,638    394,820
Stock compensation expense.........      305,000
Depreciation and amortization......      109,868      189,018      42,752        51,346         53,220         17,191     12,974
Goodwill amortization..............
                                     -----------   ----------  ----------    ----------     ----------     ----------   --------
Income (loss) from operations......      588,825      588,376      76,739       355,368        409,542         30,138     17,232
Interest expense...................      (76,193)    (111,931)    (19,595)       (5,880)      (112,569)                  (16,937)
Other income (expense), net........       26,100       26,319                       278       (172,074)        15,237
                                     -----------   ----------  ----------    ----------     ----------     ----------   --------
Income (loss) before income
  taxes............................      538,732      502,764      57,144       349,766        124,899         45,375        295
Income tax provision...............      216,130      198,221                                                  10,885
                                     -----------   ----------  ----------    ----------     ----------     ----------   --------
Net income (loss)..................  $   322,602   $  304,543  $   57,144    $  349,766     $  124,899     $   34,490   $    295
                                     ===========   ==========  ==========    ==========     ==========     ==========   ========
Net loss per common share..........
Shares used in computing net loss
  per common share.................

                                          BITI                       COMBINED
                                      CONSOLIDATED    BRIGHTSTAR      TOTAL       ADJUSTMENTS     PRO FORMA
                                     --------------   ----------   ------------   -----------    -----------
Revenue............................   $        --      $     --    $37,744,430    $       --     $37,744,430
Cost of revenue....................                                 27,619,195                    27,619,195
                                      -----------      --------    -----------    -----------    -----------
Gross profit.......................            --            --     10,125,235            --      10,125,235
Selling, general and administrative
  expenses.........................        63,883                    7,341,529     1,338,000(d)    8,679,529
Stock compensation expense.........     3,606,720                    3,911,720    (3,606,720)(e)     305,000
Depreciation and amortization......            67                      476,436                       476,436
Goodwill amortization..............                                                  819,160(b)      819,160
                                      -----------      --------    -----------    -----------    -----------
Income (loss) from operations......    (3,670,670)                  (1,604,450)    1,449,560        (154,890)
Interest expense...................                                   (343,105)      343,105(a)
Other income (expense), net........                                   (104,140)                     (104,140)
                                      -----------      --------    -----------    -----------    -----------
Income (loss) before income
  taxes............................    (3,670,670)                  (2,051,695)    1,792,665        (259,030)
Income tax provision...............                                    425,236      (185,116)(c)     240,120
                                      -----------      --------    -----------    -----------    -----------
Net income (loss)..................   $(3,670,670)     $     --    $(2,476,931)   $1,977,781     $  (499,150)
                                      ===========      ========    ===========    ===========    ===========
Net loss per common share..........                                                              $     (0.07)
                                                                                                 ===========
Shares used in computing net loss
  per common share.................                                                                7,338,735
                                                                                                 ===========

        See notes to unaudited pro forma combined financial statements.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. GENERAL

     BrightStar was formed to create a national provider of information technology consulting services. BrightStar has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of the Offering.

     The historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements as indicated. All Founding Companies have a December 31 year-end except for Blackmarr, SII and SCS Australia. The unaudited pro forma combined statement of operations present (i) the results of operations of Icon, Mindworks, SCS America, SII and Zelo for the year ended December 31, 1996 and the nine-months ended September 30, 1996 and 1997, (ii) the results of operations of Blackmarr for the year ended September 30, 1996 and the nine-months ended September 30, 1996 and 1997 and (iii) the results of operations of SCS Australia for the year ended September 30, 1996 and the nine-months ended June 30, 1996 and 1997. The audited historical financial statements included herein have been included in accordance with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission.

2. ACQUISITION OF FOUNDING COMPANIES

     Concurrent with and as a condition to the closing of the Offering, BrightStar will acquire all of the outstanding capital stock or substantially all the net assets of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting, with Blackmarr being treated as the accounting acquiror. Management of BrightStar anticipates, based on its preliminary analysis, that the historical carrying values of the Founding Companies' assets and liabilities will approximate their fair values.

     The following table sets forth the estimated consideration to be paid in cash and shares of common stock. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined
using an estimated fair value of $      per share, which represents a discount
of 20% from an assumed initial public offering price of $      per share due to
restrictions on the resale and transferability of the shares to be issued in the Acquisitions. The estimated purchase price for each Acquisition and related allocations of the excess purchase price are subject to certain purchase price adjustments at and following closing.

                                                                 AMOUNT IN     COMMON
                                                                  COMMON        STOCK
                                                       CASH        STOCK       SHARES
                                                      -------    ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Founding Company:
  Blackmarr.........................................  $ 3,015     $             927,569
  ICON..............................................    6,121                   316,354
  Mindworks.........................................      500                    76,923
  SCS America.......................................   11,000                   384,615
  SCS Australia(1)..................................   10,355                   455,539
  SII(2)............................................    1,000                   187,077
  Zelo..............................................      375                    67,308
                                                      -------     -------     ---------
          Total.....................................  $32,366     $           2,415,385
                                                      =======     =======     =========

---------------

(1) Does not include any shares of Common Stock that may be issuable in connection with a post-closing adjustment to be based upon 1998 revenue. The Company currently estimates that no shares of Common Stock will be issuable in connection with that post-closing adjustment.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

(2) Does not include any shares of Common Stock that may be issuable in connection with a post-closing adjustment to be based upon 1998 pre-tax net income. The Company currently estimates that no shares of Common Stock will be issuable in connection with that post-closing adjustment. The cash consideration includes the assumed repayment of a $550,000 promissory note issued in December 1997 to a former stockholder of SII in exchange for his equity interest in SII in anticipation of BrightStar's acquisition of SII.

     3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS AS OF SEPTEMBER 30, 1997

PRO FORMA ADJUSTMENTS

     a. Records the purchase by Blackmarr, as the accounting acquiror, of the other Founding Companies and BITI, which will result in an aggregate of $39.6 million of goodwill. The purchase price allocation below also gives effect to the writeoff of the one-time charge for acquired in-process research and development discussed in notes 4.b and 5.b and the one-time charge related to the issuance of common stock to BrightStar management discussed in note 6.e as reflected in retained earnings.

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                                      --------------
                                                                      (IN THOUSANDS)
        Assets:
          Goodwill..................................................     $39,541
                                                                         =======
        Liabilities and stockholders' equity:
          Payable to founding stockholders..........................     $32,366
                                                                         -------
          Stockholders' equity:
             Common stock...........................................         (81)
             Paid-in capital........................................      12,326
             Retained earnings......................................      (5,252)
             Treasury stock.........................................         182
                                                                         -------
                  Total stockholders' equity........................       7,175
                                                                         -------
                  Total liabilities and stockholders' equity........     $39,541
                                                                         =======

OFFERING ADJUSTMENTS

     b.   Records the $     million of cash proceeds from the issuance of shares
          of Common Stock, net of estimated cash offering costs of $   million.
          Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees, financial advisory fees (including fees paid through the issuance to advisors of a warrant and an option to purchase Common Stock) and printing expenses. Also reflects adjustments to aggregate par value of Common Stock outstanding after giving effect to the Offering to reflect the total number of shares to be outstanding, including the shares to be issued to BrightStar's management (see note 3.d).

     c. Records the cash portion of the consideration paid in connection with the Acquisitions and reduction of certain debt obligations with the proceeds from the Offering.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

     d. Records the issuance of 388,858 shares of Common Stock to be issued as consideration for the Class B units of BITI, which were issued to members of the Company's management. These shares were valued at a discount of 20% to the assumed initial public offering price of
          $      per share, which resulted in goodwill of approximately $4.0 million.

     e. Records (i) the issuance of 437,692 shares of Common Stock as consideration for the Series A-1 and Series A-2 Class A units of BITI, which represents financing costs in connection with arrangements entered into to fund start-up costs and (ii) the issuance of a warrant and an option to purchase Common Stock, which were issued as partial payment for certain financial advisory and consulting services.

                                                                                      OFFERING
                                             (B)        (C)       (D)       (E)      ADJUSTMENTS
                                           --------   --------   ------   --------   -----------
                                                              (IN THOUSANDS)
        Assets:
          Cash and cash equivalents......  $ 42,211   $(37,974)  $        $           $  4,237
          Other assets...................                                    5,690       5,690
          Goodwill.......................                         4,044                  4,044
                                           --------   --------   ------   --------    --------
             Total Assets................  $ 42,211   $(37,974)  $4,044   $  5,690    $ 13,971
                                           ========   ========   ======   ========    ========
        Liabilities and Stockholders'
          Equity:
          Short-term debt payable........             $ (4,245)                       $ (4,245)
          Long-term debt and capital
             lease obligations...........               (1,363)                         (1,363)
          Cash consideration payable to
             Founding Company
             stockholders................              (32,366)                        (32,366)
                                           --------   --------   ------   --------    --------
             Total Liabilities...........              (37,974)                        (37,974)
                                           --------   --------   ------   --------    --------
          Stockholders' Equity:
             Common stock................      (314)                                      (314)
             Stock warrants..............                                      450         450
             Paid-in capital.............    42,525               4,044      5,240      51,809
                                           --------   --------   ------   --------    --------
             Total Stockholders'
               Equity....................    42,211               4,044      5,690      51,945
                                           --------   --------   ------   --------    --------
             Total Liabilities and
               Stockholders' Equity......  $ 42,211   $(37,974)  $4,044   $  5,690    $ 13,971
                                           ========   ========   ======   ========    ========

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

     a. Records the anticipated reduction in interest expense due to the repayment of the outstanding debt and capital lease obligations of the Founding Companies and the related effect on the provision (benefit) for income taxes.

     b. Excludes a $3.0 million one-time charge for acquired in-process research and development from the Founding Companies, due to its non-recurring nature.

     c. Records goodwill amortization related to the Acquisitions, using a 40-year estimated life.

     d. Excludes a $5.7 million one-time charge for certain financing costs associated with the Acquisitions, due to its non-recurring nature.

     e. Records the incremental provisions for federal and state income taxes relating to the conversion from an S Corporation (or other status not subject to corporate-level income tax) to a C Corporation for each of SCS America, SCS Australia, Mindworks and Zelo.

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

     f. Records BrightStar's estimated corporate selling, general and administrative expenses and the related effect on the provision (benefit) for income taxes.

                                                                                          OFFERING
                                                   (A)       (C)       (E)       (F)     ADJUSTMENTS
                                                 -------   -------   -------   -------   -----------
                                                                   (IN THOUSANDS)
Revenue........................................  $         $         $         $           $
Cost of revenue................................
Selling, general and administrative
  expenses(b)..................................                                  1,784        1,784
Depreciation and amortization..................
Stock compensation expense.....................
Interest expense(d)............................     (287)                                      (287)
Goodwill amortization..........................              1,092                            1,092
                                                 -------   -------   -------   -------     --------
Income before taxes............................      287    (1,092)             (1,784)      (2,589)
Provision (benefit) for income taxes...........      115                 380      (714)        (219)
                                                 -------   -------   -------   -------     --------
    Net income (loss)..........................  $   172   $(1,092)  $  (380)  $(1,070)    $ (2,370)
                                                 =======   =======   =======   =======     ========

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     a. Records the anticipated reduction in interest expense due to repayment of outstanding debt and capital lease obligations of the Founding Companies and the related effect on the provision (benefit) for income taxes.

     b. Excludes a $3.0 million one-time charge for acquired in-process research and development from the Founding Companies, due to its non-recurring nature.

     c. Records goodwill amortization related to the Acquisitions, using a 40-year estimated life.

     d. Excludes a $5.7 million one-time charge for certain financing costs associated with the Acquisitions, due to its non-recurring nature.

     e. Records the incremental provisions for federal and state income taxes relating to the conversion from an S Corporation (or other status not subject to corporate-level income tax) to a C Corporation for each of SCS America, SCS Australia, Mindworks and Zelo.

     f. Records BrightStar's estimated corporate selling, general and administrative expenses and the related effect on the provision (benefit) for income taxes.

                                                                                          OFFERING
                                                   (A)       (C)       (E)       (F)     ADJUSTMENTS
                                                 -------   -------   -------   -------   -----------
                                                                   (IN THOUSANDS)
Revenue........................................  $         $         $         $          $
Cost of revenue................................
Selling, general and administrative
  expenses(b)..................................                                  1,338       1,338
Depreciation and amortization..................
Stock compensation expense.....................
Interest expense(d)............................     (195)                                     (195)
Goodwill amortization..........................                819                             819
                                                 -------   -------   -------   -------    --------
Income before taxes............................      195      (819)             (1,338)     (1,962)
Provision (benefit) for income taxes...........       78                 278      (535)       (179)
                                                 -------   -------   -------   -------    --------
    Net income (loss)..........................  $   117   $  (819)  $  (278)  $  (803)   $ (1,783)
                                                 =======   =======   =======   =======    ========

      BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND FOUNDING COMPANIES

6. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

     a. Records the anticipated reduction in interest expense due to repayment of outstanding debt and capital lease obligations of the Founding Companies and the related effect on the provision (benefit) for income taxes.

     b. Records goodwill amortization related to the Acquisitions, using a 40-year estimated life.

     c. Records the incremental provisions for federal and state income taxes relating to the conversion from an S Corporation (or other status not subject to corporate-level income tax) to a C Corporation for each of SCS America, SCS Australia, Mindworks and Zelo.

     d. Records BrightStar's estimated corporate selling, general and administrative expenses and the related effect on the provision (benefit) for income taxes.

     e. Records the reversal of a non-cash compensation charge related to the issuance of 346,800 shares of common stock issued to senior management of BrightStar in the Share Exchange due to its non-recurring nature.

                                                                                          OFFERING
                                         (A)       (B)       (C)       (D)       (E)     ADJUSTMENTS
                                       -------   -------   -------   -------   -------   -----------
                                                              (IN THOUSANDS)
Revenue..............................  $         $         $         $         $           $
Cost of revenue......................
Selling, general and administrative
  expenses...........................                                  1,338                 1,338
Depreciation and amortization........
Stock compensation expense...........                                           (3,607)     (3,607)
Interest expense.....................     (343)                                               (343)
Goodwill amortization................                819                                       819
                                       -------   -------   -------   -------   -------     -------
Income before taxes..................      343      (819)             (1,338)    3,607       1,793
Provision (benefit) for income
  taxes..............................      137                 213      (535)                 (185)
                                       -------   -------   -------   -------   -------     -------
    Net income (loss)................  $   206   $  (819)  $  (213)  $  (803)  $ 3,607     $ 1,978
                                       =======   =======   =======   =======   =======     =======

7. PRO FORMA LOSS PER COMMON SHARE

     The number of shares used to compute pro forma loss per common share includes the total number of shares of common stock outstanding when the Offering closes of 7,338,735 shares. Common shares issuable upon exercise of common stock warrants and common stock options are anti-dilutive (decreases the net loss per share) for the periods presented.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Brian R. Blackmarr and Associates, Inc.:

     We have audited the accompanying balance sheets of Brian R. Blackmarr and Associates, Inc. (the "Company") as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Brian R. Blackmarr and Associates, Inc. at September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19, 1997

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   16,905    $   19,777
  Certificate of deposit....................................      60,000
  Trade accounts receivable, net of allowance for doubtful
     accounts of $442,438 and $437,013 at September 30, 1996
     and 1997, respectively.................................   1,102,791     2,729,262
  Accounts receivable -- employees..........................      47,500        39,529
  Income tax refund receivable..............................      18,476        37,515
  Unbilled revenue..........................................     285,046       151,704
  Deferred tax asset........................................     163,569       161,564
                                                              ----------    ----------
          Total current assets..............................   1,694,287     3,139,351
PROPERTY AND EQUIPMENT -- Net...............................     181,035       292,483
DEFERRED TAX ASSET..........................................      16,051         9,943
OTHER ASSETS................................................      34,702        58,845
                                                              ----------    ----------
TOTAL ASSETS................................................  $1,926,075    $3,500,622
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  423,877    $  421,293
  Line of credit............................................     599,764       822,764
  Current maturities of notes payable.......................      37,332       234,981
  Current maturities of capital lease obligations...........      30,200        76,299
  Accrued salaries and other accrued expenses...............     235,170       682,706
  Income taxes payable......................................      32,609
  Deferred revenue..........................................     101,969       563,987
                                                              ----------    ----------
          Total current liabilities.........................   1,460,921     2,802,030
LONG-TERM DEBT:
  Notes payable, net of current maturities..................      37,336        10,898
  Capital lease obligations, net of current portion.........       4,348         6,172
                                                              ----------    ----------
          Total long-term debt..............................      41,684        17,070

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, no par value -- 100,000 shares authorized,
     10,000 and 13,068 shares issued and outstanding,
     respectively...........................................      10,000       318,068
  Retained earnings.........................................     413,470       363,454
                                                              ----------    ----------
          Total stockholders' equity........................     423,470       681,522
                                                              ----------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,926,075    $3,500,622
                                                              ==========    ==========

                       See notes to financial statements.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED SEPTEMBER 30,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        ----------    ----------    -----------
REVENUE...............................................  $7,043,296    $9,226,955    $12,189,942
COST OF REVENUE.......................................   5,592,329     7,659,342     10,063,300
                                                        ----------    ----------    -----------
  Gross profit........................................   1,450,967     1,567,613      2,126,642
OPERATING EXPENSES:
  Selling, general and administrative.................   1,413,485     1,554,926      1,667,897
  Stock compensation expense..........................                                  305,000
  Depreciation and amortization.......................      78,218       100,661        134,689
                                                        ----------    ----------    -----------
          Total operating expenses....................   1,491,703     1,655,587      2,107,586
                                                        ----------    ----------    -----------
INCOME (LOSS) FROM OPERATIONS.........................     (40,736)      (87,974)        19,056
OTHER INCOME..........................................     185,782       124,412         33,414
INTEREST EXPENSE......................................     (66,343)      (67,178)       (96,020)
                                                        ----------    ----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES.....................      78,703       (30,740)       (43,550)
INCOME TAX EXPENSE....................................      39,233           106          6,466
                                                        ----------    ----------    -----------
NET INCOME (LOSS).....................................  $   39,470    $  (30,846)   $   (50,016)
                                                        ==========    ==========    ===========

                       See notes to financial statements.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK                     TOTAL
                                                     -----------------   RETAINED   STOCKHOLDERS'
                                                     SHARES    AMOUNT    EARNINGS      EQUITY
                                                     ------   --------   --------   -------------
BALANCE, OCTOBER 1, 1994..........................   10,000   $ 10,000   $404,846      $414,846
  Net income......................................                         39,470        39,470
                                                     ------   --------   --------      --------
BALANCE, SEPTEMBER 30, 1995.......................   10,000     10,000    444,316       454,316
  Net loss........................................                        (30,846)      (30,846)
                                                     ------   --------   --------      --------
BALANCE, SEPTEMBER 30, 1996.......................   10,000     10,000    413,470       423,470
  Issuance of common stock........................    3,068    308,068                  308,068
  Net loss........................................                        (50,016)      (50,016)
                                                     ------   --------   --------      --------
BALANCE, SEPTEMBER 30, 1997.......................   13,068   $318,068   $363,454      $681,522
                                                     ======   ========   ========      ========

                       See notes to financial statements.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED SEPTEMBER 30,
                                                         -------------------------------------
                                                           1995         1996          1997
                                                         ---------    ---------    -----------
OPERATING ACTIVITIES:
  Net income (loss)....................................  $  39,470    $ (30,846)   $   (50,016)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization.....................     78,218      100,661        134,689
     Additions to allowance for doubtful accounts......                 464,510         (5,425)
     Deferred income taxes.............................     14,591      (32,503)         8,113
     Compensation expense on issuance of common
       stock...........................................                                305,000
     Cash provided by (used in) operating working
       capital:
       Trade accounts receivable.......................   (170,773)    (330,930)    (1,621,046)
       Accounts receivable -- employees................    (39,799)      (4,834)         7,971
       Income tax refund receivable....................     (1,585)     (16,891)       (19,039)
       Unbilled revenue................................      5,320     (158,693)       133,342
       Other assets....................................    (14,456)      12,740        (24,143)
       Accounts payable................................    206,414     (300,708)        (2,584)
       Accrued salaries and other accrued expenses.....      2,020      226,170        447,536
       Income taxes payable............................      6,765      (83,417)       (32,609)
       Deferred revenue................................   (121,917)      76,043        462,018
                                                         ---------    ---------    -----------
          Net cash provided by (used in) operating
            activities.................................      4,268      (78,698)      (256,193)
                                                         ---------    ---------    -----------
INVESTING ACTIVITIES:
  Redemption of (investment in) certificate of
     deposit...........................................    500,000      (60,000)        60,000
  Capital expenditures.................................    (13,013)    (150,576)      (111,612)
                                                         ---------    ---------    -----------
          Net cash provided by (used in) investing
            activities.................................    486,987     (210,576)       (51,612)
                                                         ---------    ---------    -----------
FINANCING ACTIVITIES:
  Borrowings under (payments on) line of credit........                 599,764        223,000
  Proceeds from (payments on) term loan................   (454,596)    (357,900)       141,679
  Payments on note payable and capital lease
     obligations.......................................    (66,568)      (5,068)       (57,070)
  Proceeds from issuance of common stock...............                                  3,068
                                                         ---------    ---------    -----------
          Net cash provided by (used in) financing
            activities.................................   (521,164)     236,796        310,677
                                                         ---------    ---------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...    (29,909)     (52,478)         2,872
CASH AND CASH EQUIVALENTS:
  Beginning of year....................................     99,292       69,383         16,905
                                                         ---------    ---------    -----------
  End of year..........................................  $  69,383    $  16,905    $    19,777
                                                         =========    =========    ===========
SUPPLEMENTAL INFORMATION:
  Interest paid........................................  $  66,343    $  67,178    $    96,020
                                                         =========    =========    ===========
  Income taxes paid....................................  $  32,609    $      --    $    50,000
                                                         =========    =========    ===========
  Equipment financed through capital leases............  $      --    $  34,548    $    47,923
                                                         =========    =========    ===========

                       See notes to financial statements.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Brian R. Blackmarr and Associates, Inc., a Texas corporation (the "Company"), is an interdisciplinary, professional consulting firm that provides managerial information system and engineering services to a variety of businesses and government agencies. The Company was incorporated in 1979 and is headquartered in Dallas, Texas.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company provides its services for fees that are primarily based on time and materials used to complete projects for clients. Accordingly, revenue is recognized as consulting services are performed. Unbilled revenue is recorded for contract services provided for which a billing has not been rendered. Deferred revenue represents the excess of amounts billed over contract costs and expenses incurred.

     Cash Equivalents -- The Company's cash equivalents consist of liquid investments purchased with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the declining balance method over the estimated useful lives of the assets, which range from three to seven years. Amortization is computed over the estimated useful lives of the assets or the lease term, whichever is shorter.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, trade accounts receivable, short-term debt and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to the short-term maturities or current interest rates.

     Deferred Income Taxes -- The Company provides for deferred income taxes under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Computer equipment and software.............................  $365,554    $475,928
Furniture and fixtures......................................   243,399     244,637
Equipment under capital lease...............................   111,910     246,435
                                                              --------    --------
Total.......................................................   720,863     967,000
Less accumulated depreciation and amortization..............   539,828     674,517
                                                              --------    --------
          Property and equipment -- net.....................  $181,035    $292,483
                                                              ========    ========

     Depreciation and amortization expense charged to operations was $100,661 and $134,689 for the years ended September 30, 1996 and 1997, respectively.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

3. LINE OF CREDIT AND LONG-TERM DEBT

     At September 30, 1996 and 1997, the Company had $599,764 and $822,764, respectively, of borrowings outstanding under a revolving line of credit provided by a commercial bank. The borrowing capacity under the line of credit was increased in November 1996 from $750,000 to $1,000,000, with interest payable monthly at the bank's prime lending rate plus 1.0% (9.5% at September 30, 1997). Borrowings under the line of credit are due and payable on demand, are subject to borrowing base requirements based on 80% of eligible accounts receivable (as defined in a related financing and security agreement) and are secured by the Company's accounts receivable and guaranteed by the Company's principal stockholder.

     At September 30, 1996, the Company also had indebtedness outstanding under a promissory note issued to a financial institution in the amount of $74,668, due in 36 monthly principal payments and bearing interest at the lender's prime rate plus 1.5%. On November 5, 1996, the Company refinanced the indebtedness outstanding under the line of credit and the promissory note. Through the refinancing, a term loan in the principal amount of $261,557 was originated to refinance $250,000 of indebtedness outstanding under the line of credit and the balance due on the promissory note totaling $71,557, reduced by the Company's $60,000 certificate of deposit. The term loan is payable in 24 monthly installments of $10,898, plus interest at the bank's prime lending rate plus 0.5% (9.0% at September 30, 1997). The term loan is secured by the Company's accounts receivable and a guarantee from the Company's principal stockholder. At September 30, 1997, the outstanding balance under the term loan was $141,679 and matures as follows: $130,781 through September 1998 and $10,898 through September 1999.

     At September 30, 1997, the Company also had indebtedness outstanding under another note payable in the principal amount of $104,200, which was issued to a bank and is payable on demand, with interest at 10% per annum.

4. INCOME TAXES

     The components of income tax expense are as follows:

                                                          YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------
                                                        1995        1996       1997
                                                       -------    --------    -------
Current expense......................................  $24,642    $ 32,609    $(1,647)
Deferred expense (benefit)...........................   14,591     (32,503)     8,113
                                                       -------    --------    -------
          Total......................................  $39,233    $    106    $ 6,466
                                                       =======    ========    =======

     A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

                                                               SEPTEMBER 30,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
Provision (benefit) at statutory rate...............  $27,546    $(10,759)   $(14,807)
State taxes, net of federal benefits................    2,091           6      (1,293)
Nondeductible travel and entertainment..............    9,596      10,859      22,566
                                                      -------    --------    --------
          Total.....................................  $39,233    $    106    $  6,466
                                                      =======    ========    ========

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

     The tax effects of temporary differences result in a net deferred tax asset as follows:

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Current deferred tax asset -- allowance for doubtful
  accounts..................................................  $163,569    $161,564
Noncurrent deferred tax asset -- property and equipment.....    16,051       9,943
                                                              --------    --------
          Net deferred tax asset............................  $179,620    $171,507
                                                              ========    ========

     Management believes that no valuation allowance against the net deferred tax asset is necessary.

5. LEASE COMMITMENTS

     The Company leases office space, computer workstations and office equipment under various operating and capital leases, that expire at various dates through the year 2000. At September 30, 1996 and 1997, assets recorded under capital leases were $111,910 and $246,435, respectively, and related accumulated amortization was $54,851 and $104,579, respectively.

     Minimum future commitments under these agreements at September 30, 1997 are as follows:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
Year ending September 30:
  1998......................................................  $78,063    $208,992
  1999......................................................    6,845      70,582
  2000......................................................                9,637
                                                              -------    --------
Total minimum lease payments................................   84,908    $289,211
                                                                         ========
Less amounts representing interest..........................    2,437
                                                              -------
Present value of capital lease obligations..................   82,471
Less current portion of capital lease obligations...........   76,299
                                                              -------
Long-term capital lease obligations, less current portion...  $ 6,172
                                                              =======

     Rent expense was $365,214, $372,271 and $394,123 during the years ended September 30, 1995, 1996 and 1997, respectively, and is included in selling, general and administrative expense in the statements of operations.

6. COMMON STOCK

     During March 1997, the Company issued 3,068 shares of common stock with an estimated fair value of approximately $100 per share to certain employees for $1 per share. In connection with these stock issuances, compensation expense totaling $305,000 was recognized during the year ended September 30, 1997 and is included in stock compensation expense.

7. RETIREMENT PLAN

     The Company maintains a 401(k) retirement plan in which substantially all salaried employees are eligible to participate. Employees may contribute up to 15% of their compensation to the plan, subject to certain limits imposed by regulations under the Internal Revenue Code. The Company may, at its sole discretion, make contributions to the plan. The Company has not made any contributions to the plan.

                    BRIAN R. BLACKMARR AND ASSOCIATES, INC.

8. SUBSEQUENT EVENTS

     In December 1997, the stockholders of the Company entered into a definitive agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's outstanding common stock. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Integrated Controls, Inc.:

     We have audited the accompanying balance sheets of Integrated Controls, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Integrated Controls, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19 , 1997

                           INTEGRATED CONTROLS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                          -----------------------   SEPTEMBER 30,
                                                             1995         1996          1997
                                                          ----------   ----------   -------------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................  $    4,165   $   61,308    $   28,429
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 at December 31, 1996...........     907,361    1,634,927     2,771,787
  Prepaid expenses and other current assets.............      27,003       41,748        15,449
                                                          ----------   ----------    ----------
          Total current assets..........................     938,529    1,737,983     2,815,665
PROPERTY AND EQUIPMENT -- Net...........................     365,134      802,479     1,188,369
OTHER ASSETS:
  Investment in and advances to affiliate...............      36,659       45,362        71,141
  Goodwill, net of accumulated amortization.............                                103,712
  Deposits and other....................................       4,487       10,926        10,518
                                                          ----------   ----------    ----------
          Total other assets............................      41,146       56,288       185,371
                                                          ----------   ----------    ----------
TOTAL ASSETS............................................  $1,344,809   $2,596,750    $4,189,405
                                                          ==========   ==========    ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings.................................  $  573,911   $  983,702    $1,232,357
  Current maturities of long-term debt and current
     portion of capital lease obligations...............      81,045      183,883       278,489
  Bank overdraft........................................      31,870                     62,811
  Accounts payable......................................      42,508      140,072       186,098
  Accrued salaries and other liabilities................      98,937      246,074       734,178
  Deferred income taxes.................................     249,249      334,333       449,547
                                                          ----------   ----------    ----------
          Total current liabilities.....................   1,077,520    1,888,064     2,943,480
LONG-TERM LIABILITIES:
  Long-term debt, net of current maturities.............      38,412      112,168        64,930
  Capital lease obligations, net of current portion.....                                196,926
  Deferred income taxes.................................      36,692       92,759       175,767
                                                          ----------   ----------    ----------
          Total long-term liabilities...................      75,104      204,927       437,623
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value -- 600,000 shares
     authorized; 300,000 shares issued and outstanding
     at December 31, 1995 and 328,351 shares issued and
     outstanding at December 31, 1996...................      16,250       16,250        16,250
  Additional paid-in capital............................                   25,248        25,248
  Retained earnings.....................................     425,935      641,384       945,927
  Treasury stock, 100,000 shares at cost at December 31,
     1995 and 71,649 shares at cost at December 31,
     1996...............................................    (250,000)    (179,123)     (179,123)
                                                          ----------   ----------    ----------
          Total stockholders' equity....................     192,185      503,759       808,302
                                                          ----------   ----------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....  $1,344,809   $2,596,750    $4,189,405
                                                          ==========   ==========    ==========

                       See notes to financial statements.

                           INTEGRATED CONTROLS, INC.

                              STATEMENTS OF INCOME

                                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                   ------------------------------------   -------------------------
                                      1994         1995         1996         1996          1997
                                   ----------   ----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
REVENUE.........................   $2,232,600   $3,745,356   $6,126,844    $4,234,100    $7,975,042
COST OF REVENUE.................    1,470,552    2,598,960    4,000,727     2,751,358     5,315,461
                                   ----------   ----------   ----------    ----------    ----------
  Gross profit..................      762,048    1,146,396    2,126,117     1,482,742     2,659,581
OPERATING EXPENSES:
  Selling, general and
     administrative.............      467,812      745,967    1,588,067     1,098,015     1,882,187
  Depreciation and
     amortization...............       28,153       59,665      124,066        79,879       189,018
                                   ----------   ----------   ----------    ----------    ----------
          Total operating
            expenses............      495,965      805,632    1,712,133     1,177,894     2,071,205
                                   ----------   ----------   ----------    ----------    ----------
INCOME FROM
  OPERATIONS....................      266,083      340,764      413,984       304,848       588,376
OTHER INCOME (EXPENSE):
  Interest expense..............      (10,830)     (23,768)     (73,363)      (51,116)     (111,931)
  Equity in earnings of
     affiliate..................                     3,125       15,979        10,831        26,319
                                   ----------   ----------   ----------    ----------    ----------
          Total other income
            (expense)...........      (10,830)     (20,643)     (57,384)      (40,285)      (85,612)
                                   ----------   ----------   ----------    ----------    ----------
INCOME BEFORE INCOME TAXES......      255,253      320,121      356,600       264,563       502,764
INCOME TAX EXPENSE..............       99,428      117,720      141,151       104,060       198,221
                                   ----------   ----------   ----------    ----------    ----------
NET INCOME......................   $  155,825   $  202,401   $  215,449    $  160,503    $  304,543
                                   ==========   ==========   ==========    ==========    ==========

                       See notes to financial statements.

                           INTEGRATED CONTROLS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 COMMON STOCK      ADDITIONAL                              TOTAL
                              ------------------    PAID-IN     RETAINED   TREASURY    STOCKHOLDERS'
                               SHARES    AMOUNT     CAPITAL     EARNINGS     STOCK        EQUITY
                              --------   -------   ----------   --------   ---------   -------------
BALANCE, JANUARY 1, 1994....   400,000   $16,250    $    --     $ 67,709   $      --     $  83,959
  Net income................                                     155,825                   155,825
                              --------   -------    -------     --------   ---------     ---------
BALANCE, DECEMBER 31,
  1994......................   400,000    16,250         --      223,534          --       239,784
  Purchase of treasury
     shares.................  (100,000)                                     (250,000)     (250,000)
  Net income................                                     202,401                   202,401
                              --------   -------    -------     --------   ---------     ---------
BALANCE, DECEMBER 31,
  1995......................   300,000    16,250         --      425,935    (250,000)      192,185
  Sale of treasury shares in
     connection with
     employee stock purchase
     plan...................    28,351               25,248                   70,877        96,125
  Net income................                                     215,449                   215,449
                              --------   -------    -------     --------   ---------     ---------
BALANCE, DECEMBER 31,
  1996......................   328,351    16,250     25,248      641,384    (179,123)      503,759
NET INCOME (Unaudited)......                                     304,543                   304,543
                              --------   -------    -------     --------   ---------     ---------
BALANCE, SEPTEMBER 30, 1997
  (Unaudited)...............   328,351   $16,250    $25,248     $945,927   $(179,123)    $ 808,302
                              ========   =======    =======     ========   =========     =========

                       See notes to financial statements.

                           INTEGRATED CONTROLS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                               ------------------------------------   -------------------------
                                                 1994         1995         1996          1996          1997
                                               ---------   ----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.................................  $ 155,825   $  202,401   $   215,449   $   160,503   $   304,543
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization............     28,153       59,665       124,066        79,879       189,018
    Deferred income taxes....................     99,429      117,720       141,151       104,060       198,221
    Equity in earnings of affiliate..........                  (3,125)      (15,922)      (10,525)      (25,998)
    Cash provided by (used in) operating
      working capital:
      Accounts receivable....................   (295,957)    (394,746)     (727,566)     (354,564)   (1,096,591)
      Prepaid expenses and other current
         assets..............................    (11,099)      (2,822)      (14,745)       14,219        26,299
      Accounts payable and overdrafts........     25,612       36,607        65,694        24,851       108,837
      Accrued salaries and other
         liabilities.........................     61,626        5,015       147,137       253,457       450,536
      Deposits and other.....................      1,961       (2,802)       (6,439)       (3,350)        7,516
                                               ---------   ----------   -----------   -----------   -----------
         Net cash provided by (used in)
           operating activities..............     65,550       17,913       (71,175)      268,530       162,381
                                               ---------   ----------   -----------   -----------   -----------
INVESTING ACTIVITIES:
  Capital expenditures.......................   (148,244)    (243,525)     (561,411)     (280,218)     (232,321)
  Advances to and repayments from
    affiliate................................   (111,857)      78,323         7,219         7,000
  Acquisition of Einstein Digital Media......                                                           (37,597)
                                               ---------   ----------   -----------   -----------   -----------
         Net cash used in investing
           activities........................   (260,101)    (165,202)     (554,192)     (273,218)     (269,918)
                                               ---------   ----------   -----------   -----------   -----------
FINANCING ACTIVITIES:
  Proceeds from short-term borrowings........    472,181    1,178,029     1,791,570       930,000       505,881
  Repayment of short-term borrowings.........   (352,116)    (963,765)   (1,231,779)   (1,032,510)     (382,226)
  Proceeds from issuance of long-term-debt...     97,750       83,692       309,508       174,240       146,084
  Repayment of long-term-debt and capital
    leases...................................    (18,509)     (51,257)     (132,914)      (87,890)     (195,081)
  Repayment of note payable to related
    party....................................                              (150,000)
  Repurchase of treasury stock...............                (100,000)
  Proceeds from issuance of common stock.....                                96,125        96,125
                                               ---------   ----------   -----------   -----------   -----------
         Net cash provided by financing
           activities........................    199,306      146,699       682,510        79,965        74,658
                                               ---------   ----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................      4,755         (590)       57,143        75,277       (32,879)
CASH AND CASH EQUIVALENTS:
  Beginning of period........................                   4,755         4,165         4,165        61,308
                                               ---------   ----------   -----------   -----------   -----------
  End of period..............................  $   4,755   $    4,165   $    61,308   $    79,442   $    28,429
                                               =========   ==========   ===========   ===========   ===========
SUPPLEMENTAL INFORMATION:
  Interest paid..............................  $  13,773   $   23,779   $    73,363   $    51,116   $   111,931
                                               =========   ==========   ===========   ===========   ===========
  Income taxes paid..........................  $      --   $       --   $        --   $        --   $        --
                                               =========   ==========   ===========   ===========   ===========
NONCASH INVESTING AND FINANCING:
  Note payable issued in connection with the
    acquisition of Einstein Digital Media....  $      --   $       --   $        --   $        --   $   125,000
                                               =========   ==========   ===========   ===========   ===========
  Equipment financed through capital
    leases...................................  $      --   $       --   $        --   $        --   $   293,291
                                               =========   ==========   ===========   ===========   ===========
  Repurchase of common stock for note
    payable..................................  $      --   $  150,000   $        --   $        --   $        --
                                               =========   ==========   ===========   ===========   ===========

                       See notes to financial statements.

                           INTEGRATED CONTROLS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Integrated Controls, Inc., a Louisiana corporation (the "Company"), provides control system engineering, digital communication and computer consulting services to various customers throughout the Gulf Coast area of the United States and to certain international customers. The Company was incorporated in 1991 and is headquartered in Lafayette, Louisiana and maintains offices in Baton Rouge and New Orleans, Louisiana and Houston, Texas.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company provides its services for fees that are based on time and materials used to complete projects for clients. Accordingly, revenue is recognized as engineering, digital communication and computer consulting services are performed.

     Cash Equivalents -- The Company's cash equivalents consist of liquid investments purchased with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally using straight-line methods over the estimated useful lives of the individual assets, which range from five to 15 years. Leasehold improvements are amortized over the lease term.

     Goodwill -- The goodwill reflected on the accompanying balance sheets represents the cost in excess of estimated fair value of the net assets (including tax attributions) acquired in the Einstein Digital Media acquisition (see Note 2). Goodwill is being amortized on a straight-line basis over a seven-year period.

     Equity Investment -- The Company owns 50% of ICON Environmental Services, Inc. ("ICON Environmental") and accounts for this investment using the equity method of accounting. The Company's share of earnings of this affiliate totaled $3,125 and $15,922 for the years ended December 31, 1995 and 1996, respectively. The Company had outstanding advances to ICON Environmental totaling $33,534 at December 31, 1995, and $26,315 at December 31, 1996. These balances are included in the investment in and advances to affiliate account.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, accounts receivable, short-term debt, and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to their short-term maturities or current interest rates.

     Deferred Income Taxes -- The Company provides for deferred income taxes under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

     Interim Financial Information -- The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

                           INTEGRATED CONTROLS, INC.

2. ACQUISITION

     On May 13, 1997, the Company acquired all the assets of Einstein Digital Media for cash of $37,597, the issuance of a promissory note in the original principal amount of $125,000 and the assumption of approximately $44,000 in liabilities. Einstein Digital Media develops Internet-based advertising and marketing media. Goodwill in the amount of $110,445 was recorded as a result of the acquisition.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995         1996
                                                              --------    ----------
Computer equipment and software.............................  $360,330    $  769,781
Furniture, fixtures and equipment...........................    95,452       247,412
Vehicles....................................................     7,900         7,900
                                                              --------    ----------
          Total.............................................   463,682     1,025,093
Less accumulated depreciation and amortization..............    98,548       222,614
                                                              --------    ----------
          Property and equipment -- net.....................  $365,134    $  802,479
                                                              ========    ==========

4. SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Notes payable to AFCO Credit Corporation, due in nine
  monthly installments, with interest at rates ranging from
  8.76% to 11.50% per annum, maturing in September 1997.....  $ 27,003    $ 30,569
Promissory note payable to a former stockholder in the
  original principal amount of $150,000, payable in ten
  monthly installments of $15,000, bearing no interest, with
  final maturity on January 15, 1996........................   150,000
Bank line of credit (see description below).................   396,908     953,133
                                                              --------    --------
          Total short-term borrowings.......................  $573,911    $983,702
                                                              ========    ========

     Bank Line of Credit -- The Company has a $1,200,000 line of credit with a commercial bank for working capital requirements. The line of credit bears interest at the bank's prime rate (9.75% at December 31, 1996) and matured May 31, 1997. Amounts available for borrowings are based on the level and composition of the Company's accounts receivable. The line of credit is secured by a first security interest in the Company's accounts receivable and property and equipment and the continuing guaranty of the Company's principal stockholders. In August 1997, the Company renewed its line of credit with the bank and increased the amount available to $1,700,000. The new line bears interest at the bank's prime rate plus 1% and matures on May 31, 1998.

     The line of credit agreement requires the maintenance of certain minimum financial ratios. As of December 31, 1996, the Company was in violation of certain of these covenants. The bank waived the covenant violations for the year ended December 31, 1996.

                           INTEGRATED CONTROLS, INC.

5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Equipment loans from a commercial bank (the "Bank"), due in
  monthly installments, including interest at rates ranging
  from 8.0% to 10.25%, maturing through December 1998,
  secured by equipment and the continuing guaranty of the
  Company's principal stockholders..........................  $119,457    $296,051
Less current portion........................................    81,045     183,883
                                                              --------    --------
Long-term debt, less current portion........................  $ 38,412    $112,168
                                                              ========    ========

     Equipment Line of Credit -- Borrowings from the Bank for equipment purchases are made under an equipment line of credit arrangement (the "Equipment Line"). The Equipment Line provided for borrowings through May 31, 1997, with repayment terms over a two-year period. The Equipment Line bears interest at a rate equal to the Bank's prime rate plus 1/2%. Borrowings under the Equipment Line are generally subject to the same terms and conditions as the Company's line of credit facility discussed in Note 4. In August 1997, the Company entered into an additional term loan with the Bank in the original principal amount of $61,438, payable in 35 monthly installments of $1,986, including interest at the Bank's prime rate plus 1.5%, due July 2000.

     The aggregate annual maturities of long-term debt at December 31, 1996 are as follows:

Year ended December 31:
  1997..................................................    $183,883
  1998..................................................     112,168
                                                            --------
          Total.........................................    $296,051
                                                            ========

6. EMPLOYEE BENEFIT PLANS

     The Company maintains a defined contribution (401(k)) plan for all eligible employees who have completed at least one month of service. Employees may elect to defer up to 25% of their salary, subject to statutory limits, through contributions to the plan. Employer matching and profit sharing contributions are discretionary, and, to date, no matching or profit sharing contributions have been made.

7. COMMITMENTS AND CONTINGENCIES

     The Company has guaranteed certain bank indebtedness of ICON Environmental.

     The Company is also jointly listed with ICON Environmental on a cross-corporate indemnity agreement with an insurance company that entitles either company to purchase surety bond insurance. In the event there would be a claim against a performance bond obtained by ICON Environmental, the Company could be liable in the event of default by ICON Environmental.

     The Company entered into a two-year employment agreement with the former president of Einstein Digital Media. Under the terms of the agreement, the Company has agreed to pay the employee a bonus of up to $150,000 if certain performance objectives are achieved. The bonus is payable in May 1998 and is payable in cash and up to 50% in common stock.

                           INTEGRATED CONTROLS, INC.

8. STOCKHOLDERS' EQUITY

     Stock Split -- During 1996, the Company effected a 1,000-for-1 stock split, which increased the number of issued shares from 400 to 400,000. The number of shares of common stock outstanding has been restated to give effect to the stock split.

     Treasury Stock -- During 1995, the Company reacquired 100,000 shares of common stock from a stockholder for total consideration of $250,000. The Company paid cash of $100,000 and issued a short-term promissory note in the face amount of $150,000. The promissory note was repaid in full during 1996. During 1996, the Company reissued 28,351 of the treasury shares in connection with the Employee Stock Purchase Plan discussed below.

     Employee Stock Purchase Plan -- During 1996, the Company adopted an Employee Stock Purchase Plan (the "Plan"), which provided eligible employees with the opportunity to acquire up to 100,000 shares of the Company's common stock at a price of $4.11 per share, which was the estimated fair value per share based on an independent appraisal. The Company issued 28,351 shares under the Plan and raised approximately $96,000, net of offering costs totaling approximately $20,000. The offering period expired during 1996, and no further shares are issuable under the Plan. Under the terms of the Plan, the Company has the option to repurchase employees' shares for a period of seven months after termination of employment at a price based on a specified formula similar to that used in determining the offering price.

9. OPERATING LEASES

     The Company leases various equipment and its office facility under noncancelable operating lease arrangements extending through 2002. Rental expense was $45,501, $77,997 and $136,503 for the years ended December 31, 1994, 1995 and 1996, respectively, and is included in selling, general and administrative expense in the statements of income.

     Minimum future lease payments under noncancelable operating leases at December 31, 1996 are as follows:

Year ending December 31:
  1997...................................................  $  261,600
  1998...................................................     226,900
  1999...................................................     202,100
  2000...................................................     197,900
  2001...................................................     181,400
                                                           ----------
          Total..........................................  $1,069,900
                                                           ==========

     In May 1997, the Company began leasing computer equipment under capital lease arrangements extending through 2002. Future minimum lease payments required under these noncancelable leases are as follows:

Year ending December 31:
  1997....................................................  $ 53,667
  1998....................................................    82,189
  1999....................................................    82,189
  2000....................................................    41,703
                                                            --------
          Total...........................................  $259,748
                                                            ========

                           INTEGRATED CONTROLS, INC.

10. INCOME TAXES

     The components of income tax expense are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1994        1995        1996
                                                      -------    --------    --------
Current.............................................  $    --    $     --    $     --
Deferred............................................   99,428     117,720     141,151
                                                      -------    --------    --------
          Total.....................................  $99,428    $117,720    $141,151
                                                      =======    ========    ========

     Deferred taxes are principally due to differences in the basis and depreciable lives for property and equipment for book and tax purposes, net operating loss carryforwards and the use of the cash method of accounting for tax purposes.

     Deferred tax assets and liabilities consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995         1996
                                                              ---------    ---------
Asset -- net operating loss carryforward....................  $  82,764    $ 155,940
Liabilities:
  Cash basis differences....................................   (332,013)    (490,431)
  Property, equipment and other.............................    (36,692)     (92,601)
                                                              ---------    ---------
Net deferred tax liability..................................  $(285,941)   $(427,092)
                                                              =========    =========

     For income tax purposes, the Company has available unused net operating loss carryforwards of approximately $415,000 at December 31, 1996, which may be applied against future taxable income of the Company. These carryforwards expire in various years ranging from 2007 through 2011.

     The following is a reconciliation of taxes computed at the federal statutory rate to the provision for income taxes included in the financial statements:

                                                               DECEMBER 31,
                                                      -------------------------------
                                                       1994        1995        1996
                                                      -------    --------    --------
Taxes computed by applying federal statutory rate...  $86,786    $108,841    $121,244
State income taxes, net of federal benefits.........    9,477      11,524      13,454
Expenses not deductible for tax purposes............    3,165       3,496       6,453
Other...............................................               (6,141)
                                                      -------    --------    --------
          Total.....................................  $99,428    $117,720    $141,151
                                                      =======    ========    ========

11. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     A majority of the Company's accounts receivable at December 31, 1996 result from sales to third-party companies engaged in the oil and gas industry or related industries. This concentration of customers may impact the Company's overall credit risk, in that these entities may be similarly affected by changes in economic or other conditions. In addition, the Company generally does not require collateral or other security to support customer receivables.

     During the year ended December 31, 1996, sales to two customers accounted for approximately 25% and 12% of the Company's revenues, respectively. Receivables from these customers totaled approximately $628,000 at December 31, 1996.

                           INTEGRATED CONTROLS, INC.

12. SUBSEQUENT EVENT

     In December 1997, the stockholders of the Company entered into an agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's outstanding common stock. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mindworks Professional Education Group, Inc.:

     We have audited the accompanying balance sheet of Mindworks Professional Education Group, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Mindworks Professional Education Group, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19 , 1997

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  17,711        $  41,032
  Accounts receivable.......................................      63,978          130,494
  Inventory.................................................       5,395           31,117
  Prepaid expenses and other current assets.................                        2,750
                                                               ---------        ---------
          Total current assets..............................      87,084          205,393
PROPERTY AND EQUIPMENT -- Net...............................     123,306          110,869
OTHER ASSETS:
  Intangibles, net of accumulated amortization of $11,250 at
     December 31, 1996......................................      18,750           13,125
  Deposits..................................................       3,083            3,083
                                                               ---------        ---------
          Total other assets................................      21,833           16,208
                                                               ---------        ---------
TOTAL ASSETS................................................   $ 232,223        $ 332,470
                                                               =========        =========

                           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease
     obligation.............................................   $  41,307        $  97,083
  Accounts payable..........................................      34,002           98,005
  Accrued liabilities.......................................      14,611           18,963
  Deferred revenue..........................................       4,911            1,611
                                                               ---------        ---------
          Total current liabilities.........................      94,831          215,662
LONG-TERM DEBT, net of current maturities...................     264,051          186,323
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value -- 10,000,000 shares
     authorized; 60,000 shares issued and outstanding.......         600              600
  Additional paid-in capital................................      59,400           59,400
  Accumulated deficit.......................................    (186,659)        (129,515)
                                                               ---------        ---------
          Total stockholders' deficit.......................    (126,659)         (69,515)
                                                               ---------        ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.......   $ 232,223        $ 332,470
                                                               =========        =========

                       See notes to financial statements.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED
                                                          YEAR ENDED           SEPTEMBER 30,
                                                         DECEMBER 31,    --------------------------
                                                             1996           1996           1997
                                                         ------------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
REVENUE................................................    $808,192       $578,998      $1,015,554
COST OF REVENUE........................................     358,289        226,760         394,939
                                                           --------       --------      ----------
  Gross profit.........................................     449,903        352,238         620,615
OPERATING EXPENSES:
  Selling, general and administrative..................     407,675        297,862         501,124
  Depreciation and amortization........................      63,435         47,148          42,752
                                                           --------       --------      ----------
          Total operating expenses.....................     471,110        345,010         543,876
                                                           --------       --------      ----------
INCOME (LOSS) FROM OPERATIONS..........................     (21,207)         7,228          76,739
INTEREST EXPENSE.......................................     (33,733)       (23,757)        (19,595)
                                                           --------       --------      ----------
NET INCOME (LOSS)......................................    $(54,940)      $(16,529)     $   57,144
                                                           ========       ========      ==========

                       See notes to financial statements.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                             COMMON STOCK     ADDITIONAL                     TOTAL
                                            ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES   AMOUNT    CAPITAL       DEFICIT        DEFICIT
                                            ------   ------   ----------   -----------   -------------
BALANCE, JANUARY 1, 1995..................   600      $600     $59,400      $(131,719)     $ (71,719)
  Net loss................................                                    (54,940)       (54,940)
                                             ---      ----     -------      ---------      ---------
BALANCE, DECEMBER 31, 1996................   600       600      59,400       (186,659)      (126,659)
  Net income (Unaudited)..................                                     57,144         57,144
                                             ---      ----     -------      ---------      ---------
BALANCE, SEPTEMBER 30, 1997 (Unaudited)...   600      $600     $59,400      $(129,515)     $ (69,515)
                                             ===      ====     =======      =========      =========

                       See notes to financial statements.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                                          YEAR ENDED           SEPTEMBER 30,
                                                         DECEMBER 31,    --------------------------
                                                             1996           1996           1997
                                                         ------------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)....................................    $(54,940)      $(16,529)      $  57,144
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization.....................      63,435         47,148          42,752
     Provision for allowance for doubtful accounts.....                                      4,000
  Cash provided by (used in) operating working capital:
     Accounts receivable...............................     (63,978)       (63,215)        (70,516)
     Inventory.........................................        (395)       (25,057)        (25,722)
     Prepaid expenses and other current assets.........       3,618                         (2,750)
     Accounts payable..................................       3,505          7,596          64,003
     Accrued liabilities...............................      14,611          6,930           4,352
     Deferred revenue..................................       4,681         24,319          (3,300)
                                                           --------       --------       ---------
          Net cash provided by (used in) operating
            activities.................................     (29,463)       (18,808)         69,963
                                                           --------       --------       ---------
INVESTING ACTIVITIES -- Capital expenditures...........     (55,089)       (52,229)        (24,690)
                                                           --------       --------       ---------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.............     132,296        148,607         133,406
  Repayment of long-term debt and capital lease........     (34,373)       (40,470)       (155,358)
                                                           --------       --------       ---------
          Net cash provided by (used in) financing
            activities.................................      97,923        108,137         (21,952)
                                                           --------       --------       ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..........................................      13,371         37,100          23,321
CASH AND CASH EQUIVALENTS:
  Beginning of period..................................       4,340          4,340          17,711
                                                           --------       --------       ---------
  End of period........................................    $ 17,711       $ 41,440       $  41,032
                                                           ========       ========       =========
SUPPLEMENTAL INFORMATION:
  Interest paid........................................    $ 33,733       $ 23,757       $  19,595
                                                           ========       ========       =========

                       See notes to financial statements.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Mindworks Professional Education Group, Inc., an Arizona corporation (the "Company"), provides technical training and certification preparation for information technology professionals and others. The Company was incorporated in 1995 and is headquartered in Scottsdale, Arizona.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company recognizes revenue from the sale of training kits and tuition received from training seminars is recognized as product is shipped or services are performed. Deferred revenue represents payments received for future training course attendance.

     Cash Equivalents -- The Company's cash equivalents consist of liquid investments purchased with an original maturity of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the declining balance method over the estimated useful lives of the assets, which range from five to seven years. Amortization is computed on a straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, accounts receivable, short-term debt and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to the short-term maturities or current interest rates.

     Intangibles -- The Company's intangibles consist of intellectual property rights contributed by certain principals at the inception of the Company. Amortization is computed using the straight-line method over four years.

     Income Taxes -- The Company is a subchapter S Corporation and, accordingly, is not subject to corporate-level federal income tax. Income generated by the Company is taxed to the stockholders individually. Accordingly, no income tax expense has been recorded in the financial statements.

     Interim Financial Information -- The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Computer equipment and software.............................    $126,709
Furniture, fixtures and equipment...........................      56,032
Leasehold improvements......................................      24,840
                                                                --------
          Total.............................................     207,581
Less accumulated depreciation and amortization..............      84,275
                                                                --------
          Property and equipment -- net.....................    $123,306
                                                                ========

     Depreciation and amortization expense charged to operations was $55,935 for the year ended December 31, 1996.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Equipment loans, due in monthly installments, including
  interest at the bank's prime rate ranging from 9.75% to
  10.50% per annum, maturing through January 2001, secured
  by equipment and the continuing guaranty of the Company's
  principal stockholders....................................    $149,166
Promissory note payable to a stockholder; due in quarterly
  payments through September 30, 1997 -- interest-only at a
  rate of 10% per annum; after September 30, 1997, balance
  is payable in 30 monthly installments of $5,000, plus
  interest at 10% per annum.................................     150,000
                                                                --------
Total long-term debt........................................     299,166
Less current portion........................................      35,115
                                                                --------
          Long-term debt, less current portion..............    $264,051
                                                                ========

4. CAPITAL LEASE OBLIGATION

     The Company is leasing equipment under a capital lease through October 1997. Future minimum rental payments required under this noncancelable lease at December 31, 1996 are as follows:

Total payments..............................................  $7,170
Less amounts representing interest..........................     978
                                                              ------
Capital lease obligation....................................   6,192
Less current portion........................................   6,192
                                                              ------
Capital lease obligation, long-term.........................  $   --
                                                              ======

5. OPERATING LEASES

     The Company leases office space under a noncancelable operating lease arrangement through October 31, 2000. Rental expenses charged to operations totaled $35,711 for the year ended December 31, 1996 and is included in general and administrative expense in the statements of operations.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

     Minimum future lease payments under the noncancelable operating lease at December 31, 1996 are as follows:

Year ending December 31:
  1997....................................................  $ 35,035
  1998....................................................    36,415
  1999....................................................    36,761
  2000....................................................    37,800
                                                            --------
          Total...........................................  $146,011
                                                            ========

     In October 1997, the Company signed a five-year lease on a new facility in Scottsdale, Arizona, which will commence on the completion of certain tenant improvements. The Company is currently in negotiations to sublease the existing office space.

     Minimum future lease payments under this new operating lease are as follows:

Year ending December 31:
  1998....................................................  $181,158
  1999....................................................   184,795
  2000....................................................   188,431
  2001....................................................   192,203
  2002....................................................   196,109
                                                            --------
          Total...........................................  $942,696
                                                            ========

6. EMPLOYEE BENEFIT PLANS

     The Company currently offers a Salary Reduction Simplified Employee Pension plan to its employees. Under the plan, the Company withholds a portion of participants' salaries, which it forwards to the trustee on a monthly basis. The funds are then invested in individual retirement accounts as designated by the employees. The Company does not provide any matching funds under the plan.

7. RELATED PARTY TRANSACTIONS

     As of December 31, 1996, the Company had an outstanding note payable to a stockholder for $150,000. The note provides for interest at a rate of 10% per annum, with interest-only payments made quarterly. Beginning October 1, 1997, principal payments of $5,000 will be paid for a period of 30 months. Interest expense of $13,500 was paid for the year ended December 31, 1996.

8. CONCENTRATION OF CREDIT RISK

     Financial instruments that subject the Company to potential concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company places its cash and cash equivalents and short-term investments in and limits the amount of credit exposure to one financial institution.

                  MINDWORKS PROFESSIONAL EDUCATION GROUP, INC.

9. SUBSEQUENT EVENT

     In December 1997, the stockholders of the Company entered into a definitive agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's outstanding common stock. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Members of
  Software Consulting Services America, LLC:

     We have audited the accompanying balance sheets of Software Consulting Services America, LLC (the "Company") as of December 31, 1995 and 1996, and the related statements of income, members' equity and cash flows for the period from February 7, 1995 (date of inception) to December 31, 1995, and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Software Consulting Services America, LLC as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from February 7, 1995 (date of inception) to December 31, 1995, and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19 , 1997

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,
                                                         ----------------------    SEPTEMBER 30,
                                                           1995         1996           1997
                                                         --------    ----------    -------------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............................  $162,469    $  311,670     $   96,628
  Trade accounts receivable............................   221,270       622,085      1,377,938
  Unbilled revenue.....................................    33,715       246,992         73,989
  Accounts receivable -- employees.....................     7,813
                                                         --------    ----------     ----------
          Total current assets.........................   425,267     1,180,747      1,548,555
PROPERTY AND EQUIPMENT -- Net..........................    16,751        92,281        169,166
OTHER ASSETS...........................................       577         4,358         37,016
                                                         --------    ----------     ----------
          TOTAL ASSETS.................................  $442,595    $1,277,386     $1,754,737
                                                         ========    ==========     ==========

                                LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................  $  7,938    $    2,919     $   19,678
  Accrued payroll and other accrued expenses...........    85,755       324,654        406,970
  Line of credit.......................................                                150,000
  Notes payable to members.............................                 150,000
                                                         --------    ----------     ----------
          Total current liabilities....................    93,693       477,573        576,648
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY........................................   348,902       799,813      1,178,089
                                                         --------    ----------     ----------
TOTAL LIABILITIES AND MEMBERS' EQUITY..................  $442,595    $1,277,386     $1,754,737
                                                         ========    ==========     ==========

                       See notes to financial statements.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

                              STATEMENTS OF INCOME

                                                                                   NINE MONTHS ENDED
                                                 PERIOD ENDED    YEAR ENDED          SEPTEMBER 30,
                                                 DECEMBER 31,   DECEMBER 31,   -------------------------
                                                     1995           1996          1996          1997
                                                 ------------   ------------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
REVENUE........................................   $1,001,402     $4,672,094    $3,076,161    $5,783,098
COST OF REVENUE................................      654,827      3,398,398     2,260,182     4,263,097
                                                  ----------     ----------    ----------    ----------
  Gross profit.................................      346,575      1,273,696       815,979     1,520,001
OPERATING EXPENSES:
  Selling, general and administrative..........      194,468        753,013       450,055     1,113,287
  Depreciation and amortization................        3,890         19,962         9,903        51,346
                                                  ----------     ----------    ----------    ----------
          Total operating expenses.............      198,358        772,975       459,958     1,164,633
                                                  ----------     ----------    ----------    ----------
INCOME FROM OPERATIONS.........................      148,217        500,721       356,021       355,368
OTHER INCOME (EXPENSE):
  Interest income..............................        2,485          3,104         2,499           329
  Interest expense.............................                                                  (5,880)
  Other expense................................       (1,800)        (7,775)       (4,759)          (51)
                                                  ----------     ----------    ----------    ----------
          Total other income (expense).........          685         (4,671)       (2,260)       (5,602)
                                                  ----------     ----------    ----------    ----------
NET INCOME.....................................   $  148,902     $  496,050    $  353,761    $  349,766
                                                  ==========     ==========    ==========    ==========

                       See notes to financial statements.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

                         STATEMENTS OF MEMBERS' EQUITY

  Original capital contributed on February 7, 1995..........  $  200,000
  Net income................................................     148,902
                                                              ----------
MEMBERS' EQUITY AT DECEMBER 31, 1995........................     348,902
  Capital contributed.......................................      11,111
  Distributions to members..................................     (56,250)
  Net income................................................     496,050
                                                              ----------
MEMBERS' EQUITY AT DECEMBER 31, 1996........................     799,813
  Capital contributed (Unaudited)...........................      61,111
  Distributions to members (Unaudited)......................     (32,601)
  Net income (Unaudited)....................................     349,766
                                                              ----------
MEMBERS' EQUITY AT SEPTEMBER 30, 1997 (Unaudited)...........  $1,178,089
                                                              ==========

                       See notes to financial statements.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

                            STATEMENTS OF CASH FLOWS

                                                                                 NINE MONTHS ENDED
                                               PERIOD ENDED    YEAR ENDED          SEPTEMBER 30,
                                               DECEMBER 31,   DECEMBER 31,   -------------------------
                                                   1995           1996          1996          1997
                                               ------------   ------------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.................................   $ 148,902      $ 496,050      $ 353,761     $ 349,766
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization...........       3,890         19,962          9,903        51,346
     Cash provided by (used in) operating
       working capital:
       Trade accounts receivable.............    (221,270)      (400,815)      (387,661)     (755,853)
       Accounts receivable from employees....      (7,813)         7,813          7,813
       Unbilled revenue......................     (33,715)      (213,277)      (185,091)      173,003
       Other assets..........................                     (3,922)        (9,925)      (32,658)
       Accounts payable......................       7,938         (5,019)         1,965        16,759
       Accrued payroll and other accrued
          expenses...........................      85,755        238,899        106,575        82,316
                                                ---------      ---------      ---------     ---------
          Net cash provided by (used in)
            operating activities.............     (16,313)       139,691       (102,660)     (115,321)
                                                ---------      ---------      ---------     ---------
INVESTING ACTIVITIES:
  Capital expenditures.......................     (20,512)       (95,351)       (42,206)     (128,231)
  Organizational costs.......................        (706)
                                                ---------      ---------      ---------     ---------
          Net cash used in investing
            activities.......................     (21,218)       (95,351)       (42,206)     (128,231)
                                                ---------      ---------      ---------     ---------
FINANCING ACTIVITIES:
  Member contributions.......................     200,000         11,111                       61,111
  Member distributions.......................                    (56,250)       (56,250)      (32,601)
  Borrowings (repayments) of notes payable to
     members.................................                    150,000        106,250      (150,000)
  Proceeds from line of credit...............                                                 150,000
                                                ---------      ---------      ---------     ---------
          Net cash provided by financing
            activities.......................     200,000        104,861         50,000        28,510
                                                ---------      ---------      ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................     162,469        149,201        (94,866)     (215,042)
CASH AND CASH EQUIVALENTS:
  Beginning of period........................                    162,469        162,469       311,670
                                                ---------      ---------      ---------     ---------
  End of period..............................   $ 162,469      $ 311,670      $  67,603     $  96,628
                                                =========      =========      =========     =========
SUPPLEMENTAL INFORMATION:
  Interest paid..............................   $      --      $      --      $      --     $   5,880
                                                =========      =========      =========     =========
  Income taxes paid..........................   $      --      $      --      $      --     $      --
                                                =========      =========      =========     =========

                       See notes to financial statements.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Software Consulting Services America, LLC, a California limited liability company (the "Company"), provides professional software consulting services, primarily under subcontracting arrangements with SAP AG of Germany ("SAP") in connection with the implementation of software systems developed by SAP. The Company was organized on February 7, 1995, and is headquartered in Foster City, California. According to the Company's operating agreement, the Company will continue in existence until December 31, 2020, unless sooner dissolved pursuant to the operating agreement or the California Limited Liability Company Act.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company provides its services for fees that are primarily based on time and materials used to complete projects for clients. Accordingly, revenue is recognized as consulting services are performed. Unbilled revenue is recorded for contract services for which a billing has not been rendered.

     Cash and Cash Equivalents -- The Company's cash equivalents consist of liquid instruments with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets and amortization, which is three years. Amortization is computed on a straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, trade accounts receivable, short-term debt, and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to their short-term maturities or current interest rates.

     Income Taxes -- The Company is treated as a partnership for income tax purposes, and therefore, is not a taxpaying entity for federal and California income tax purposes. Income generated by the Company is taxed to the members individually. Accordingly, no income tax expense has been recorded in the accompanying financial statements.

     Interim Financial Information -- The interim finacial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

2. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:

                                                                  DECEMBER 31,
                                                               -------------------
                                                                1995        1996
                                                               -------    --------
Computer equipment and software.............................   $20,512    $115,292
Furniture and fixtures......................................                   571
                                                               -------    --------
Total.......................................................    20,512     115,863
Less accumulated depreciation and amortization..............     3,761      23,582
                                                               -------    --------
          Property and equipment -- net.....................   $16,751    $ 92,281
                                                               =======    ========

     Depreciation expense charged to operations was $3,890 and $19,962 for the years ended December 31, 1995 and 1996, respectively.

3. LINE OF CREDIT AGREEMENT

     In January 1997, the Company entered into a revolving line of credit agreement with a bank to meet short-term working capital requirements. The line of credit provides for borrowings equal to the lesser of $650,000 or 80% of eligible accounts receivable, and borrowings thereunder are secured by all the Company's assets. The line of credit agreement is scheduled to expire on January 12, 1998. The interest rate applicable to borrowings under the line of credit is the bank's prime rate plus 1.8%.

4. LEASE COMMITMENTS

     The Company leases office facilities, computers and certain office equipment under several noncancelable operating lease agreements. The agreements expire at various dates through the year 2000.

     Future minimum lease commitments under these operating leases at December 31, 1996, are as follows:

Year ending December 31:
  1997..................................................    $116,304
  1998..................................................     121,428
  1999..................................................     121,020
  2000..................................................      19,830
                                                            --------
                                                            $378,582
                                                            ========

     During the period ended December 31, 1995, and the year ended December 31, 1996, rental expense under the various operating lease arrangements totaled $1,511 and $15,167, respectively, and is included in selling, general and administrative expense in the statements of income.

5. RELATED PARTY TRANSACTIONS

     Revenues for the period ended December 31, 1995, and the year ended December 31, 1996, include sales to a member and an affiliate of a member of the Company totaling $31,728 and $123,950, respectively. At December 31, 1995 and 1996, unbilled revenue from a member of the Company were $29,815 and $0, respectively.

     Notes payable to members at December 31, 1996 were $150,000. The notes are unsecured, are due on demand and do not bear interest.

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC

6. OPTION PLANS

     The Company established a 1996 Option Plan, pursuant to which options to purchase membership units in the Company are awarded. The option awards are subject to vesting, at the rate of approximately 16.7% every six months, over three years from the grant date. The exercise price per unit is not less than the fair market value on the date each option is granted. Any unexercised options will expire on the fifth anniversary of the date of grant. The option agreements may be subject to termination under certain circumstances, such as a change in control, as defined in the agreements. Unitholders may receive up to 10% of the net proceeds resulting from certain changes in control resulting from the sale of all or substantially all the assets of the Company.

     Options to purchase units awarded under the 1996 Option Plan are summarized as follows:

                                                                     WEIGHTED
                                              UNITS      OPTION      AVERAGE      WEIGHTED
                                              UNDER     PRICE PER    EXERCISE     AVERAGE
                                              OPTION      UNIT        PRICE      FAIR VALUE
                                              ------    ---------    --------    ----------
Granted in 1995 and outstanding at December
  31, 1995.................................       --      $  --       $  --        $  --
Granted in 1996............................   27,650      $1.60       $1.60        $0.78
                                              ------
Outstanding at December 31, 1996...........   27,650      $1.60       $1.60        $0.78
                                              ======
Exercisable at December 31, 1996...........    3,417      $1.60       $1.60        $0.78
                                              ======

     The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its options. Accordingly, no compensation cost has been recognized for such option grants. Had compensation cost for the Company's options been determined based on the fair value at the grant dates for awards consistent with the method prescribed by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income would have been reduced by $4,400 to $491,650 in 1996.

     The weighted average fair value of options granted during 1996 was estimated at $0.78. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 1996: risk-free interest rates of 6.75%, no dividend yield, expected lives of ten years and no expected volatility (because the units are not publicly traded).

7. EMPLOYEE BENEFITS

     In September 1996, the Company established an elective salary reduction profit sharing plan pursuant to Internal Revenue Code Section 401(k). Under the plan, eligible employees can make voluntary pretax contributions to the plan. Employee contributions cannot exceed 15% of eligible compensation or other tax-regulated limits. There are no matching or Company discretionary contributions under the plan.

     Employment agreements with the members require that, in the event of a change in control of the Company, the Company shall continue the members' salaries for a one- to two-year period following the change in control.

8. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that subject the Company to potential concentration of credit risk consist principally of temporary cash investments. The Company generally places its temporary cash investments in a

                   SOFTWARE CONSULTING SERVICES AMERICA, LLC single financial institution. On occasion, the Company maintains deposits in excess of federally insured amounts at that financial institution.

     For the period ended December 31, 1995, and the year ended December 31, 1996, 91% and 85%, respectively, of the Company's revenues consisted of revenues derived from services performed under subcontracting arrangements with SAP.

     Approximately 99% and 69% of the Company's accounts receivable and 12% and 86% of the Company's unbilled revenue at December 31, 1995 and 1996, respectively, were attributable to SAP.

9. SUBSEQUENT EVENT

     In December 1997, the Company entered into an agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's assets and assumption of certain of its liabilities. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                   * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Software Consulting Services Pty. Ltd. as
Trustee for the SCS Unit Trust:

     We have audited the accompanying balance sheets of the SCS Unit Trust (the "Trust") as of June 30, 1996 and 1997, and the related statements of income, unit capital and beneficiaries' loan accounts and cash flows for the period from October 1, 1994 (date of inception) to June 30, 1995, and for each of the two years in the period ended June 30, 1997 (all expressed in Australian dollars). These financial statements are the responsibility of the management of Software Consulting Services Pty. Ltd. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Australia and the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the SCS Unit Trust as of June 30, 1996 and 1997, and the results of its operations and its cash flows for the period from October 1, 1994 (date of inception) to June 30, 1995, and for each of the two years in the period ended June 30, 1997, in conformity with accounting principles generally accepted in the United States of America.

     Our audits also comprehended the translation of Australian dollar amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

DELOITTE TOUCHE TOHMATSU

Melbourne, Australia
December 19 , 1997

                                 SCS UNIT TRUST

                                 BALANCE SHEETS

                                     ASSETS

                                               A$                 US$            A$              US$
                                            JUNE 30,
                                     -----------------------    JUNE 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                        1996         1997         1997          1997            1997
                                     ----------   ----------   ----------   -------------   -------------
                                                                             (UNAUDITED)     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........  $  427,173   $    4,790   $    3,477    $    4,790      $    3,477
  Trade accounts receivable........   1,529,065    3,012,656    2,186,886     3,899,779       2,830,850
  Unbilled revenue.................                  690,217      501,029       424,248         307,962
  Sundry debtors...................         749      159,803      116,001       245,432         178,159
  Prepaid expenses and other
     current assets................      15,939       23,375       16,968        40,620          29,486
                                     ----------   ----------   ----------    ----------      ----------
          Total current assets.....   1,972,926    3,890,841    2,824,361     4,614,869       3,349,934
PROPERTY AND EQUIPMENT -- Net......      58,995       98,809       71,725       102,589          74,469
OTHER ASSETS.......................                   34,321       24,913        34,894          25,329
INVESTMENT IN AFFILIATED TRUST.....                   27,448       19,925        27,448          19,925
                                     ----------   ----------   ----------    ----------      ----------
          TOTAL ASSETS.............  $2,031,921   $4,051,419   $2,940,924    $4,779,800      $3,469,657
                                     ==========   ==========   ==========    ==========      ==========

                                      LIABILITIES AND UNIT CAPITAL

CURRENT LIABILITIES:
  Accounts payable.................  $  118,057   $  721,602   $  523,811    $  786,120      $  570,645
  Accrued payroll and payroll
     taxes.........................     743,335    1,621,796    1,177,262     1,776,650       1,289,670
  Other accrued expenses...........     105,334      118,883       86,297       143,813         104,394
  Beneficiaries' loan accounts.....   1,059,359    1,505,302    1,092,698     1,989,381       1,444,092
                                     ----------   ----------   ----------    ----------      ----------
          Total current
            liabilities............   2,026,085    3,967,583    2,880,068     4,695,964       3,408,801
COMMITMENTS AND CONTINGENCIES
UNIT CAPITAL.......................       5,836       83,836       60,856        83,836          60,856
                                     ----------   ----------   ----------    ----------      ----------
          TOTAL LIABILITIES AND
            UNIT CAPITAL...........  $2,031,921   $4,051,419   $2,940,924    $4,779,800      $3,469,657
                                     ==========   ==========   ==========    ==========      ==========

                       See notes to financial statements.

                                 SCS UNIT TRUST

                              STATEMENTS OF INCOME

                                              A$
                                                                                                                   A$
                                                                                            US$
                                         PERIOD FROM           A$            A$                               THREE MONTHS
                                          OCTOBER 1,                                       YEAR                  ENDED
                                            1994,             YEAR ENDED JUNE 30,          ENDED             SEPTEMBER 30,
                                         TO JUNE 30,       -------------------------     JUNE 30,      --------------------------
                                             1996             1996          1997           1997           1996           1997
                                       ----------------    ----------    -----------    -----------    -----------    -----------
                                                                                                       (UNAUDITED)    (UNAUDITED)
REVENUE.............................      $2,774,362       $7,775,358    $14,876,861   $10,799,113     $2,948,005     $5,721,070
COST OF REVENUE.....................       2,114,792        5,958,918     11,957,304     8,679,807      2,277,632      4,636,471
                                            --------       ----------    -----------   ------------    ----------     ----------
 Gross profit.......................         659,570        1,816,440      2,919,557     2,119,306        670,373      1,084,599
OPERATING EXPENSES:
 Selling, general and
   administrative...................         516,977        1,037,333      2,019,064     1,465,638        362,252        578,597
 Depreciation and amortization......          20,624           55,193         79,431        57,659         11,305         12,705
                                            --------       ----------    -----------   ------------    ----------     ----------
       Total operating expenses.....         537,601        1,092,526      2,098,495     1,523,297        373,557        591,302
                                            --------       ----------    -----------   ------------    ----------     ----------
INCOME FROM OPERATIONS..............         121,969          723,914        821,062       596,009        296,816        493,297
OTHER INCOME (EXPENSE):
 Equity in losses of affiliated
   trust............................                                         (90,216)      (65,488)       (22,554)
 Allowance for investment in
   affiliated trust.................                                        (162,336)     (117,840)
 Interest income....................           7,234           19,935         20,857        15,140          8,854            601
 Interest expense...................         (24,481)         (81,594)      (198,325)     (143,964)       (54,228)       (83,751)
 Other income.......................                            1,674
 Gain (loss) on sale of property and
   equipment........................                           18,222         (2,273)       (1,650)
                                            --------       ----------    -----------   ------------    ----------     ----------
       Total other income
        (expense)...................         (17,247)         (41,763)      (432,293)     (313,802)       (67,928)       (83,150)
                                            --------       ----------    -----------   ------------    ----------     ----------
       NET INCOME...................      $  104,722       $  682,151    $   388,769   $   282,207     $  228,888     $  410,147
                                            ========       ==========    ===========   ============    ==========     ==========


                                            US$

                                       THREE MONTHS
                                           ENDED
                                       SEPTEMBER 30,
                                           1997
                                      ---------------
                                        (UNAUDITED)
REVENUE.............................    $4,152,925
COST OF REVENUE.....................     3,365,614
                                        ----------
 Gross profit.......................       787,311
OPERATING EXPENSES:
 Selling, general and
   administrative...................       420,003
 Depreciation and amortization......         9,223
                                        ----------
       Total operating expenses.....       429,226
                                        ----------
INCOME FROM OPERATIONS..............       358,085
OTHER INCOME (EXPENSE):
 Equity in losses of affiliated
   trust............................
 Allowance for investment in
   affiliated trust.................
 Interest income....................           436
 Interest expense...................       (60,795)
 Other income.......................
 Gain (loss) on sale of property and
   equipment........................
                                        ----------
       Total other income
        (expense)...................       (60,359)
                                        ----------
       NET INCOME...................    $  297,726
                                        ==========

                       See notes to financial statements.

                                 SCS UNIT TRUST

          STATEMENTS OF UNIT CAPITAL AND BENEFICIARIES' LOAN ACCOUNTS

                                                                                     A$
                                                                               BENEFICIARIES'
                                                                    A$              LOAN
                                                               UNIT CAPITAL       ACCOUNTS
                                                               ------------    --------------
  Original capital contributed and beneficiaries' loans.....    $   5,836        $  556,847
  Net income................................................                        104,722
  Repayment of beneficiaries' loans.........................                       (156,758)
                                                                ---------        ----------
BALANCES AT JUNE 30, 1995...................................        5,836           504,811
  Interest on beneficiaries' accounts.......................                         80,856
  Repayment of beneficiaries' loans.........................                       (208,459)
  Net income................................................                        682,151
                                                                ---------        ----------
BALANCES AT JUNE 30, 1996...................................        5,836         1,059,359
  Capital contributed.......................................      577,996           435,337
  Capital redemption........................................     (499,996)
  Repayment of beneficiaries' loans.........................                       (562,038)
  Interest on beneficiaries' accounts.......................                        183,875
  Net income................................................                        388,769
                                                                ---------        ----------
BALANCES AT JUNE 30, 1997...................................       83,836         1,505,302
  Interest on beneficiaries' accounts (Unaudited)...........                         73,932
  Net income (Unaudited)....................................                        410,147
                                                                ---------        ----------
BALANCES AT SEPTEMBER 30, 1997 (Unaudited)..................    $  83,836        $1,989,381
                                                                =========        ==========

                                                                                    US$
                                                                               BENEFICIARIES'
                                                                   US$              LOAN
                                                               UNIT CAPITAL       ACCOUNTS
                                                               ------------    --------------
BALANCES AT JUNE 30, 1996...................................    $   4,236        $  768,988
  Capital contributed.......................................      419,567           316,011
  Capital redemption........................................     (362,947)
  Repayment of beneficiaries' loans.........................                       (407,983)
  Interest on beneficiaries' accounts.......................                        133,475
  Net income................................................                        282,207
                                                                ---------        ----------
BALANCES AT JUNE 30, 1997...................................       60,856         1,092,698
  Interest on beneficiaries' accounts (Unaudited)...........                         53,668
  Net income (Unaudited)....................................                        297,726
                                                                ---------        ----------
BALANCES AT SEPTEMBER 30, 1997 (Unaudited)..................    $  60,856        $1,444,092
                                                                =========        ==========

                       See notes to financial statements.

                                 SCS UNIT TRUST

                            STATEMENTS OF CASH FLOWS

                                    A$                                                                                   US$
                                                                                                   A$                   THREE
                                PERIOD FROM               A$                                  THREE MONTHS             MONTHS
                              OCTOBER 1, 1994     YEAR ENDED JUNE 30,     YEAR ENDED       ENDED SEPTEMBER 30,          ENDED
                                TO JUNE 30,     -----------------------    JUNE 30,     -------------------------   SEPTEMBER 30,
                                   1995           1996         1997          1997          1996          1997           1997
                              ---------------   ---------   -----------   -----------   -----------   -----------   -------------
                                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net Income................     $ 104,722      $ 682,151   $   388,769   $  282,207     $ 228,888     $ 410,147      $ 297,726
  Adjustments to reconcile
    net income to net cash
    provided by (used in)
    operating activities:
    Depreciation and
      amortization..........        20,624         55,193        79,431       57,659        11,305        12,705          9,223
    Interest expense on
      beneficiaries' loan
      accounts..............                       80,856       183,875      133,475        52,443        73,932         53,668
    (Gain) loss on sale of
      property and
      equipment.............                      (18,222)        2,273        1,650
    Equity in losses of
      affiliated trust......                                     90,216       65,488        22,554
    Allowance for investment
      in affiliated trust...                                    162,336      117,840
    Cash provided by (used
      in) operating working
      capital:
      Trade accounts
        receivable..........      (822,962)      (706,103)   (1,483,591)  (1,076,938)     (359,177)     (887,123)      (643,964)
      Unbilled revenue......                                   (690,217)    (501,029)     (185,650)      265,969        193,067
      Sundry debtors........       (29,600)        28,851      (159,054)    (115,457)      (68,070)      (85,629)       (62,158)
      Prepaid expenses and
        other current
        assets..............       (13,222)        (2,717)       (7,436)      (5,398)      (25,317)      (17,245)       (12,518)
      Other assets..........                                    (34,321)     (24,913)                       (573)          (416)
      Accounts payable......        34,175         83,882       603,545      438,113        68,251        64,518         46,834
      Accrued payroll and
        payroll taxes.......       434,708        308,627       878,461      637,675       120,041       154,854        112,408
      Other accrued
        expenses............                      105,334        13,549        9,835        36,212        24,930         18,097
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
        Net cash provided by
          (used in)
          operating
          activities........      (271,555)       617,852        27,836       20,207       (98,520)       16,485         11,967
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
INVESTING ACTIVITIES:
  Investment in affiliated
    trust...................                                   (280,000)    (203,253)     (100,000)
  Proceeds from sale of
    property and equipment..                       96,883         1,599        1,161
  Capital expenditures......      (100,406)      (108,227)     (123,117)     (89,371)      (45,428)      (16,485)       (11,967)
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
        Net cash used in
          investing
          activities........      (100,406)       (11,344)     (401,518)    (291,463)     (145,428)      (16,485)       (11,967)
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
FINANCING ACTIVITIES:
  Unit capital
    contributions...........           996                      577,996      419,567       577,996
  Unit capital
    redemptions.............                                   (499,996)    (362,947)     (499,996)
  Beneficiaries' loans......       556,847                      435,337      316,011       261,645
  Repayment of
    beneficiaries' loans....      (156,758)      (208,459)     (562,038)    (407,983)     (133,133)
  Borrowings (repayments) of
    unitholders' notes
    payable.................         7,243         (7,243)
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
        Net cash provided by
          (used in)
          financing
          activities........       408,328       (215,702)      (48,701)     (35,352)      206,512            --             --
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
NET INCREASE (DECREASE) IN
  CASH AND CASH
  EQUIVALENTS...............        36,367        390,806      (422,383)    (306,608)      (37,436)           --             --
CASH AND CASH EQUIVALENTS:
  Beginning of period.......                       36,367       427,173      310,085       427,173         4,790          3,477
                                 ---------      ---------   -----------   -----------    ---------     ---------      ---------
  End of period.............     $  36,367      $ 427,173   $     4,790   $    3,477     $ 389,737     $   4,790      $   3,477
                                 =========      =========   ===========   ===========    =========     =========      =========

                       See notes to financial statements.

                                 SCS UNIT TRUST

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- SCS Unit Trust (the "Trust") was formed on October 1, 1994, and operates as a professional software consulting practice specializing in implementations of software systems developed by SAP AG of Germany ("SAP"). The business of the Trust operates under the name of its trustee, Software Consulting Services Pty. Ltd. (the "Trustee") headquartered in Melbourne, Australia.

     Translation of Australian Dollar Statements to U.S. Dollar
Statements -- The financial statements of the Trust are stated in Australian dollars ("A$"), the currency of the country in which the Trust is incorporated and operates. The translation of A$ amounts into U.S. dollar ("US$") amounts as of June 30, 1997 and September 30, 1997 and for the periods ended June 30, 1997 and September 30, 1997 has been made solely for the convenience of readers in the United States of America and has been made at the rate of 1.378 (A$) to 1 (US$), the approximate rate of exchange at September 30, 1997. Such translation should not be construed as a representation that the A$ amounts could be converted into US$ at that or any other rate.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- Revenue is recognized as consulting services are performed. Any anticipated losses on fixed price consulting contracts are charged to earnings when identified. Accounts receivable represent only amounts billed and currently due from clients. Recoverable costs and accrued profit related to fixed price contracts, on which revenue has been recognized but billings have not been presented to the client, are included in unbilled revenue.

     Cash and Cash Equivalents -- The Company's cash equivalents consist of liquid instruments purchased with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation for computer equipment, office equipment and furniture and fixtures is computed using the declining balance method at rates of 60%, 30% and 20%, respectively. Leasehold improvements are amortized using the declining balance method at a rate of 40%.

     Investments -- The Trust has a 40% investment in the TCS Discretionary Unit Trust ("TCS"). Through its investment in TCS, the Trust effectively owns 28% of the ASAP Discretionary Unit Trust ("ASAP"), which is in the business of marketing and implementing SAP software for middle-market companies. The Trust's investment in TCS is accounted for using the equity method of accounting.

     Beneficiaries' Loan Accounts -- The beneficiaries of the Trust are the holders of the Trust's unit capital, are entitled to receive the income of the Trust and are paid interest on their loan balances at the discretion of the directors of the Trustee. Profit is allocated to the unitholders at the end of each fiscal year and is credited to the beneficiaries' accounts. The unitholders provide funding to the Trust, which is repayable at call. Interest is calculated on the unpaid balance of the beneficiaries' loan accounts at a rate approved by the directors of the Trustee, which was 15% for 1995, 1996 and 1997.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable, the carrying values of which are reasonable estimates of their fair values due to their short-term maturities or current interest rates.

                                 SCS UNIT TRUST

     Income Taxes -- Under current income tax legislation, the Trustee and the Trust are not subject to income tax, provided the unitholders are presently entitled to the net income of the Trust for taxation purposes. Accordingly, no income tax expense has been recorded in the financial statements.

     Interim Financial Information -- The interim financial statements as of September 30, 1997, and for the three months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                             A$                US$
                                                          JUNE 30,
                                                    ---------------------    JUNE 30,
                                                      1996        1997         1997
                                                    --------    ---------    --------
Computer equipment and software...................  $ 71,190    $ 145,401    $105,546
Furniture, fixtures and equipment.................    34,244       73,010      52,998
Leasehold improvements............................                  5,054       3,669
                                                    --------    ---------    --------
Total.............................................   105,434      223,465     162,213
Less accumulated depreciation and amortization....   (46,439)    (124,656)    (90,488)
                                                    --------    ---------    --------
          Property and equipment -- net...........  $ 58,995    $  98,809    $ 71,725
                                                    ========    =========    ========

     Depreciation and amortization expense charged to operations was A$55,193 and A$79,431 (US$57,659) for the years ended June 30, 1996 and 1997, respectively.

3. OVERDRAFT FACILITY

     The Trust has a A$900,000 (US$653,310) bank overdraft facility agreement. A debenture charge over the assets of the trust and the trustee and a deed of subordination over the beneficiaries' loan accounts of $1,200,000 serves as collateral for borrowings under the facility. The facility bears interest at the bank's overdraft interest rate plus 0.4%. At June 30, 1997, the interest rate was 9.85%.

     Approximately A$444,000 (US$322,300) was outstanding under the facility at June 30, 1997. No borrowings were outstanding at June 30, 1996.

                                 SCS UNIT TRUST

4. LEASE COMMITMENTS

     The Trust leases office facilities and certain computer and office equipment under several noncancelable operating lease agreements. The agreements expire at various dates through the year 2001.

     Future minimum lease commitments under these operating leases at June 30, 1997, are as follows:

                                                            A$         US$
                                                         --------    --------
Year ending June 30:
  1998.................................................  $443,264    $321,765
  1999.................................................   286,660     208,086
  2000.................................................    37,182      26,990
  2001.................................................     2,457       1,784
                                                         --------    --------
                                                         $769,563    $558,625
                                                         ========    ========

     During the periods ended June 30, 1995, 1996 and 1997, rental expense under the various operating lease obligations totaled A$8,470, A$59,272 and A$333,505 (US$242,091), respectively, and is included in selling, general and administrative expense in the statements of income.

5. RELATED PARTY TRANSACTIONS

     The Trust is subcontracted by a unitholder of the Trust and an affiliated trust to provide software implementation services. Revenue included sales to a unitholder of the Trust for the period ended June 30, 1997, totaling A$4,193,598 (US$3,044,133). Sales to an affiliated trust for the periods ended June 30, 1996 and 1997, were A$132,825 and A$2,601,464 (US$1,888,403), respectively.

     Trade Accounts Receivables and Unbilled Revenue regarding the sales to a unitholder of the Trust at June 30, 1997 are A$650,310 (US$472,060) and A$504,802 (US$366,436), respectively.

     Receivables from an affiliated trust at June 30, 1996 and 1997 are A$132,825 and A$409,208 (US$297,044), respectively.

     Expenses include payments for consultants to a unitholder of the Trust for the period ended June 30, 1997 of A$256,888 (US$186,475) and a reimbursement of expenses by an affiliated trust for the same period of A$128,541 (US$93,308).

     Payables to a unitholder of the Trust for the period ended June 30, 1997 are A$145,970 (US$105,960).

     All of the transactions noted above were on terms and conditions no more favorable than the normal commercial terms and conditions applicable to the Trust and its affiliate.

6. INVESTMENT IN AFFILIATED TRUST

     At June 30, 1997, the Trust's equity investment in TCS exceeded the Trust's share of the net assets of TCS. This excess has resulted in a write-down of the carrying value of the investment as follows:

                                                                 A$         US$
                                                              --------    --------
Cost of investment in TCS...................................  $280,000    $203,253
Share of operating losses...................................    90,216      65,488
                                                              --------    --------
Equity accounted investment.................................   189,784     137,765
Allowance to reduce investment to estimated fair value......   162,336     117,840
                                                              --------    --------
Investment in affiliated trust..............................  $ 27,448    $ 19,925
                                                              ========    ========

                                 SCS UNIT TRUST

7. SUPERANNUATION

     Employees other than contractors participate in a superannuation plan, which is a mandatory retirement savings plan in Australia. Under the plan, employers must contribute 6% of the salary of eligible employees to the plan. The Trust does not sponsor a specific plan, and employees may contribute to the superannuation plan of their choice. There are no matching or discretionary contributions by the Trust.

8. CONCENTRATION OF CREDIT RISK

     Financial instruments that subject the Trust to potential concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Trust places its cash and cash equivalents and short-term investments in and limits the amount of credit exposure to one financial institution.

9. SUBSEQUENT EVENT

     In December 1997, the Trust entered into an agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Trust's assets and assumption of certain of its liabilities. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Software Innovators, Inc.:

     We have audited the accompanying balance sheets of Software Innovators, Inc. (the "Company") as of July 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Software Innovators, Inc. as of July 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19, 1997

                           SOFTWARE INNOVATORS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                  JULY 31,
                                                            --------------------    OCTOBER 31,
                                                              1996        1997         1997
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...............................  $163,053    $354,754     $505,310
  Accounts receivable.....................................   173,815     196,782      167,901
  Prepaid expenses and other current assets...............    50,014      18,549       17,841
                                                            --------    --------     --------
          Total current assets............................   386,882     570,085      691,052
PROPERTY AND EQUIPMENT -- Net.............................    60,545      69,986       67,096
                                                            --------    --------     --------
          TOTAL ASSETS....................................  $447,427    $640,071     $758,148
                                                            ========    ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable........................................  $ 10,202    $  4,052     $  8,167
  Current portion of capital lease obligation.............                 4,522        4,522
  Accrued expenses........................................    40,104     258,575      233,211
  Deferred income taxes...................................    56,832      45,545       17,506
                                                            --------    --------     --------
          Total current liabilities.......................   107,138     312,694      263,406
CAPITAL LEASE OBLIGATION, net of current portion..........                15,518       15,518
DEFERRED INCOME TAXES.....................................    11,184       6,306        6,306
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value -- 1,000 shares authorized,
     issued and outstanding; nonvoting common stock $1 par
     value -- 9,000 shares authorized, none outstanding...     1,000       1,000        1,000
  Additional paid-in capital..............................     9,000      35,882       35,882
  Retained earnings.......................................   325,855     272,421      439,786
Treasury stock, 450 shares and 250 shares, respectively,
  at cost.................................................    (6,750)     (3,750)      (3,750)
                                                            --------    --------     --------
          Total stockholders' equity......................   329,105     305,553      472,918
                                                            --------    --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $447,427    $640,071     $758,148
                                                            ========    ========     ========

                       See notes to financial statements.

                           SOFTWARE INNOVATORS, INC.

                            STATEMENTS OF OPERATIONS

                                                     YEAR ENDED            THREE MONTHS ENDED
                                                      JULY 31,                 OCTOBER 31,
                                               -----------------------   -----------------------
                                                  1996         1997         1996         1997
                                               ----------   ----------   ----------   ----------
                                                                         (UNAUDITED)  (UNAUDITED)
REVENUE......................................  $1,952,713   $2,981,802   $  610,147   $1,011,381
COST OF REVENUE..............................   1,262,822    1,948,546      364,393      504,670
                                               ----------   ----------   ----------   ----------
  Gross profit...............................     689,891    1,033,256      245,754      506,711
OPERATING EXPENSES:
  Selling, general and administrative........     501,181    1,100,335      135,356      237,449
  Depreciation and amortization..............      26,221       23,444        6,129        3,789
                                               ----------   ----------   ----------   ----------
          Total operating expenses...........     527,402    1,123,779      141,485      241,238
                                               ----------   ----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS................     162,489      (90,523)     104,269      265,473
OTHER INCOME:
  Interest income............................       6,440       17,231        2,736        4,181
  Other, net.................................       5,685        3,694        2,114        9,421
                                               ----------   ----------   ----------   ----------
          Total other income.................      12,125       20,925        4,850       13,602
                                               ----------   ----------   ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES............     174,614      (69,598)     109,119      279,075
INCOME TAX EXPENSE (BENEFIT):
  Current....................................       8,314                    67,474      139,749
  Deferred...................................      61,582      (16,164)     (23,827)     (28,039)
                                               ----------   ----------   ----------   ----------
          Total income tax expense
            (benefit)........................      69,896      (16,164)      43,647      111,710
                                               ----------   ----------   ----------   ----------
NET INCOME (LOSS)............................  $  104,718   $  (53,434)  $   65,472   $  167,365
                                               ==========   ==========   ==========   ==========

                       See notes to financial statements.

                           SOFTWARE INNOVATORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK     ADDITIONAL               TREASURY STOCK        TOTAL
                                      ---------------    PAID-IN     RETAINED   ----------------   STOCKHOLDERS'
                                      SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT       EQUITY
                                      ------   ------   ----------   --------   ------   -------   -------------
BALANCE, AUGUST 1, 1995.............  1,000    $1,000    $ 9,000     $221,137     450    $(6,750)    $224,387
  Net income........................                                  104,718                         104,718
                                      -----    ------    -------     --------    ----    -------     --------
BALANCE, JULY 31, 1996..............  1,000     1,000      9,000      325,855     450     (6,750)     329,105
  Reissuance of 200 shares of
     treasury stock.................                      26,882                 (200)     3,000       29,882
  Net loss..........................                                  (53,434)                        (53,434)
                                      -----    ------    -------     --------    ----    -------     --------
BALANCE, JULY 31, 1997..............  1,000     1,000     35,882      272,421     250     (3,750)     305,553
  Net income (Unaudited)............                                  167,365                         167,365
                                      -----    ------    -------     --------    ----    -------     --------
BALANCE, SEPTEMBER 30, 1997
  (UNAUDITED).......................  1,000    $1,000    $35,882     $439,786     250    $(3,750)    $472,918
                                      =====    ======    =======     ========    ====    =======     ========

                       See notes to financial statements.

                           SOFTWARE INNOVATORS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           THREE MONTHS ENDED
                                                     YEAR ENDED JULY 31,       OCTOBER 31,
                                                     -------------------   -------------------
                                                       1996       1997       1996       1997
                                                     --------   --------   --------   --------
OPERATING ACTIVITIES:
  Net income (loss)................................  $104,718   $(53,434)  $ 65,472   $167,365
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization.................    26,221     23,444      6,129      3,789
     Deferred income taxes.........................    61,582    (16,164)   (23,827)   (28,039)
     Cash provided by (used in) operating working
       capital:
       Accounts receivable.........................   (90,002)   (22,967)   (24,226)    28,881
       Prepaid expenses and other assets...........   (50,604)    31,465      3,310       (191)
       Accounts payable............................   (38,936)    (6,150)     3,066      4,115
       Accrued expenses............................   (14,820)   218,463     68,546    (25,364)
                                                     --------   --------   --------   --------
          Net cash provided by (used in) operating
            activities.............................    (1,841)   174,657     98,470    150,556
                                                     --------   --------   --------   --------
INVESTING ACTIVITIES:
  Proceeds from sale of equipment..................    10,000
  Capital expenditures.............................    (5,245)    (7,891)
                                                     --------   --------   --------   --------
          Net cash provided by (used in) investing
            activities.............................     4,755     (7,891)        --         --
                                                     --------   --------   --------   --------
FINANCING ACTIVITIES:
  Payments on capital lease obligation.............               (4,947)
  Proceeds from issuance of treasury stock.........               29,882
                                                     --------   --------   --------   --------
          Net cash provided by financing
            activities.............................        --     24,935         --         --
                                                     --------   --------   --------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     2,914    191,701     98,470    150,556
CASH AND CASH EQUIVALENTS:
  Beginning of period..............................   160,139    163,053    163,053    354,754
                                                     --------   --------   --------   --------
  End of year period...............................  $163,053   $354,754   $261,523   $505,310
                                                     ========   ========   ========   ========
SUPPLEMENTAL INFORMATION:
  Interest paid....................................  $     --   $  2,227   $     --   $     --
                                                     ========   ========   ========   ========
  Income taxes paid................................  $ 33,600   $     --   $     --   $     --
                                                     ========   ========   ========   ========
  Equipment financed through capital lease.........  $     --   $ 24,987   $     --   $     --
                                                     ========   ========   ========   ========

                       See notes to financial statements.

                           SOFTWARE INNOVATORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Software Innovators, Inc., an Arkansas corporation (the "Company"), provides computer and data processing consulting services to a variety of businesses and government agencies. The Company was incorporated in 1989 and operates primarily within the State of Arkansas.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company provides its services for fees that are primarily based on time and materials used to complete projects for clients. Accordingly, revenue is recognized as consulting services are performed.

     Cash Equivalents -- The Company's cash equivalents consist of liquid investments purchased with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 15 years. Leasehold improvements are amortized on the straight-line method over the primary term of the lease.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, accounts receivable, short-term debt and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to their short maturities or current interest rates.

     Deferred Income Taxes -- The Company provides for deferred income taxes under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

     Interim Financial Information -- The interim financial statements as of October 31, 1997, and for the three months ended October 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   JULY 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Computer and office equipment...............................  $ 77,082   $ 77,082
Furniture and fixtures......................................    27,165     27,165
Leasehold improvements......................................    17,415     46,700
                                                              --------   --------
Total.......................................................   121,662    150,947
Less accumulated depreciation and amortization..............    61,117     80,961
                                                              --------   --------
          Property and equipment -- net.....................  $ 60,545   $ 69,986
                                                              ========   ========

                           SOFTWARE INNOVATORS, INC.

3. INCOME TAXES

     The components of deferred income taxes in the accompanying balance sheets are as follows:

                                                                   JULY 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Deferred tax liabilities:
  Accounts receivable.......................................  $ 66,554   $ 75,348
  Accumulated depreciation and amortization.................    11,184      6,308
  Other.....................................................     9,543      1,884
                                                              --------   --------
                                                                87,281     83,540
Deferred tax assets -- accrued vacation and other
  expenses..................................................   (19,265)   (31,688)
                                                              --------   --------
Net deferred tax liabilities................................  $ 68,016   $ 51,852
                                                              ========   ========

     The provisions for income taxes in the financial statements differ from the amounts determined by applying the federal statutory rate of 34% to earnings
(loss) before income taxes. The reconciling items and amounts as of July 31 are as follows:

                                                                1996       1997
                                                              --------   --------
Provision (benefit) at statutory rate.......................  $ 59,369   $(25,348)
Permanent differences.......................................     3,036     12,382
State taxes, net of federal benefits........................     7,491     (3,198)
                                                              --------   --------
                                                              $ 69,896   $(16,164)
                                                              ========   ========

4. LEASE COMMITMENTS

     The Company leases office space and certain equipment and vehicles under several noncancelable operating lease agreements that expire at various dates through June 2000. Future minimum lease payments under these agreements at July 31, 1997, are as follows:

Year Ending July 31:
  1998....................................................  $ 62,338
  1999....................................................    32,841
  2000....................................................    11,772
                                                            --------
                                                            $106,951
                                                            ========

     The Company incurred lease expense of $47,116 and $57,396 in fiscal 1996 and fiscal 1997, respectively, which is included in selling, general and administrative expense in the statements of operations.

                           SOFTWARE INNOVATORS, INC.

     The Company is leasing a telephone system under a capital lease that extends through May 2001. Future minimum rental payments required under this noncancelable lease at July 31, 1997 are as follows:

Year ending July 31:
  1998......................................................  $ 6,303
  1999......................................................    6,303
  2000......................................................    6,303
  2001......................................................    5,251
                                                              -------
                                                               24,160
Less amounts representing interest..........................    4,120
                                                              -------
Capital lease obligation at July 31, 1997...................   20,040
Less current portion........................................    4,522
                                                              -------
Capital lease obligation, long-term.........................  $15,518
                                                              =======

5. EMPLOYEE BENEFIT PLANS

     The Company has established a 401(k) plan effective January 1, 1997, for all employees who have attained the age of 21 and completed at least one year of service. Each plan participant can contribute up to the maximum amount allowed by the Internal Revenue Code to the plan through payroll deductions. The Company's matching contribution to the plan is discretionary and is determined each year by the Board of Directors. The employee's vested percentage regarding the Company's matching contribution varies according to years of service. The Company's expense for contributions to the plan was $15,256 during fiscal 1997. No contributions were made by the Company in fiscal 1996.

6. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits.

     For the years ended July 31, 1996 and 1997, programming and consulting services to one customer accounted for approximately 63% and 62%, respectively, of the Company's total revenues. This customer accounted for approximately 44% and 68% of the outstanding accounts receivable balance at July 31, 1996 and 1997, respectively.

7. SUBSEQUENT EVENT

     In December 1997, the stockholders of the Company entered into a definitive agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's outstanding common stock. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Zelo Group, Inc.:

     We have audited the accompanying balance sheet of Zelo Group, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholder's deficit and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Zelo Group, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
December 19, 1997

                                ZELO GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   3,014        $      --
  Trade accounts receivable.................................      35,337          151,011
  Prepaid expenses and other current assets.................         800              600
                                                               ---------        ---------
          Total current assets..............................      39,151          151,611
PROPERTY AND EQUIPMENT -- Net...............................      18,878          118,943
OTHER ASSETS................................................       1,400            4,028
                                                               ---------        ---------
          TOTAL ASSETS......................................   $  59,429        $ 274,582
                                                               =========        =========

                           LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
  Current maturities of notes payable.......................   $ 145,000        $ 130,000
  Current obligations under capital leases..................                       25,342
  Line of credit............................................      47,282          106,285
  Accounts payable and accrued liabilities..................      29,817           93,177
  Deferred revenue..........................................                       26,824
                                                               ---------        ---------
          Total current liabilities.........................     222,099          381,628
OBLIGATIONS UNDER CAPITAL LEASES -- Less current
  portion...................................................                       55,329
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S DEFICIT:
  Common stock, no par value -- 25,000 shares authorized;
     2,500 shares issued and outstanding....................       5,000            5,000
  Accumulated deficit.......................................    (167,670)        (167,375)
                                                               ---------        ---------
          Total stockholder's deficit.......................    (162,670)        (162,375)
                                                               ---------        ---------
          TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT.......   $  59,429        $ 274,582
                                                               =========        =========

                       See notes to financial statements.

                                ZELO GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED
                                                          YEAR ENDED           SEPTEMBER 30,
                                                         DECEMBER 31,    --------------------------
                                                             1996           1996           1997
                                                         ------------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
REVENUE................................................   $1,081,694      $861,811       $855,883
COST OF REVENUE........................................      729,760       494,362        430,857
                                                          ----------      --------       --------
  Gross profit.........................................      351,934       367,449        425,026
OPERATING EXPENSES:
  Selling, general and administrative..................      374,468       367,986        394,820
  Depreciation and amortization........................       11,534         8,651         12,974
                                                          ----------      --------       --------
          Total operating expenses.....................      386,002       376,637        407,794
                                                          ----------      --------       --------
INCOME (LOSS) FROM OPERATIONS..........................      (34,068)       (9,188)        17,232
OTHER EXPENSE -- Interest..............................      (12,473)       (9,477)       (16,937)
                                                          ----------      --------       --------
NET INCOME (LOSS)......................................   $  (46,541)     $(18,665)      $    295
                                                          ==========      ========       ========

                       See notes to financial statements.

                                ZELO GROUP, INC.

                      STATEMENTS OF STOCKHOLDER'S DEFICIT

                                                     COMMON STOCK                         TOTAL
                                                   ----------------    ACCUMULATED    STOCKHOLDER'S
                                                   SHARES    AMOUNT      DEFICIT         DEFICIT
                                                   ------    ------    -----------    -------------
BALANCE, JANUARY 1, 1996.........................  2,500     $5,000     $(121,129)      $(116,129)
  Net loss.......................................                         (46,541)        (46,541)
                                                   -----     ------     ---------       ---------
BALANCE, DECEMBER 31, 1996.......................  2,500      5,000      (167,670)       (162,670)
  Net income (Unaudited).........................                             295             295
                                                   -----     ------     ---------       ---------
BALANCE, SEPTEMBER 30, 1997 (Unaudited)..........  2,500     $5,000     $(167,375)      $(162,375)
                                                   =====     ======     =========       =========

                       See notes to financial statements.

                                ZELO GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                                         YEAR ENDED           SEPTEMBER 30,
                                                        DECEMBER 31,    --------------------------
                                                            1996           1996           1997
                                                        ------------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)..................................    $ (46,541)      $ (18,665)     $     295
  Adjustments to reconcile net income (loss) to net
     cash used in operating activities:
     Depreciation and amortization...................       11,534           8,651         12,974
     Cash provided by (used in) operating working
       capital:
       Accounts receivable...........................       86,224          50,275       (115,674)
       Prepaid expenses and other current assets.....         (400)            200         (2,427)
       Accounts payable and accrued liabilities......     (148,373)       (144,821)        63,360
       Deferred revenue..............................                                      26,824
                                                         ---------       ---------      ---------
          Net cash used in operating activities......      (97,556)       (104,360)       (14,648)
                                                         ---------       ---------      ---------
INVESTING ACTIVITIES -- Capital expenditures.........      (13,867)         (3,500)       (22,691)
                                                         ---------       ---------      ---------
FINANCING ACTIVITIES:
  Borrowings (payments) on notes payable.............       95,000         110,000        (15,000)
  Payments on capital lease obligations..............                                      (9,677)
  Net borrowings from line of credit.................       19,437           6,628         59,002
                                                         ---------       ---------      ---------
          Net cash provided by financing
            activities...............................      114,437         116,628         34,325
                                                         ---------       ---------      ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....        3,014           8,768         (3,014)
CASH AND CASH EQUIVALENTS:
  Beginning of period................................                                       3,014
                                                         ---------       ---------      ---------
  End of period......................................    $   3,014       $   8,768      $      --
                                                         =========       =========      =========
SUPPLEMENTAL INFORMATION:
  Interest paid......................................    $   7,106       $   4,111      $  16,187
                                                         =========       =========      =========
  Income taxes paid..................................    $      --       $      --      $      --
                                                         =========       =========      =========
  Equipment financed through capital leases..........    $      --       $      --      $  90,349
                                                         =========       =========      =========

                       See notes to financial statements.

                                ZELO GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Zelo Group, Inc., a California corporation (the "Company"), provides document management services using digital scanning equipment to store documents on compact disc. The Company also provides system integration services for complex document management systems to various customers primarily in the legal and medical professions. The Company was incorporated in 1992 and is headquartered in Ventura, California.

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition -- The Company provides its services for fees that are primarily based on time and materials used to complete projects for clients. Accordingly, revenue is recognized as services are performed.

     Cash Equivalents -- The Company's cash equivalents consist of liquid investments purchased with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided principally using straight-line methods over the estimated useful lives of the individual assets of five years. Amortization is computed on a straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter.

     Financial Instruments -- The Company's financial instruments consist of cash and cash equivalents, accounts receivable, short-term debt and accounts and notes payable, the carrying values of which are reasonable estimates of their fair values due to their short-term maturities or current interest rates.

     Income Taxes -- The Company is a Subchapter S Corporation and, accordingly, is not subject to corporate-level federal income tax. Income generated by the Company is taxed to the stockholder. Accordingly, no income tax expense has been recorded in the financial statements.

     Interim Financial Information -- The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Computers, equipment and software...........................    $39,233
Furniture, fixtures and equipment...........................     18,438
                                                                -------
Total.......................................................     57,671
Less accumulated depreciation and amortization..............     38,793
                                                                -------

          Property and equipment -- net.....................    $18,878
                                                                =======

                                ZELO GROUP, INC.

3. SHORT-TERM BORROWINGS

     The Company has a $175,000 line of credit facility with a commercial bank for working capital requirements. Borrowings under this facility bear interest at a rate of 13% per annum and are due on demand.

     The Company has promissory notes payable to Madision Management Company in the aggregate original principal amount of $150,000, with an aggregate balance of $145,000 at December 31, 1996. The notes have no scheduled repayment terms, bear interest at rates ranging from 8.75% to 12% per annum and mature on March 31, 1998.

4. OPERATING LEASES

     The Company leases various equipment and its office facility under noncancelable operating lease arrangements extending through 2001. Rental expense was $24,230 for the year ended December 31, 1996, and is included in selling, general and administrative expense in the statements of operations.

     Minimum future lease payments under noncancelable operating leases at December 31, 1996 are as follows:

Year ending December 31:
  1997....................................................  $ 92,919
  1998....................................................   141,436
  1999....................................................    96,364
  2000....................................................    90,145
  2001....................................................    39,067
                                                            --------
          Total...........................................  $459,931
                                                            ========

     In March 1997, the Company began leasing computer equipment under capital lease arrangements extending through 2001. Future minimum lease payments required under these noncancelable leases are as follows:

Year ending December 31:
  1997....................................................  $ 24,687
  1998....................................................    34,623
  1999....................................................    23,436
  2000....................................................    21,198
  2001....................................................     7,699
                                                            --------
          Total...........................................  $111,643
                                                            ========

6. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Document management services to three major customers accounted for an aggregate of approximately 44% of the Company's total revenue for the year ended December 31, 1996. These customers accounted for an aggregate of approximately 53% of the outstanding accounts receivable balance at December 31, 1996.

7. SUBSEQUENT EVENT

     In December 1997, the stockholder of the Company entered into an agreement with BrightStar Information Technology Group, Inc. ("BrightStar") for the acquisition by BrightStar of all the Company's outstanding common stock. The consummation of the acquisition is contingent upon BrightStar's initial public offering of its common stock.

                               BIT INVESTORS, LLC

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   425,780
  Interest receivable.......................................          647
                                                              -----------
          Total current assets..............................      426,427
PROPERTY AND EQUIPMENT -- Net...............................        3,933
DEFERRED OFFERING COSTS.....................................      351,086
                                                              -----------
TOTAL ASSETS................................................  $   781,446
                                                              ===========
LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   344,125
  Accrued payroll...........................................        1,271
  Short-term borrowings.....................................      490,000
                                                              -----------
          Total current liabilities.........................      835,396
MEMBERS' DEFICIT............................................      (53,950)
                                                              -----------
TOTAL LIABILITIES AND MEMBERS' DEFICIT......................  $   781,446
                                                              ===========

           See notes to unaudited consolidated financial statements.

                               BIT INVESTORS, LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                  PERIOD FROM
                                                                 MAY 1, 1997 TO
                                                               SEPTEMBER 30, 1997
                                                               ------------------
REVENUE.....................................................      $        --
COST OF REVENUE.............................................
                                                                  -----------
  Gross profit..............................................
OPERATING EXPENSES:
  Selling, general and administrative.......................           63,883
  Compensation expense......................................        3,606,720
  Depreciation and amortization.............................               67
                                                                  -----------
          Total operating expenses..........................        3,670,670
                                                                  -----------
LOSS FROM OPERATIONS........................................       (3,670,670)
                                                                  -----------
NET LOSS....................................................      $(3,670,670)
                                                                  ===========

           See notes to unaudited consolidated financial statements.

                               BIT INVESTORS, LLC

                   CONSOLIDATED STATEMENT OF MEMBERS' DEFICIT
                                  (UNAUDITED)

                                                       ADDITIONAL                       TOTAL
                                                       CONTRIBUTED    ACCUMULATED     MEMBERS'
                                             AMOUNT      CAPITAL        DEFICIT        DEFICIT
                                             ------    -----------    -----------    -----------
Original capital contributed...............   $100     $    9,900     $        --    $    10,000
Issuance of common stock of BITG...........             3,606,720                      3,606,720
Net loss...................................                            (3,670,670)    (3,670,670)
                                              ----     ----------     -----------    -----------
Balance, September 30, 1997................   $100     $3,616,620     $(3,670,670)   $   (53,950)
                                              ====     ==========     ===========    ===========

           See notes to unaudited consolidated financial statements.

                               BIT INVESTORS, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                  PERIOD FROM
                                                                 MAY 1, 1997 TO
                                                               SEPTEMBER 30, 1997
                                                               ------------------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..................................................      $(3,670,670)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................               67
     Compensation expense...................................        3,606,720
     Cash provided by (used in) operating working capital:
       Interest receivable..................................             (647)
       Accounts payable and accrued liabilities.............          345,396
       Deferred offering costs..............................         (351,086)
                                                                  -----------
          Net cash used in operating activities.............          (70,220)
                                                                  -----------
INVESTING ACTIVITIES -- Capital expenditures................           (4,000)
                                                                  -----------
FINANCING ACTIVITIES:
  Short-term borrowings.....................................          490,000
  Member contributions......................................           10,000
                                                                  -----------
          Net cash provided by financing activities.........          500,000
                                                                  -----------
INCREASE IN CASH AND CASH EQUIVALENTS.......................          425,780
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................               --
                                                                  -----------
  End of period.............................................      $   425,780
                                                                  ===========
SUPPLEMENTAL INFORMATION:
  Interest paid.............................................      $        --
                                                                  ===========
  Income taxes paid.........................................      $        --
                                                                  ===========

           See notes to unaudited consolidated financial statements.

                               BIT INVESTORS, LLC

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND BUSINESS

     BIT Investors, LLC, a Texas limited liability company ("BITI" or the "Company"), was founded in May 1997 to create a single-source provider of a wide range of IT services to Fortune 1000 organizations. The Company has entered into a share exchange agreement with BrightStar Information Technology Group, Inc. ("BrightStar") and senior management of BrightStar to exchange (the "Share Exchange") all outstanding common stock of BIT Group Services, Inc., a Texas corporation and a wholly owned subsidiary of BITI ("BITG"), for BrightStar common stock ("Common Stock"). BrightStar has entered into agreements to acquire (the "Acquisitions") all of the common stock or substantially all the net assets of seven established IT service providers (the "Founding Companies") concurrently with the Share Exchange and the completion of an initial public offering (the "Offering") of Common Stock. BrightStar was formed in October 1997 as a wholly owned subsidiary of BITG.

     The accompanying consolidated financial statements include the accounts of BITI and BITG. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company has not conducted any operations, other than payment of salary to certain officers, and all activities to date have related to the Offering and the Acquisitions. The Company's cash balances were provided from advances from its members. The Company is dependent upon the Offering to execute the pending Acquisitions. There is no assurance that the pending Acquisitions or the Offering will be completed or that the Company will be able to generate future operating revenue.

     These interim financial statements as of September 30, 1997, and for the period from May 1, 1997 (date of inception) to September 30, 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management of BITI, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results to be achieved for the entire fiscal year.

2. SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Use of Estimates -- The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents -- The Company's cash equivalents consist of liquid financial instruments with original maturities of three months or less.

     Property and Equipment -- The Company's various items of property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of primarily five years.

     Deferred Offering Costs -- The Company's deferred offering costs primarily consist of costs incurred for the Offering. These costs, which include legal, accounting and financial advisory fees, have been deferred and will be charged against the proceeds of the Offering.

3. STOCK COMPENSATION

     In July 1997, BITG issued 41,958 shares of common stock (which will be exchanged for 346,800 shares of BrightStar common stock in connection with the Offering) to certain members of management. In connection with these stock issuances, compensation expense totaling $3,606,720 was recognized during the period ended September 30, 1997.

                                  * * * * * *

===========================================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                          ---------------------------

                               TABLE OF CONTENTS

                                         Page
                                         ----
Prospectus Summary......................   3
Risk Factors............................   7
The Company.............................  13
Use of Proceeds.........................  16
Dividend Policy.........................  16
Capitalization..........................  17
Dilution................................  18
Selected Financial Information..........  19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  20
Business................................  26
Management Security Ownership of Certain
  Beneficial Owners and Management......  37
Certain Transactions....................  38
Description of Capital Stock............  41
Shares Eligible for Future Sale.........  43
Underwriting............................  45
Legal Matters...........................  47
Experts.................................  47
Additional Information..................  47
Index to Financial Statements........... F-1

                               ------------------
    Until                , 1998 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
===========================================================================


===========================================================================

                                3,750,000 SHARES

                                   BRIGHTSTAR
                                  INFORMATION
                                   TECHNOLOGY
                                  GROUP, INC.

                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                                           , 1998
                          ---------------------------

                                LEHMAN BROTHERS

                                CIBC OPPENHEIMER

                         RAUSCHER PIERCE REFSNES, INC.

===========================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimates except for the fees payable to the SEC.

SEC Registration Fee........................................  $   17,811
NASD Filing Fee.............................................       6,538
NASDAQ Listing Fee..........................................      35,880
Legal Fees and Expenses.....................................     600,000
Accounting Fees and Expenses................................     600,000
Blue sky fees and expenses (including counsel fees).........      10,000
Printing Costs..............................................     250,000
Transfer Agent and Registrar fees and expenses..............      10,000
Financial Advisory Fees.....................................   1,460,000
Miscellaneous...............................................     109,771
                                                              ----------
          Total.............................................  $3,100,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     BrightStar's Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of BrightStar against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of BrightStar or is or was serving at the request of BrightStar as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, BrightStar's Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to BrightStar and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to BrightStar or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

     The Company intends to purchase liability insurance policies covering directors and officers in certain circumstances.

     Under Section 8 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, BrightStar, its officers and directors, and persons who control BrightStar, within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is certain information concerning all sales of securities by BrightStar that were not registered under the Securities Act.

     Effective October 17, 1997, BrightStar issued and sold 100 shares of Common Stock to BITG for $1,000.

     Concurrently with the closing of the Offering and pursuant to the Share Exchange Agreement dated as of December 15, 1997, (i) the Company will issue to BITI an aggregate of 826,550 shares of Common Stock in exchange for all the shares of common stock of BITG held by BITI and (ii) the Company will issue up to an aggregate of 346,800 shares of Common Stock in exchange for all the shares of common stock of BITG held by members of BrightStar's management, as follows:
42,900 shares to George M. Siegel; 70,000 shares to Marshall G. Webb; 60,000 shares to Thomas A. Hudgins; 60,000 shares to Daniel M. Cofall; 60,000 shares to Michael A. Sooley; 33,900 shares to Tarrant Hancock; and 20,000 shares to Mark
D. Diggs. In connection with the Share Exchange, BrightStar assumed all obligations of the issuer pursuant to the MG Warrant, which provides for the purchase of up to 50,000 shares of Common Stock, at a per share exercise price equal to the lesser of $6.00 or 60% of the initial public offering price per share of the Common Stock (the "IPO Price"), and all obligations of the issuer pursuant to the BGCA Option, which provides for the purchase of up to a number of shares of Common Stock equal to the amount obtained by dividing $100,000 by the IPO Price, at an exercise price of $6.00 per share.

     Concurrently with the closing of the Offering, the Company will issue to SCS America, SCS Australia and the Stockholders of the other Founding Companies an aggregate of 2,415,385 shares of Common Stock in connection with the Acquisitions in consideration of substantially all the assets of SCS America and SCS Australia and all of the outstanding capital stock of the other Founding Companies.

     The sales and issuances of the securities by BrightStar, by BITG to BITI and to BrightStar's management and by BITI to its members, referenced above were or will be, as applicable, exempt from registration under the Securities Act pursuant to Section 4(2) thereof as transactions not involving any public offerings, with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof.

     See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Acquisitions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

         *1.1            -- Form of Underwriting Agreement.
         *3.1            -- Certificate of Incorporation.
          3.2            -- Bylaws.
         *4.1            -- Specimen Common Stock Certificates.
         *4.2            -- Share Exchange Agreement dated December 15, 1997 among
                            BrightStar, BITG, BITI and the holders of the outstanding
                            capital stock of BITG.
         *4.3            -- Warrant dated as of August 14, 1997 issued to McFarland,
                            Grossman and Company, Inc.
         *4.4            -- Option Agreement dated as of September 26, 1997 between
                            BrightStar and Brewer-Gruenert Capital Advisors, LLC.
         *5.1            -- Opinion of Chamberlain, Hrdlicka, White, Williams &
                            Martin as to the legality of the securities being
                            registered.

        *10.1            -- BrightStar 1997 Stock Option Plan.
         10.2            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of Brian
                            R. Blackmarr and Associates, Inc.
         10.3            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Integrated Controls, Inc.
         10.4            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Mindworks Professional Education Group, Inc.
         10.5            -- Agreement and Plan of Exchange by and among BrightStar,
                            Software Consulting Services America, LLC and the holders
                            of the outstanding ownership interests of Software
                            Consulting Services America, LLC.
         10.6            -- Agreement and Plan of Exchange by and among BrightStar
                            and Software Consulting Services Pty. Ltd. in its
                            capacity as Trustee of the Software Consulting Services
                            Unit Trust and the holders of all of the outstanding
                            ownership interests in the Software Consultants Unit
                            Trust.
         10.7            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Software Innovators, Inc.
         10.8            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holder of the outstanding capital stock of Zelo
                            Group, Inc. and Joel Rayden.
        *10.9            -- Form of Employment Agreement between BrightStar and
                            Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall,
                            George M. Siegel and Mark D. Diggs.
        *10.10           -- Form of Employment Agreement between Brian R. Blackmarr and Associates, Inc. and Brian R. Blackmarr.
         10.11           -- Letter Agreement dated August 14, 1997 between BITG and
                            McFarland, Grossman and Company, Inc.
         10.12           -- Letter Agreement dated September 26, 1997 between BITG
                            and Brewer-Gruenert Capital Advisors, LLC, and amended as
                            of December 15, 1997.
        *10.13           -- Loan Agreement dated October 15, 1997 between BITI and
                            BITG.
        *10.14           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Marshall G. Webb.
        *10.15           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Daniel M. Cofall.
        *10.16           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Thomas A. Hudgins.
        *10.17           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Michael A. Sooley.
        *21.1            -- List of Subsidiaries of the Company.
         23.1            -- Consent of Deloitte & Touche, LLP.
         23.2            -- Consent of Deloitte Touche Tohmatsu.
        *23.3            -- Consent of Chamberlain, Hrdlicka, White, Williams &
                            Martin (included in Exhibit 5.1).
         23.4            -- Consent of Brian R. Blackmarr to be named as a director.
        *24.1            -- Power of Attorney (included on the signature page
                            hereof).
        *27.1            -- Financial Data Schedule.

---------------

* To be filed by Amendment.

     (b) Financial Statement Schedules

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purposes of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 23, 1997.

                                            BRIGHTSTAR INFORMATION
                                            TECHNOLOGY GROUP, INC.

                                            By:    /s/ MARSHALL G. WEBB
                                             -----------------------------------
                                                      Marshall G. Webb
                                                        President and
                                                   Chief Executive Officer

     Each individual whose signature appears below constitutes and appoints George M. Siegel, Marshall G. Webb and Daniel M. Cofall, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

                /s/ GEORGE M. SIEGEL                     Chairman of the Board of       December 23, 1997
-----------------------------------------------------      Directors
                  George M. Siegel

                /s/ MARSHALL G. WEBB                     President, Chief               December 23, 1997
-----------------------------------------------------      Executive Officer,
                  Marshall G. Webb                         Director (Principal
                                                           Executive Officer)

                /s/ DANIEL M. COFALL                     Executive Vice                 December 23, 1997
-----------------------------------------------------      President, Chief
                  Daniel M. Cofall                         Financial Officer and
                                                           Treasurer (Principal
                                                           Financial and
                                                           Accounting Officer)

                                 EXHIBIT INDEX

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         *1.1            -- Form of Underwriting Agreement.
         *3.1            -- Certificate of Incorporation.
          3.2            -- Bylaws.
         *4.1            -- Specimen Common Stock Certificates.
         *4.2            -- Share Exchange Agreement dated December 15, 1997 among
                            BrightStar, BITG, BITI and the holders of the outstanding
                            capital stock of BITG.
         *4.3            -- Warrant dated as of August 14, 1997 issued to McFarland,
                            Grossman and Company, Inc.
         *4.4            -- Option Agreement dated as of September 26, 1997 between
                            BrightStar and Brewer-Gruenert Capital Advisors, LLC.
         *5.1            -- Opinion of Chamberlain, Hrdlicka, White, Williams &
                            Martin as to the legality of the securities being
                            registered.
        *10.1            -- BrightStar 1997 Stock Option Plan.
         10.2            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of Brian
                            R. Blackmarr and Associates, Inc.
         10.3            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Integrated Controls, Inc.
         10.4            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Mindworks Professional Education Group, Inc.
         10.5            -- Agreement and Plan of Exchange by and among BrightStar,
                            Software Consulting Services America, LLC and the holders
                            of the outstanding ownership interests of Software
                            Consulting Services America, LLC.
         10.6            -- Agreement and Plan of Exchange by and among BrightStar
                            and Software Consulting Services Pty. Ltd. in its
                            capacity as Trustee of the Software Consulting Services
                            Unit Trust and the holders of all of the outstanding
                            ownership interests in the Software Consultants Unit
                            Trust.
         10.7            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holders of the outstanding capital stock of
                            Software Innovators, Inc.
         10.8            -- Agreement and Plan of Exchange by and among BrightStar
                            and the holder of the outstanding capital stock of Zelo
                            Group, Inc. and Joel Rayden.
        *10.9            -- Form of Employment Agreement between BrightStar and
                            Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall,
                            George M. Siegel and Mark D. Diggs.
        *10.10           -- Form of Employment Agreement between Brian R. Blackmarr and Associates, Inc. and Brian R. Blackmarr.
         10.11           -- Letter Agreement dated August 14, 1997 between BITG and
                            McFarland, Grossman and Company, Inc.
         10.12           -- Letter Agreement dated September 26, 1997 between BITG
                            and Brewer-Gruenert Capital Advisors, LLC, and amended as
                            of December 15, 1997.
        *10.13           -- Loan Agreement dated October 15, 1997 between BITI and
                            BITG.
        *10.14           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Marshall G. Webb.
        *10.15           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Daniel M. Cofall.
        *10.16           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Thomas A. Hudgins.
        *10.17           -- Form of Stock Repurchase Agreement executed by and
                            between BrightStar and Michael A. Sooley.
        *21.1            -- List of Subsidiaries of the Company.
         23.1            -- Consent of Deloitte & Touche, LLP.

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         23.2            -- Consent of Deloitte Touche Tohmatsu.
        *23.3            -- Consent of Chamberlain, Hrdlicka, White, Williams &
                            Martin (included in Exhibit 5.1).
         23.4            -- Consent of Brian R. Blackmarr to be named as a director.
        *24.1            -- Power of Attorney (included on the signature page
                            hereof).
        *27.1            -- Financial Data Schedule.

---------------

* To be filed by Amendment.